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                                                                    EXHIBIT 10.1

PROSPECTUS

                                [BESI LOGO]

                        BE SEMICONDUCTOR INDUSTRIES N.V.

    (a public company with limited liability incorporated in the Netherlands with its statutory seat in Amsterdam)

                                (EURO)46,000,000
                         5.5% CONVERTIBLE NOTES DUE 2012
                                ISSUE PRICE: 100%

The (euro)46,000,000 5.5% convertible notes due 2012 (the "Notes") of BE Semiconductor Industries N.V. ("Besi" or "the Company" or "the Issuer") will, at any time on or after the Closing Date (as defined herein) (i) be convertible into ordinary shares ("Ordinary Shares") of the Issuer at a conversion price (the "Conversion Price") of (euro)5.125 per Ordinary Share, subject to adjustment in certain circumstances as described herein, to the extent of the Conversion Amount (as defined herein), and (ii) be redeemable in cash to the extent of the Cash Settled Amount (as defined herein), at the Redemption Price (as defined herein), provided that the sum of the Conversion Amount and the Cash Settled Amount in respect of each Note shall at all times equal (euro)50,000. The Issuer may at any time by notice to the holders of the Notes increase the Conversion Amount by an amount specified in such notice and reduce the Cash Settled Amount by an equal amount, provided that the sum of the Conversion Amount and the Cash Settled Amount in respect of each Note shall always equal
(euro)50,000. For a description of the rights attaching to the Ordinary Shares, see "Share Capital, Corporate Structure and Corporate Governance".

Interest on the Notes is payable semi-annually in arrear on 28 January and 28 July in each year, commencing on 28 July 2005. Principal and interest payments will be made subject to withholding for, and deduction of taxes required by law.

Unless previously redeemed, converted or purchased and cancelled, the Notes will be redeemed at 100% of their principal amount on 28 January 2012, but may be redeemed, in whole but not in part, at the option of the Issuer at their principal amount together with accrued and unpaid interest at any time after 28 January 2009, provided that within a period of thirty (30) consecutive Trading Days (as defined herein) ending fifteen (15) calendar days prior to the date on which the relevant notice of redemption is given to Noteholders, the official closing price of an Ordinary Share on Euronext Amsterdam for twenty (20) Trading Days, whether or not consecutive, shall have been at least 130% of the Conversion Price (as defined herein) deemed to be in effect on each of such Trading Days.

Application has been made to list the Notes on the Official Segment of the stock market of Euronext Amsterdam N.V. ("Euronext Amsterdam"). The existing issued Ordinary Shares are listed on Euronext Amsterdam and on the Nasdaq National Market ("Nasdaq"). The Issuer will apply for the Ordinary Shares issued upon conversion of any Notes to be admitted to listing on Euronext Amsterdam. The closing price of the Ordinary Shares on Euronext Amsterdam on 21 January 2005 was (euro)4.04 per Ordinary Share.

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Notes, nor the Ordinary Shares to be issued upon conversion of the Notes, have been or will be registered under the United States Securities Act of 1933, as amended (the "Securities Act") or with any securities regulatory authority of any state within the United States. The Notes are being offered in offshore transactions outside the United States in reliance on Regulation S ("Regulation S") under the Securities Act and, unless the Notes are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, may not be offered, sold or delivered within the United States or to or for the account or benefit of U.S. persons (as defined herein).

The Notes will be issued in registered form. The Notes will be registered in the name of Nederlands Instituut voor Giraal Effectenverkeer ("Euroclear Netherlands") or in the name of a participant in Euroclear Netherlands, and shall be subject to the provisions of the Netherlands Giro Securities Transactions Act (Wet Giraal Effectenverkeer) and the rules and procedures of Euroclear Netherlands. Clearance of the Notes on Euronext Amsterdam shall be effected through Clearnet S.A. (the securities clearing corporation of Euronext Amsterdam). The Notes have been accepted for delivery through Euroclear Netherlands, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"). Investors may only hold interests in the Notes through Euroclear or through Euroclear Netherlands Participants (as defined herein) (including Euroclear and Clearstream).

This Prospectus is a "prospectus" for the purposes of the rules and regulations of Euronext Amsterdam.

                        Sole Lead Manager and Bookrunner

                                 MORGAN STANLEY
25 JANUARY 2005

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                      THIS PAGE IS INTENTIONALLY LEFT BLANK

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                                TABLE OF CONTENTS

IMPORTANT INFORMATION                                                                                    2

DEFINITIONS                                                                                              4

SUMMARY                                                                                                  7

PRINCIPAL TERMS AND CONDITIONS OF THE NOTES                                                             10

BESI SUMMARY OPERATING AND FINANCIAL INFORMATION                                                        14

INVESTMENT CONSIDERATIONS                                                                               16

TERMS AND CONDITIONS OF THE NOTES                                                                       22

USE OF PROCEEDS                                                                                         42

CAPITALIZATION                                                                                          43

ORDINARY SHARE PRICE HISTORY                                                                            44

DIVIDENDS AND DIVIDEND POLICY                                                                           47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF BESI'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS            48

ACQUISITION OF DATACON                                                                                  59

BUSINESS                                                                                                62

MANAGEMENT AND EMPLOYEES                                                                                70

PRINCIPAL SHAREHOLDERS                                                                                  81

SHARE CAPITAL, CORPORATE STRUCTURE AND CORPORATE GOVERNANCE                                             82

TAXATION                                                                                                89

SUBSCRIPTION AND SALE                                                                                   94

ADDITIONAL INFORMATION                                                                                  96

SUMMARY OF CERTAIN DIFFERENCES BETWEEN IFRS AND U.S. GAAP                                               98

INDEX OF FINANCIAL INFORMATION DATACON                                                                 F-1

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                              IMPORTANT INFORMATION

GENERAL

Potential investors in the Notes are expressly advised that an investment in the Notes may involve financial risk and they should therefore carefully review the entire contents of this Prospectus.

The Issuer, having made all reasonable enquiries, confirms that, to the best of its knowledge and belief as at the date hereof, the information contained in this Prospectus is true and accurate and that there are no other facts the omission of which would, in the context of the issue of the Notes, make any statement in this Prospectus misleading in any material respect. The Issuer accepts responsibility for the accuracy and completeness of this Prospectus. Potential investors should not assume that the information contained in this Prospectus is accurate as of any date after the date on the front of the Prospectus.

The Prospectus does not constitute an offer of, or an invitation by or on behalf of the Issuer or Morgan Stanley to subscribe for, any of the Notes. The distribution of this Prospectus and the offering or sale of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus may come are required by the Issuer and Morgan Stanley to inform themselves about and to observe such restrictions. This Prospectus may not be used for or in connection with any offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful. For a description of certain further restrictions on offers and sales of Notes and distribution of this Prospectus, see "Subscription and Sale".

In connection with the offer of the Notes, Morgan Stanley (or any person acting for it) may effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there is no obligation on Morgan Stanley (or any agent of it) to engage in such stabilizing activity. Such stabilizing activity, if commenced, may be discontinued at any time, and must be discontinued 30 days after the initial announcement of the Offering on 12 January 2005. Stabilization transactions conducted on Euronext Amsterdam must be conducted by a member of Euronext Amsterdam and must be conducted in accordance with all applicable laws and regulations, including those of Euronext Amsterdam and Article 32 of the Further Regulation on the Behavioral Supervision of the Securities Trade 2002 (Nadere Regeling Gedragstoezicht 2002).

In making an investment decision, potential investors must rely on their own examination of the Issuer and the terms of the offering, including the merits and risks involved. Potential investors should not construe anything in this Prospectus as legal, business or tax advice. Each potential investor should consult its own advisers, as necessary, before making any investment decision and in order to determine whether or not such potential investor is legally permitted to purchase the Notes under applicable laws and regulations.

Morgan Stanley (as Lead Manager and Bookrunner) is acting exclusively for the Issuer and for no one else in relation to the issue and listing of the Notes and will not be responsible to anyone other than the Issuer for giving advice in relation to the Notes. Morgan Stanley, its associates or group companies may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving securities in, the Issuer.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of the Issuer or Morgan Stanley. Neither the delivery of this Prospectus nor any sale of Notes shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of the Issuer since the date hereof.

FINANCIAL AND STATISTICAL INFORMATION

Certain financial and statistical information in this Prospectus has been subject to rounding adjustments. Accordingly, the sum of certain data may not conform to the total.

FORWARD-LOOKING STATEMENTS

Certain information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. The Issuer and its representatives may also make forward-looking statements in materials delivered to holders of its securities, in press releases or in oral statements to security analysts, investors and others. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any

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historical or current fact. Words such as "anticipates", "believes", "expects",
"estimates", "intends", "plans", "projects", "could" and "may" or similar expressions may identify such forward-looking statements. The risk factors stated in "Investment Considerations" beginning on page 16, as well as any cautionary language in this Prospectus, identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends. Such forward-looking statements may relate to various matters, including, without limitation, the financing position, business, revenue, expenses, profitability, strategy, acquisitions, disposals, services, products and operating and capital requirements of the Issuer and expected trends in the industry in which it operates.

PRESENTATION OF FINANCIAL INFORMATION

This Prospectus should be read in conjunction with the audited consolidated financial statements of the Issuer for each of the three years ended 31 December 2001, 2002 and 2003 and the interim financial statements of the Issuer for the nine month periods ended 30 September 2003 and 2004 (which have not been audited by the Issuer's auditors), that in each case have been prepared in accordance with U.S. GAAP (as defined herein).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus incorporates by reference the following documents that are not presented in or delivered with this Prospectus but have been filed with or submitted to the Commission (as defined herein):

- the financial statements and notes included in Besi's Annual Report on Form 20-F for the fiscal year ended 31 December 2002;

- Besi's Annual Report on Form 20-F for the fiscal year ended 31 December 2003; and

-     Besi's Report of Foreign Private Issuer on Form 6-K filed 15 November
      2004;

copies of which are available through the Commission's electronic data gathering and retrieval system which is located at the Commission's website at www.sec.gov, and may be obtained, free of charge, by writing to the Company.

This Prospectus is qualified in its entirety by the more detailed information contained in these reports. Capitalized terms used and not otherwise defined herein are used herein as defined in Form 20-F for the financial year ended 31 December 2003, except as the context may otherwise require.

In addition, all documents or reports filed by Besi pursuant to Sections 13(a), 13(c) or 13(d) of the Exchange Act and, to the extent delivered with or as a supplement to this Prospectus, certain Reports on Form 6-K submitted to the Commission by Besi after the date of this Prospectus and prior to the completion of the offering contemplated hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing or submitting of such documents or reports, to the extent not superseded by documents or reports subsequently filed or submitted.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

INFORMATION ON DATACON

On 4 January 2005, the Company completed its acquisition of Datacon (as defined herein). In this Prospectus, Datacon is described independently and not as part of the Company or the Group (as defined hereafter). Similarly, financial information in relation to the Company included in the Prospectus does not include financial information in respect of Datacon. For a description of Datacon, see "Acquisition of Datacon" and "Index of Financial Information Datacon".

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                                   DEFINITIONS

AFM The Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten)

AGENCY AGREEMENT              The agreement to be dated on or before the Closing
                              Date and to be entered into between the Issuer and the Paying Agent and Conversion Agent relating to the Notes

ARTICLES OF ASSOCIATION       The articles of association of the Issuer, last
                              amended on 25 May 2004

BESI, THE ISSUER OR THE       BE Semiconductor Industries N.V.
COMPANY

BOARD OF MANAGEMENT           The board of management of the Issuer (Raad van
                              Bestuur)

CASH SETTLED AMOUNT           (euro)5,002.5, or such lesser amount pursuant to
                              any notice given by the Issuer as provided in "Terms and Conditions of the Notes - Condition
                              6(5)"

CLEARSTREAM                   Clearstream Banking, societe anonyme

CLOSING DATE                  28 January 2005

COMMISSION                    U.S. Securities and Exchange Commission

CONVERSION AMOUNT             (euro)44,997.5 (representing 8,780 Ordinary Shares
                              at the initial Conversion Price), or such greater amount pursuant to any notice given by the Issuer as provided in "Terms and Conditions of the Notes
                              - Condition 6(5)"

CONVERSION PRICE              (euro)5.125 per Ordinary Share, subject to
                              adjustment from time to time in accordance with the Terms and Conditions of the Notes as described in "Terms and Conditions of the Notes - Condition
                              6(13)"

CORPORATE GOVERNANCE CODE     The Dutch corporate governance code published on 9
                              December 2003 by the Corporate Governance
                              Committee chaired by Mr. M. Tabaksblat

DATACON                       Datacon Technology AG

EURIBOR Euro Interbank Offered Rate as at 11:00 CET on the date in question

EURO, EURO OR (euro)          The European currency introduced at the start of
                              the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended

EUROCLEAR                     Euroclear Bank S.A./N.V., as operator of the
                              Euroclear system

EUROCLEAR NETHERLANDS         Nederlands Centraal Instituut voor Giraal
                              Effectenverkeer B.V., the Dutch depositary and settlement institute

EUROCLEAR NETHERLANDS         a participant in Euroclear Netherlands
PARTICIPANTS                  (aangesloten instelling as defined in The
                              Netherlands Giro Securities Transaction Act (Wet giraal effectenverkeer)), including Euroclear and
                              Clearstream

EURONEXT AMSTERDAM            The Official Segment of the stock market of
                              Euronext Amsterdam

                              N.V., or as the context may require, Euronext Amsterdam N.V.

EXCHANGE ACT                  U.S. Securities Exchange Act of 1934, as amended

FICO Fico B.V., a wholly owned subsidiary of Besi, or any of its subsidiaries, as the case may be

FOUNDATION                    Stichting Continuiteit BE Semiconductor Industries

GENERAL MEETING OF            Shall comprise the actual general meeting of
SHAREHOLDERS                  shareholders of the Issuer or the corporate body
                              of the general shareholders' meeting, as the context may require

GROUP The Issuer and its subsidiaries and affiliated companies, taken as a whole, but excluding Datacon and its subsidiaries

IFRS                          International Financial Reporting Standards

LARGE COMPANY RULES           The provisions of Dutch law applicable to "large
                              companies", included in sections 2:153 et seq. of the Dutch Civil Code (structuurregeling)

LEAD MANAGER AND BOOKRUNNER   Morgan Stanley

MECO Meco International B.V., a wholly owned subsidiary of Besi, or any of its subsidiaries, as the case may be

MORGAN STANLEY                Morgan Stanley & Co. International Limited

NASDAQ                        The Nasdaq National Market

NOTES The(euro)46,000,000 5.5% convertible notes due 2012 to be issued by the Issuer on the Closing Date

ORDINARY SHAREHOLDERS         Holders of Ordinary Shares, from time to time

ORDINARY SHARES               Ordinary Shares in the share capital of the
                              Issuer, each with a nominal value of(euro)0.91

PAYING AGENT AND CONVERSION   ING Bank N.V., appointed under the terms of the
AGENT                         Agency Agreement

PREFERENCE SHAREHOLDERS       Holders of Preference Shares, from time to time,
                              when issued

PREFERENCE SHARES             The unissued preference shares in the share
                              capital of the Issuer, with a nominal value of(euro)0.91 each

REDEMPTION PRICE              Is defined in "Terms and Conditions of the Notes -
                              Condition 6(16)"

REGISTRAR                     ING Bank N.V., appointed under the terms of the
                              Agency Agreement

REGULATION S                  Regulation S under the Securities Act

SECURITIES ACT                U.S. Securities Act 1933, as amended

SHAREHOLDERS                  Ordinary Shareholders and/or Preference
                              Shareholders, as the case may be

SHARES Ordinary Shares and/ or Preference Shares, as the case may be

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STOCK OPTION PLAN             The stock option plans run by the Issuer, as
                              described in "Management and Employees - Stock Option Plans"

SUBSCRIPTION AGREEMENT        The subscription agreement dated 11 January 2005
                              and entered into between Morgan Stanley and the Issuer

SUPERVISORY BOARD             The supervisory board of the Issuer (Raad van
                              Commissarissen)

TRADING DAY                   A day on which Euronext Amsterdam is open for
                              business, but does not include a day on which no official closing price for Ordinary Shares on Euronext Amsterdam is reported

UNITED STATES                 The United States of America, its territories and
                              possessions, any State of the United States and the District of Columbia

U.S. GAAP                     General accepted accounting principles in the
                              United States

U.S. PERSON                   A person within the meaning of Regulation S under
                              the Securities Act

VLSI VLSI Research Inc., an independent research firm covering the semiconductor industry

                                     SUMMARY

The following summary is qualified in its entirety by the more detailed information, including "Terms and Conditions of the Notes", "Investment Considerations" and the financial statements, appearing elsewhere in this Prospectus or being referred to. This summary is not complete and does not contain all the information that a prospective investor should consider before making an investment decision with respect to the Notes.

THE COMPANY

Besi is a leading manufacturer of semiconductor packaging, plating and die handling equipment for both leadframe and array connect applications (source:
VLSI 2003). The Company designs and manufactures technologically advanced, high-performance equipment and integrated systems for the semiconductor industry's assembly process operations. The Company's equipment is used principally to produce semiconductor packages, which provide the electronic interface and physical connection between the chip and other electronic components and protect the chip from the external environment. The Company's innovative systems offer customers high productivity and improved yields of defect-free devices at a low total cost of ownership. The Company operates primarily through its wholly owned divisions. The Company conducts the molding systems and trim and form integration systems business through Fico. The Company conducts the plating systems and singulation systems business through Meco. The Besi die handling division, which was created by combining the Company's former RD Automation and Laurier subsidiaries, operates the Company's flip chip die attach systems and die sorting systems businesses.

The Company's customers are leading U.S., European and Asian semiconductor manufacturers and packaging subcontractors and include Agere, Amkor, ASE, AVX, Infineon, Micron, Motorola, NSEB, ON Semiconductor, Philips, Skyworks and STMicroelectronics. The Company's equipment performs critical functions in its customers' semiconductor assembly operations and in many cases represents a significant percentage of their installed base of packaging and plating equipment. The Company's business has benefited from close, long-term relationships with the Company's customers, many of whom have been purchasing the Company's equipment and services for over 30 years. The Company believes that these customer relationships have contributed to its attaining a leading position in each of the Company's principal product lines.

The Ordinary Shares are listed on Euronext Amsterdam (symbol: BESI) and on Nasdaq (symbol: BESI).

RECENT EVENTS

ACQUISITION OF DATACON

On 4 January 2005, the Company - partly through a subsidiary - completed the acquisition of 100% of the ordinary shares of Datacon for a total consideration of (euro)72.6 million, of which (euro)65 million was paid in cash and the remainder by the issue of 1,933,842 Ordinary Shares.

Datacon, a private company founded in 1986 and located in Radfeld, Austria, is a leading global manufacturer of flip chip bonding, multi chip die bonding and other related assembly equipment for the semiconductor and telecommunications industries (source: VLSI, 2003), with (euro)58.3 million reported revenue for the fiscal year ended 31 March 2004 and (euro)39.1 million for the six months ended 30 September 2004. The financial data in relation to Datacon included in this Prospectus has been prepared in accordance with IFRS. Reference is made to "Besi Summary Operating and Financial Information" and "Summary of Certain Differences between IFRS and U.S. GAAP".

Datacon's products provide a wide range of die bonding capabilities for the advanced packaging market, ranging from high precision single die attach to sophisticated multi chip, die and flip chip bonding applications. In addition, Datacon offers customers tailored solutions ranging from single machines to entire production lines with equipment integrated from third parties.

Datacon's largest customers are principally European and North American semiconductor manufacturers such as Epcos, Infineon, Bosch, STMicroelectronics, Skyworks and Fairchild as well as Asian assembly subcontractors such as Amkor, ASE and Chippac STATS.

Datacon has production facilities in Radfeld, Austria, Gyor, Hungary and Berlin, Germany and currently employs approximately 440 people. Datacon has an estimated installed base of approximately 1,500 machines at customer locations worldwide. See "Acquisition of Datacon".

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RESTRUCTURING

On 14 December 2004, Besi announced a restructuring of its operations focused principally on a workforce reduction of 81 employees at its Dutch packaging and tooling manufacturing operations in Duiven and Brunssum, the Netherlands, representing approximately 10% of total fixed headcount worldwide, as part of a plan to address the current downturn in the semiconductor industry. In addition, Besi announced that it will phase out approximately 50 temporary workers at the Duiven facility. A component of the restructuring will be the closing of Besi's tooling facility in Brunssum, the Netherlands in the first half of 2005. The workforce reductions are expected to occur during the first quarter of 2005.

Besi will take a restructuring charge in the fourth quarter ending 31 December 2004 to cover the estimated costs of this workforce reduction which the Company does not expect to exceed (euro)5.6 million. Furthermore, in the fourth quarter of 2004, Besi expects to incur a charge of up to (euro)1.7 million relating to the write down of certain inventories and work in progress, which would have the effect of reducing gross margins for the fourth quarter of 2004 by up to 5.5%.

THE OFFERING

SECURITIES OFFERED      (euro)46,000,000 principal amount of 5.5% convertible
                        notes due 2012

LISTING Application has been made to list the Notes on Euronext Amsterdam. The issued Ordinary Shares are listed on Euronext Amsterdam, as well as on Nasdaq. The Issuer will apply for the Ordinary Shares issued upon conversion of any Notes to be admitted to listing on Euronext Amsterdam and to be listed, quoted or dealt in on any other stock exchange or securities market on which the Ordinary Shares may then be listed or quoted or dealt in. See "Terms and Conditions of the Notes - Condition 9".

FIRST DAY OF OFFICIAL   Expected to be 28 January 2005
LISTING ON EURONEXT
AMSTERDAM

REGISTRAR, PAYING AGENT ING Bank N.V.
AND CONVERSION AGENT

DELIVERY Investors may only hold interests in the Notes through Euroclear Netherlands or through Euroclear Netherlands Participants (including Euroclear and Clearstream). The Notes have been accepted for delivery through Euroclear Netherlands, Euroclear and Clearstream.

                        Neither the Notes nor any of the Ordinary Shares issuable upon conversion of the Notes has been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, accordingly, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (within the meaning of Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

LOCK-UP ARRANGEMENTS    Subject to certain exceptions, the Issuer has agreed
                        that, without the prior written consent of Morgan
                        Stanley, it will not, subject to certain exceptions, during the period commencing on 11 January 2005 and ending 180 days after the Closing Date, directly or indirectly issue, offer, pledge, sell, contract to issue or sell, issue or sell any option or contract to purchase, purchase any option or contract to issue or sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Ordinary Shares whether any such swap or transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. See
                        "Subscription and Sale".

USE OF PROCEEDS         The aggregate net proceeds from the sale of the Notes,
                        after deduction of the underwriting commission and estimated expenses, are estimated to be approximately
                        (euro)43.5 million. These net proceeds will be used for general corporate purposes, including working capital and capital expenditures. In addition, Besi may choose to repay all or a portion of the credit facilities assumed upon completion of the acquisition of Datacon.
                        At 31 December 2004, net debt of Datacon aggregated
                        (euro)23.3 million. Pending such use, Besi intends to invest all or a portion of the net proceeds in short-term, interest-bearing instruments.

                   PRINCIPAL TERMS AND CONDITIONS OF THE NOTES

The following (subject to completion and amendment) are the principal terms and conditions of the Notes. These should be read in conjunction with, and are qualified in their entirety by, the Terms and Conditions of the Notes. See "Terms and Conditions of the Notes".

ISSUER                  BE Semiconductor Industries N.V.

NOTES (euro)46,000,000 5.5% Convertible Notes due 2012. The Notes are initially convertible partly into cash and partly into fully-paid Ordinary Shares, subject to the terms and conditions of the Notes. See "Terms and Conditions of the Notes - Condition 6(5)".

CLOSING DATE            The Notes will be issued on 28 January 2005.

ISSUE PRICE             100%.

FINAL MATURITY DATE     Unless previously redeemed, converted or purchased and
                        cancelled, the Notes will be redeemed at 100% of their principal amount on 28 January 2012.

FORM AND DENOMINATION   The Notes are in registered form. The Notes will be
                        registered in the name of Euroclear Netherlands or in the name of a Euroclear Netherlands Participant, and shall be subject to the provisions of the Netherlands
                        Giro Securities Transactions Act (Wet Giraal
                        Effectenverkeer) and the rules and procedures of Euroclear Netherlands. Rights in respect of the Notes registered in the name of Euroclear Netherlands or registered in the name of a Euroclear Netherlands
                        Participant take the form of co-ownership rights
                        (aandelen) in the collective depot (girodepot, as referred to in the Wet giraal effectenverkeer) of Notes.

                        The Notes have a denomination of (euro)50,000 each.

RANKING The Notes rank equal in right of payment with all other existing and future unsubordinated and unsecured indebtedness of the Issuer and will be senior in right of payment to all subordinated indebtedness of the Issuer.

                        In addition, the Notes will be effectively subordinated to all of the Company's future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and are and will be effectively subordinated to all of the existing and future indebtedness and other liabilities of the Company's subsidiaries.

                        See "Terms and Conditions of the Notes -- Condition 3".

NEGATIVE PLEDGE         The Notes have the benefit of a negative pledge. See
                        "Terms and Conditions of the Notes - Condition 4".

CROSS DEFAULT           The Notes have the benefit of a cross default. See
                        "Terms and Conditions of the Notes - Condition 10".

INTEREST RATE           5.5% per annum, payable semi-annually in arrear on 28
                        January and 28 July commencing on 28 July 2005.

                        Any Note that is converted will cease to bear interest at the end of the day immediately preceding the last due date for interest which precedes the date of such conversion. See

                        "Terms and Conditions of the Notes - Condition 5".

INITIAL CONVERSION      (euro)5.125 per Ordinary Share.
PRICE

                        The Conversion Price is subject to adjustment in the circumstances set out in the terms and conditions of the Notes. See "Terms and Conditions of the Notes - Condition 6".

CONVERSION              Each Note shall entitle the holder (such right a
                        "Conversion Right"): (i) to convert such Note to the extent of the Conversion Amount (as at the relevant
                        Conversion Date) into Ordinary Shares, and (ii) to redeem such Note to the extent of the Cash Settled
                        Amount (as at the relevant Conversion Date) of such Note at the Redemption Price (as defined in Condition 6
                        (16)).

                        Conversion Amount means, in respect of each Note for which the Conversion Right is exercised, (euro)44,997.5 (representing 8,780 Ordinary Shares at the initial Conversion Price), or such greater amount pursuant to any notice given by the Issuer as provided in "Terms and Conditions of the Notes - Condition 6(5)", provided that the aggregate amount of the Conversion Amount and the Cash Settled Amount in respect of each Note shall at all times equal (euro)50,000.

                        Cash Settled Amount means, in respect of each Note for which the Conversion Right is exercised, (euro)5,002.5, or such lesser amount pursuant to any notice given by the Issuer as provided in "Terms and Conditions of the Notes - Condition 6(5)", provided that the aggregate of the Cash Settled Amount and the Conversion Amount in respect of each Note shall at all times equal
                        (euro)50,000.

                        The Issuer may at any time by notice to the holders of the Notes increase the Conversion Amount by an amount specified in such notice and reduce the Cash Settled Amount by an equal amount, provided that the sum of the Conversion Amount and the Cash Settled Amount in respect of each Note shall always equal (euro)50,000. The Issuer will procure that a resolution will be proposed to the General Meeting of Shareholders to seek authority to grant the right to subscribe for Ordinary Shares in respect of a sufficient amount of Ordinary Shares for the Issuer to be able to satisfy Conversion Rights in full, at the first annual General Meeting of Shareholders after the issue date of the Notes and at each successive General Meeting of Shareholders thereafter until such a resolution is passed.

                        The Conversion Right in respect of a Note may be exercised, at the option of the holder on or after the Closing Date up to, and including, the close of business ten Trading Days prior to the Final Maturity Date or, if the Notes have been called for redemption prior to the Final Maturity Date, then up to and including the close of business ten Trading Days prior to the date for redemption.

                        The Initial Conversion Price is (euro)5.125 per Ordinary Share. The Conversion Price is subject to adjustment in the manner provided for in "Terms and Conditions of the Notes - Condition 6(13)".

                        Upon conversion of the Notes, Ordinary Shares will be delivered to Noteholders by way of book entry delivery through Euroclear Netherlands, or a Euroclear Netherlands Participant. Certificates in respect of Ordinary Shares will not be issued directly to Noteholders, and accordingly a converting Noteholder will, upon exercise of Conversion Rights, be required to specify an account with Euroclear Netherlands, or a Euroclear Netherlands Participant to be credited with Ordinary Shares issuable upon conversion.

                        If all of the Notes were to be converted (assuming no adjustment to the Conversion Price and no rounding for fractions), a maximum of 8,975,609 Ordinary Shares would be required to be issued, representing approximately 21% of the Issuer's outstanding share capital upon conversion, as at the date of this Prospectus.

RANKING OF ORDINARY     Ordinary Shares issued on conversion of the Notes will
SHARES                  be fully paid and will rank pari passu in all respects
                        with the fully paid Ordinary Shares in issue on the Conversion Date. See "Terms and Conditions of the Notes
                        - Condition 6".

FINAL REDEMPTION        Unless previously redeemed, converted or purchased and
                        cancelled, the Notes will be redeemed at their principal amount on 28 January 2012.

OPTIONAL REDEMPTION BY  The Issuer may at any time on or after 28 January 2009
THE ISSUER              redeem the Notes, in whole but not in part, at their
                        principal amount together with accrued and unpaid interest to the date of redemption, provided that, within a period of thirty (30) consecutive Trading Days ending within fifteen (15) calendar days prior to the date on which the relevant notice of redemption is given to Noteholders, the official closing price of an Ordinary Share on Euronext Amsterdam for twenty (20)
                        Trading Days, whether or not consecutive, shall have been at least 130% of the Conversion Price deemed to be in effect on each of such Trading Days.

                        The Issuer may at any time on or prior to 28 January 2012 redeem, in whole but not in part, the Notes at their principal amount together with accrued and unpaid interest to the date of redemption, if the aggregate principal amount of the Notes outstanding at such time is less than 15% of the aggregate principal amount of the Notes originally issued.

OPTIONAL REDEMPTION BY  In the event of a change of control of the Issuer, each
THE NOTEHOLDERS         holder of the Notes will have the right to require the
                        Issuer to redeem all of such holder's Notes at 100% of their principal amount, together with accrued and unpaid interest. See "Terms and Conditions of the Notes --
                        Condition 6(4)".

ABSENCE OF A PUBLIC     The Notes are new securities, and there is currently no
MARKET IN THE NOTES     established trading market for them. Accordingly, there
                        can be no assurance as to the development or liquidity of any market for any of the Notes. Besi does not intend to apply for a listing of the Notes on any securities exchange or to arrange for their quotation on any quotation system, other than the application to list the Notes on Euronext Amsterdam.

TAXATION Currently, the Netherlands does not impose any withholding of, or deduction for, taxes in respect of payments on the Notes prior to their conversion. In the event any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature is required by law, the Company will not be required to pay any additional amounts with respect to any such withholding or deduction to the holders of the Notes. See "Terms and Conditions of the Notes - Condition 8".

GOVERNING LAW           The Notes will be governed exclusively by Dutch law. See
                        "Terms and Conditions of the Notes - Condition 13".

REGISTRAR, PAYING AGENT ING Bank N.V.
AND CONVERSION AGENT

SALES RESTRICTIONS      There are restrictions on the offer and sale of the
                        Notes, inter alia, in the Netherlands, the United
                        States, the United Kingdom, Japan and Belgium. See
                        "Subscription and Sale".

SECURITY NUMBERS FOR    ISIN: NL0000116648
THE NOTES

                        Common code: 020851112

                        Fondscode: NL02085112

                BESI SUMMARY OPERATING AND FINANCIAL INFORMATION

Besi makes available annual reports in English containing consolidated financial statements of the Company prepared on the basis of U.S. GAAP, as well as statutory financial statements of Besi prepared in accordance with Dutch law, in each case relating to the preceding two fiscal years and accompanied by an opinion thereon by its independent public accountants. Besi also makes available unaudited interim financial information after the end of each quarter. Besi is exempt from the proxy rules of the Commission under the Exchange Act and is not required to solicit proxies or prepare proxy statements for shareholders' meetings.

This Prospectus should be read in conjunction with the audited consolidated financial statements of the Issuer for each of the three years ended 31 December 2001, 2002 and 2003, and the interim consolidated financial information of the Issuer for the nine month periods ended 30 September 2003 and 2004 (which have not been audited by the Issuer's auditors), that in each case have been prepared in accordance with U.S. GAAP.

The following summary consolidated financial data should be read in conjunction with the financial statements of the Issuer and the Notes. See "Important Information - Incorporation of certain documents by reference".

The financial information for Besi included in this Prospectus does not include financial information for Datacon. Financial information for Datacon - which reports under IFRS and not under U.S. GAAP - is included elsewhere in this Prospectus. See "Acquisition of Datacon" for a summary of consolidated financial data related to Datacon, and see "Index of Financial Information Datacon" for full financial statements of Datacon including footnotes related thereto.

                        BE SEMICONDUCTOR INDUSTRIES N.V.
                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                          NINE MONTHS ENDED 30
                                                         YEAR ENDED 31 DECEMBER                 SEPTEMBER
                                                 ------------------------------------   -------------------------
                                                                                           2003          2004
(Euro amounts in thousands except share and         2001         2002         2003      unaudited)    (unaudited)
per share data)                                  ----------   ----------   ----------   ----------    -----------
CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales                                           150,030       83,228       85,500       62,072         95,458
Cost of sales                                        96,253       55,849       63,345       43,502         64,508
                                                 ----------   ----------   ----------   ----------    ----------
Gross profit                                         53,777       27,379       22,155       18,570         30,950

Selling, general and administrative expenses         30,563       26,235       25,436       19,021         20,611
Research and development expenses                    15,446       12,470       13,564        9,745          9,327
Restructuring charges                                 8,306          786            -            -              -
Impairment of intangibles                                 -        3,302          287            -              -
Amortization of intangible assets                     3,848        2,591        2,522        1,896          1,852
                                                 ----------   ----------   ----------   ----------    ----------

Total operating expenses                             58,163       45,384       41,809       30,662         31,790

Operating loss                                       (4,386)     (18,005)     (19,654)     (12,092)          (840)
Interest income, net                                  4,240        3,395        2,815        2,132          1,512
                                                 ----------   ----------   ----------   ----------    ----------

Income (loss) before taxes and equity in loss
of affiliated companies and minority interest          (146)     (14,610)     (16,839)      (9,960)           672
Income taxes (benefit)                                  518        2,404       (3,292)      (1,683)           421
                                                 ----------   ----------   ----------   -----------   -----------

Income (loss) before equity in earnings (loss)
of affiliated companies and minority interest          (664)     (17,014)     (13,547)      (8,277)           251

Equity in loss of affiliated companies and
loss on sale of affiliated companies                (16,314)           -            -            -              -
Minority interest                                         -            3           50           29             29
                                                 ----------   ----------   ----------   ----------    -----------
`
Net income (loss)                                   (16,978)     (17,011)     (13,497)      (8,248)           280
                                                 ==========   ==========   ==========   ==========    ===========

Earnings (loss) per share
Basic                                                 (0.53)       (0.54)       (0.44)       (0.27)          0.01
Diluted                                               (0.53)       (0.54)       (0.44)       (0.27)          0.01

Weighted average number of shares used to
compute earnings (loss) per share
Basic                                            31,794,675   31,462,482   30,813,681   30,820,091     30,794,660
Diluted                                          31,794,675   31,462,482   30,813,681   30,820,091     30,874,353
                                                 ==========   ==========   ==========   ==========    ===========

CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents                           141,506      119,866      108,897      109,219        102,426
Working capital                                     177,121      157,612      138,437      143,971        146,698
Total assets                                        271,886      244,998      221,417      225,943        235,843
Long-term debt and capital leases, including
current portion                                      10,688        9,040        8,879        9,061         14,637
Total shareholders' equity                          228,302      200,488      183,506      189,779        183,869

CONSOLIDATED STATEMENTS OF CASH FLOW DATA
Capital expenditures                                  3,393        4,903       11,889       10,037          2,640
Depreciation of property, plant and equipment         4,495        4,135        3,947        2,797          3,282
Net cash provided by (used in) operating             14,942       (4,224)       5,296        1,874        (11,680)
activities
Net cash provided by (used in) investing             14,729       (8,719)     (11,796)      (9,773)        (2,573)
activities
Net cash provided by (used in) financing            (11,392)      (6,792)      (2,817)      (1,623)         7,795
activities                                       ==========   ==========   ==========   ==========    ===========

                            INVESTMENT CONSIDERATIONS

Prospective investors in the Notes should carefully consider the following considerations in addition to the other information presented in this Prospectus. The investment considerations set forth below are not intended to be exhaustive and there may be other factors that should be taken into account in relation to an investment in the Notes. The following important considerations, among others, could cause the Company's actual results to differ materially from those contained in forward-looking statements made in this report or presented elsewhere by management from time to time.

THE COMPANY'S NET SALES AND RESULTS OF OPERATIONS DEPEND IN SIGNIFICANT PART ON ANTICIPATED DEMAND FOR SEMICONDUCTORS, WHICH IS HIGHLY CYCLICAL, AND THE SEMICONDUCTOR MARKET HAS RECENTLY EXPERIENCED A SIGNIFICANT AND SUSTAINED DOWNTURN

Capital expenditures of the Company's customers for semiconductor manufacturing equipment depend on the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry is highly cyclical and has suffered significant economic downturns at various times. These downturns have involved periods of production overcapacity, oversupply, reduced prices and lower net sales, and have regularly been associated with dramatically reduced levels in capital expenditures for semiconductor facilities and equipment. Due to the lead times associated with the production of semiconductor equipment, a rise or fall in the level of sales of semiconductor equipment typically lags any downturn or recovery in the semiconductor market by approximately nine to twelve months. For example, according to trade association data, worldwide sales of all semiconductor products grew by more than 40% in 1995, while worldwide semiconductor sales in 2002 decreased by more than 30% as compared to 2000. This cyclicality has had and is expected to continue to have a direct effect on the Company's net sales, results of operations and backlog. Downturns in the industry can be severe and protracted and could again adversely affect the Company's net sales, results of operations and backlog.

THE COMPANY'S QUARTERLY NET SALES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY

The Company's quarterly net sales and operating results have varied in the past and may continue to fluctuate in the future. The Company believes that period-to-period comparisons of the Company's operating results are not necessarily indicative of future operating results. Factors that have caused the Company's operating results to fluctuate in the past and which are likely to affect the Company in the future include the following:

-     the volatility of the semiconductor industry;

- the length of sales cycles and lead-times associated with the Company's product offerings;

-     the timing, size and nature of the Company's transactions;

- the market acceptance of new products or product enhancements by the Company or the Company's competitors;

- the timing of new personnel hires and the rate at which new personnel become productive;

-     the changes in pricing policies by the Company's competitors;

-     the changes in the Company's operating expenses;

- the Company's ability to adjust production capacity on a timely basis to meet customer demand; and

-     the fluctuations in foreign currency exchange rates.

Because of these factors, investors should not rely on quarter-to-quarter comparisons of the Company's results of operations as an indication of future performance. In future periods, the Company's results of operations could differ from estimates of public market analysts and investors. Such discrepancy could cause the market price of the Company's securities to fall.

THE COMPANY'S BACKLOG AT ANY PARTICULAR DATE MAY NOT BE INDICATIVE OF THE COMPANY'S FUTURE OPERATING RESULTS

The Company's backlog amounted to (euro)45.1 million at 30 September 2004. In market downturns, semiconductor manufacturers historically have cancelled or deferred additional equipment purchases. For example, backlog decreased significantly in the third quarter of 2004 due to production and capital expenditure cutbacks initiated by the Company's customers during this period. The orders in the Company's backlog are subject to cancellation by the customer at any time upon payment of a negotiated charge. Because of the possibility of changes in delivery schedules, cancellations of orders and potential delays in product shipments, the Company's backlog at any particular date may not be representative of actual sales for any succeeding period.

The Company's current and future dependence on a small number of customers increases the revenue impact of each customer's delay or deferral activity. The Company's expense level in future periods will be based, in large part, on the Company's expectations regarding future revenue sources and, as a result, the Company's operating results for any given period in which material orders fail to occur, are delayed or deferred could vary significantly.

BECAUSE OF THE LENGTHY AND UNPREDICTABLE SALES CYCLE ASSOCIATED WITH THE COMPANY'S TRANSACTIONS, THE COMPANY MAY NOT SUCCEED IN CLOSING TRANSACTIONS ON A TIMELY BASIS, IF AT ALL, WHICH WOULD ADVERSELY AFFECT THE COMPANY'S NET SALES AND OPERATING RESULTS

Transactions for the Company's products often involve large expenditures as the average selling price for a substantial portion of the equipment the Company offers exceeds (euro)300,000. The sales cycles for these transactions are often lengthy and unpredictable. Factors affecting the sales cycle include:

-     customers' capital spending plans and budgetary constraints;

-     the timing of customers' budget cycles; and

-     customers' internal approval processes.

These lengthy sales cycles may cause the Company's net sales and results of operations to vary from period to period and it may be difficult to predict the timing and amount of any variations.

The Company may not succeed in closing such large transactions on a timely basis or at all, which could cause significant variability in the Company's net sales and results of operations for any particular period.

THE ACQUISITION OF DATACON MAY ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS. IN ADDITION, HISTORICAL FINANCIAL INFORMATION PROVIDED IN THIS PROSPECTUS IN RELATION TO THE COMPANY AND DATACON MAY NOT BE INDICATIVE OF FUTURE RESULTS OF OPERATIONS OF THE ENLARGED GROUP

The Company completed its acquisition of Datacon on 4 January 2005. The acquisition of Datacon is material to the Company based on Datacon's reported net sales of (euro)58.3 million for the fiscal year ended 31 March 2004 and
(euro)39.1 million for the six months ended 30 September 2004, as opposed to
(euro)85.5 million for the year ended 31 December 2003 and (euro)95.5 million for the nine months ended 30 September 2004 for the Company. The success of this acquisition will depend, in part, on the Company's ability to retain key personnel, and integrate the business of Datacon with the business of the Company. In addition, the integration efforts relating to the acquisition of Datacon may divert management attention from its day-to-day activities, disrupt the Company's ongoing operations, increase the Company's expenses and adversely impact the Company's results of operations, which could adversely affect the market price of the Ordinary Shares.

Datacon reports under IFRS and not under U.S. GAAP. In order to consolidate the financial figures of Datacon with those of the Company, Datacon must prepare its financial statements according to U.S. GAAP subsequent to the acquisition. The effects of this change in reporting standards for Datacon's future results of operations can not yet be established. The Company's results of operations in future periods may therefore substantially differ from the results of operations in historical periods and the results of operations for the Company and Datacon presented in this Prospectus may therefore not be indicative of the results of operations for future years, which could adversely affect the market price of the Ordinary Shares. For a summary of certain differences between IFRS and U.S. Gaap, see "Summary of Certain Differences between IFRS and U.S. GAAP".

A LIMITED NUMBER OF CUSTOMERS HAVE ACCOUNTED FOR A SIGNIFICANT PERCENTAGE OF THE COMPANY'S NET SALES, AND THE COMPANY'S FUTURE NET SALES COULD DECLINE IF THE COMPANY CANNOT KEEP OR REPLACE THESE CUSTOMER RELATIONSHIPS

Historically, a limited number of the Company's customers have accounted for a significant percentage of the Company's net sales. In 2003, the Company's three largest customers accounted for approximately 46% of the Company's net sales, with the largest customer accounting for approximately 31% of the Company's net sales. In the first nine months of 2004, the Company's three largest customers accounted for approximately 36% of the Company's net sales, with the largest customer accounting for approximately 19% of the Company's net sales. The Company anticipates that the Company's results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, the Company anticipates that the identity of such customers will continue to vary over time, so that the achievement of the

Company's long-term goals will require the maintenance of relationships with the Company's existing clients and obtaining additional customers on an ongoing basis. The Company's failure to enter into and realize revenue from a sufficient number of contracts during a particular period could have a significant adverse effect on the Company's net sales.

THE COMPANY MAY FAIL TO COMPETE EFFECTIVELY IN THE COMPANY'S MARKET

The Company faces substantial competition from established companies, based primarily in Japan, various other Pacific Rim countries and the United States, many of which have greater financial, engineering, manufacturing and marketing resources than the Company itself. The Company believes that once a semiconductor manufacturer has decided to buy semiconductor assembly equipment from a particular vendor, the manufacturer often continues to use that vendor's equipment in the future. Accordingly, it is often difficult to achieve significant sales to a particular customer once another vendor's products have been installed. Furthermore, some companies have historically developed, manufactured and installed back-end assembly equipment internally, and it may be difficult for the Company to sell its products to these companies.

Most of the Company's principal competitors on a worldwide basis are Japanese, which historically have dominated the Japanese market because Japanese semiconductor manufacturers typically purchase equipment from domestic suppliers. To date, the Company's sales to Japanese customers have been limited. The Company believes that the limited growth of the Japanese semiconductor industry in recent years has caused the Company's Japanese competitors to intensify their efforts to export their products to other areas of the world, particularly Asia. As a result, competition in these markets has become increasingly intense.

The Company believes that a decrease in the value of the Japanese yen or the U.S. dollar and dollar-linked currencies in relation to the euro could lead to intensified price-based competition in the Company's markets resulting in lower prices and margins and could have a negative impact on the Company's business and results of operations.

The Company believes that its ability to compete successfully in its markets depends on a number of factors both within and outside the Company's control, including:

-     price, product quality and system performance;

-     ease of use and reliability of the Company's products;

- manufacturing lead times, including the lead times of the Company's subcontractors;

-     cost of ownership;

-     success in developing or otherwise introducing new products; and

-     market and economic conditions.

THE COMPANY MUST INTRODUCE NEW PRODUCTS IN A TIMELY FASHION AND IS DEPENDENT UPON THE MARKET ACCEPTANCE OF THESE PRODUCTS

The Company's industry is subject to rapid technological change and new product introductions and enhancements. The success of the Company's business strategy and results of operations are largely based upon accurate anticipation of customer and market requirements. The Company's ability to implement the Company's overall strategy and remain competitive will depend in part upon the Company's ability to develop new and enhanced products and to introduce them at competitive price levels. The Company must also accurately forecast commercial and technical trends in the semiconductor industry so that its products provide the functions required by its customers and are configured to be used in its customers' facilities. The Company may not be able to respond effectively to technological changes or to specific product announcements by competitors. As a result, the introduction of new products embodying new technologies or the emergence of new industry standards could render the Company's existing products uncompetitive from a pricing standpoint, obsolete or unmarketable.

Although the Company expects to continue to introduce new products in each of its product lines, the Company cannot assure you that it will be successful in developing new products in a timely manner or that any new products will achieve market acceptance.

THE COMPANY IS LARGELY DEPENDENT UPON ITS INTERNATIONAL OPERATIONS

The Company has manufacturing and/or sales and service facilities and personnel in, amongst others, the Netherlands, Malaysia, Korea, Hong Kong, Singapore, Japan, China, Philippines and the United States and the Company's products are marketed, sold and serviced worldwide. The Company's operations are subject to risks inherent in international business activities, including, in particular:

-     general economic conditions in each country;

- the overlap of different tax structures and management of an organization spread over various countries;

- currency fluctuations, which could result in increased operating expenses and reduced revenues;

- greater difficulty in accounts receivable collection and longer collection periods;

- unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations; and

- import and export licensing requirements, trade restrictions and changes in tariff and freight rates.

In addition, each region in the global semiconductor equipment market exhibits unique characteristics that can cause capital equipment investment patterns to vary significantly from period to period.

THE COMPANY IS DEPENDENT ON NET SALES FROM CUSTOMERS IN VARIOUS PACIFIC RIM COUNTRIES WHO HAVE EXPERIENCED ECONOMIC DIFFICULTIES IN THE PAST

The Company's net sales are dependent upon customers in various Pacific Rim countries. Many Pacific Rim countries have experienced banking and currency difficulties that have led to economic recessions at times in the recent past. Specifically, the decline in value of the Korean and Southeast Asian currencies, together with difficulties in obtaining credit, has resulted in a decline in the purchasing power of the Company's Korean and Southeast Asian customers and has resulted in the cancellation or delay of orders for the Company's products from Korean and Southeast Asian customers. In addition, if Japan's economy were to weaken again, investments by Japanese customers may be negatively affected with potential negative implications for the economies of other Pacific Rim countries.

THE COMPANY'S RESULTS OF OPERATIONS HAVE IN THE PAST AND COULD IN THE FUTURE BE AFFECTED BY CURRENCY EXCHANGE RATE FLUCTUATIONS

For the year ended 31 December 2003, the percentage of the Company's consolidated net sales that is denominated in euro was approximately 72% whereas net sales represented by U.S. dollars or dollar-linked currencies was approximately 28%. Approximately 81% of the Company's costs and expenses were denominated in euro for such period. For the nine months ended 30 September 2004 the percentage of the Company's consolidated net sales that was denominated in euro was approximately 52% whereas net sales represented by U.S. dollars or dollar-linked currencies was approximately 48%. Approximately 83% of the Company's costs and expenses were denominated in euro for such period. As a result, the Company's results of operations could be affected by fluctuations in the value of the euro against the dollar. In recent periods, the value of the U.S. dollar has declined significantly in comparison with the euro. The Company seeks to manage its exposure to such fluctuations by hedging firmly committed sales contracts denominated in U.S. dollars. While management will continue to monitor the Company's exposure to currency fluctuations and, as appropriate, use financial hedging instruments to minimize the effect of these fluctuations, the Company cannot assure you that exchange rate fluctuations will not have an adverse effect on its results of operations or financial condition.

IF THE COMPANY FAILS TO CONTINUE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, THE COMPANY'S BUSINESS MAY BE HARMED

The Company's future operating results depend in significant part upon the continued contribution of its senior executive officers and key employees, including a number of specialists with advanced university qualifications in engineering, electronics and computing. In addition, the Company's business and future operating results depend in part upon its ability to attract and retain other qualified management, technical, sales and support personnel for the its operations. The Company believes that its ability to increase the manufacturing capacity of its subsidiaries has from time to time been constrained by the limited number of such skilled personnel. Competition for such personnel is intense, and the Company may not be able to continue to attract and retain such personnel. The loss of any key executive or employee or the inability to attract and retain skilled executives and employees as needed could adversely affect the Company's business, financial condition and results of operations.

THE COMPANY MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS, WHICH COULD MAKE THE COMPANY LESS COMPETITIVE AND CAUSE THE COMPANY TO LOSE MARKET SHARE

Although the Company seeks to protect its intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, the Company cannot assure you that it will be able to protect its technology adequately, that the Company's competitors will not be able to develop similar technology independently, that any of its pending patent applications will be issued, or that intellectual property laws will protect the Company's intellectual property rights. In addition, the Company operates internationally, and intellectual property protection varies among the jurisdictions in which it conducts business. Litigation may be necessary in order to enforce the Company's patents, copyrights or other intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and operating results. Third parties may seek to challenge, invalidate or circumvent any patent issued to the Company, and the rights granted under any patent issued to the Company may not provide competitive advantages or third parties may assert that the Company's products infringe patent, copyright or trade secrets of such parties. Furthermore, third parties may independently develop similar products or duplicate the Company's products.

THE COMPANY IS SUBJECT TO ENVIRONMENTAL RULES AND REGULATIONS IN A VARIETY OF JURISDICTIONS

The Company is subject to a variety of governmental regulations relating to the use, storage, discharge and disposal of chemical by-products of, and water used in, the Company's manufacturing processes. Environmental claims or the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against the Company, suspension of production or a cessation of operations. New regulations could require the Company to acquire costly equipment or to incur other significant expenses. Any failure by the Company to control the use or adequately restrict the discharge of hazardous substances could subject the Company to future liabilities.

REPORTING IN ACCORDANCE WITH IFRS MAY DIFFER FROM REPORTING IN ACCORDANCE WITH U.S. GAAP

Beginning in 2005, the European Commission will require companies that are quoted on a European stock market, such as Euronext Amsterdam, to publish their financial statements in accordance with IFRS. While the Company intends to continue publishing financial statements prepared in accordance with U.S. GAAP, the Company will also publish the Company's consolidated financial statements in accordance with IFRS from 1 January 2005 onwards. The Company's financial condition and results of operations reported in accordance with IFRS may differ from the Company's financial condition and results of operations reported in accordance with U.S. GAAP, which could adversely affect the market price of the Ordinary Shares.

THE COMPANY MAY ACQUIRE OR MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES ANY OF WHICH COULD DISRUPT THE COMPANY'S ONGOING BUSINESS, DISTRACT ITS MANAGEMENT AND EMPLOYEES, INCREASE THE COMPANY'S EXPENSES AND ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS

As part of the Company's future growth strategy, the Company may from time-to-time acquire or make investments in companies and technologies. The Company could face difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. In addition, these acquisitions may disrupt the Company's ongoing operations, divert management from its day-to-day activities, increase its expenses and adversely affect its results of operations. Any future acquisitions could involve other risks, including the assumption of additional liabilities, dilutive issuances of equity securities and incurrence of debt. In addition, these types of transactions often result in charges to earnings for items, such as amortization of intangible assets or in-process research and development expenses.

THE COMPANY IS SUBJECT TO PROVISIONS OF DUTCH LAW, WHICH MAY RESTRICT THE ABILITY OF THE COMPANY'S SHAREHOLDERS TO MAKE SOME DECISIONS

The Company is subject to provisions of Dutch law applicable to large companies (structuurregeling) that, together with some provisions of the Articles of Association, have the effect of concentrating control over significant corporate decisions and transactions in the hands of the Supervisory Board. Under such regime, the Supervisory Board has the power to appoint and dismiss the members of the Board of Management. The members of the Supervisory Board are appointed by the General Meeting of Shareholders, but the Supervisory Board may provide binding nominations for the majority of the members so to be appointed. Consequently, this regime may have the effect of delaying or preventing a takeover attempt, including a takeover attempt that might result in a premium over the market price for the Ordinary Shares. See "Share Capital, Corporate Structure and Corporate Governance".

ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE OF CONTROL, INCLUDING A TAKEOVER ATTEMPT THAT MIGHT RESULT IN A PREMIUM OVER THE MARKET PRICE FOR THE ORDINARY SHARES

The Articles of Association provide for the possible issuance of Preference Shares. Such shares may be issued pursuant to a resolution of the General Meeting of Shareholders. The General Meeting of Shareholders granted, and the Supervisory Board approved, the Board of Management's right to issue Preference Shares. In April 2000 the Company established the Foundation, whose board consists of five members, four of whom are independent of Besi. The Company has granted the Foundation a call option pursuant to which the Foundation may purchase up to 55,000,000 of the Preference Shares. If the Foundation were to exercise the call option, it may result in delaying or preventing a takeover attempt, including a takeover attempt that might result in a premium over the market price for the Ordinary Shares.

ABSENCE OF DEVELOPED MARKET FOR THE NOTES

The Notes are new securities for which there is presently no established market and none may develop. Although Morgan Stanley has informed the Company that it currently intends to make a market in the Notes, Morgan Stanley is not obligated to do so. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the interest of security dealers in making a market in the Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

RANKING AND STRUCTURAL SUBORDINATION OF THE NOTES TO CREDITORS OF THE ISSUER'S SUBSIDIARIES

The Notes constitute unsubordinated and unsecured indebtedness of the Issuer and will rank equal in right of payment without any preference or priority among themselves with all other existing and future unsubordinated and unsecured indebtedness of the Issuer, and the Notes will rank senior in right of payment to all future subordinated indebtedness of the Issuer. Generally, claims of creditors of the Issuer's subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the Issuer's subsidiaries, will have priority in a distribution or a winding up of the assets of such subsidiaries over the claims of the Issuer's creditors.

PRICE VOLATILITY OF THE ORDINARY SHARES

The current market price of the Ordinary Shares may not be indicative of prices that will prevail in the trading market in the future. In particular, since the Company's initial public offering in December 1995, the market price of its Ordinary Shares has experienced significant appreciation and, more recently, significant depreciation, as have price levels for equity securities generally and price levels for equity securities of companies associated with the semiconductor industry and other high-technology fields. In addition, since the Company's initial public offering, the market price of the Ordinary Shares has experienced significant fluctuation, including fluctuation that is unrelated to its performance. The Company expects that this fluctuation will continue in the future.

                        TERMS AND CONDITIONS OF THE NOTES

The following (subject to completion and amendment, and other than the words in italics) is the text of the Terms and Conditions of the Notes.

The 5.5% convertible notes due 2012 (the "Notes", which expression shall, unless the context otherwise requires, include any further securities issued in accordance with Condition 15 and consolidated and forming a single series with the Notes) will be issued by BE Semiconductor Industries N.V. (the "Issuer") in the denomination of (euro)50,000 without coupons. The Notes will mature on 28 January 2012 (the "Final Maturity Date") and be payable at a price of 100% of the principal amount thereof. The Notes will bear interest at 5.5% per annum from 28 January 2005, payable semi - annually in arrear on 28 January and 28 July, commencing on 28 July 2005.

At any time on or after 28 January 2005 up to and including the close of business ten Euronext Amsterdam Business Days prior to the Final Maturity Date, unless previously redeemed, converted or purchased and cancelled, the Notes will be, subject as provided in Condition 6, convertible into ordinary shares of the Issuer, nominal value (euro)0.91 per share (the "Ordinary Shares"). Ordinary Shares delivered upon any such conversion are referred to herein as "Conversion Shares". A "Euronext Amsterdam Business Day" means any day on which the Official Segment of the stock market of Euronext Amsterdam N.V. ("Euronext Amsterdam") is open for business.

The Notes will be redeemable at the option of the Issuer at any time on or after 28 January 2009, in whole but not in part, upon not more than 30 Euronext Amsterdam Business Days' nor less than 15 Euronext Amsterdam Business Days' prior notice, at 100% of their principal amount, together with accrued and unpaid interest, in the circumstances specified in Condition 6.

The Issuer will enter into a paying agency, conversion agency and registrar agreement (the "Agency Agreement") to be dated on or about 28 January 2005 with ING Bank N.V. Copies of the Agency Agreement are available for inspection by holders of the Notes at the specified office of ING Bank N.V. (being at the issue date of the Notes at Van Heenvlietlaan 220, 1083 CN Amsterdam. The holders of the Notes are bound by, and are deemed to have notice of, all of the provisions of the Agency Agreement.

1.    DENOMINATION AND FORM

(1)   The Notes will be issued in registered form in the denomination of
      (euro)50,000 without interest coupons attached. The Notes are not issuable in bearer form.

(2) The Notes will be registered in the name of Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("Euroclear Netherlands") or in the name of a participant in Euroclear Netherlands (aangesloten instelling as defined in The Netherlands Giro Securities Transaction Act (Wet giraal effectenverkeer), including Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"); each: a "Euroclear Netherlands Participant"), and shall be subject to the provisions of the Netherlands Giro Securities Transactions Act (Wet Giraal Effectenverkeer) and the rules and procedures of Euroclear Netherlands. Rights in respect of the Notes registered in the name of Euroclear Netherlands or registered in the name of a Euroclear Netherlands Participant take the form of co-ownership rights (aandelen) in the collective depot (girodepot, as referred to in the Wet giraal effectenverkeer) of Notes (the "Giro Depot"). In these Terms and Conditions, "Noteholder" and in relation to a Note: "holder" means a holder of a co-ownership right in respect of the Notes. Ownership of interests in the Notes may be held only through Euroclear Netherlands or through Euroclear Netherlands Participants. The principal amount of the Notes will be evidenced by the register (the "Register") maintained for that purpose by a registrar (the "Registrar"), which initially will be ING Bank N.V.

Neither the Notes nor any of the ordinary shares issuable upon conversion of the Notes have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, accordingly, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (within the meaning of Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(3) Upon issuance of the Notes, Euroclear Netherlands will credit, on its book-entry registration and transfer system, the principal amount of the Notes to the accounts of Euroclear Netherlands Participants. Entitlement to beneficial interests in the Notes will be limited to Euroclear Participants and Euroclear Netherlands Participants or persons that may hold interests through Euroclear Netherlands Participants. Ownership of interests in the Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by Euroclear Netherlands and Euroclear Netherlands Participants.

(4) Clearance of the Notes on Euronext Amsterdam will be effected through Clearnet S.A. (the securities clearing corporation of Euronext Amsterdam). The Notes have been accepted for settlement through Euroclear Netherlands, Euroclear, as operator of the Euroclear System and Clearstream.

Holders of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of any Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in the Notes.

2.    TRANSFER OF NOTES

(1) The Notes will be registered in the name of Euroclear Netherlands or in the name of a Euroclear Netherlands Participant, and shall be subject to the provisions of the Netherlands Giro Securities Transactions Act (Wet Giraal Effectenverkeer) and the rules and procedures of Euroclear Netherlands. Rights in respect of the Notes registered in the name of Euroclear Netherlands or registered in the name of a Euroclear Netherlands Participant take the form of co-ownership rights (aandelen) in the collective depot (girodepot, as referred to in the Wet giraal effectenverkeer) of Notes.

(2) Subject to the Netherlands Giro Securities Transactions Act and the Agency Agreement and clauses (3) and (4) below, a Note may be transferred in whole in the authorised denomination by way of a transfer of co-ownership rights in the Giro Depot. Any such transfer shall be effected by and among Euroclear Netherlands Participants in accordance with the Netherlands Giro Securities Transactions Act and the procedures established by Euroclear Netherlands, as applicable.

(3) Transfers of Notes may not be effected during the period commencing on a Record Date (as defined in Condition 7(4)) and ending on a related Payment Date (as defined in Condition 7(5)) (both dates inclusive).

(5) Subject to the Agency Agremeent, a conversion of Notes into Ordinary Shares will be recorded in the Register and a corresponding reduction of the aggregate amount of the Notes shall be made by the Registrar.

3.    RANKING

The indebtedness evidenced by the Notes will be unsubordinated and unsecured indebtedness of the Issuer and will rank equal in right of payment without any preference or priority among themselves, with all other existing and future unsubordinated and unsecured indebtedness of the Issuer, and the Notes will be senior in right of payment to all existing and future subordinated indebtedness of the Issuer.

4.    NEGATIVE PLEDGE

(1) So long as any Note remains outstanding, neither the Issuer nor any of its Subsidiaries will create or assume any mortgage, charge, pledge, lien or other encumbrance upon the whole or any part of its present or future undertakings, assets or revenues to secure any Relevant Indebtedness of any person or give any guarantee or indemnity in respect of any Relevant Indebtedness of any other person without at the same time (i) securing the Notes or causing them to be secured equally and rateably therewith, (ii) providing such other security as shall be approved by a resolution of a meeting of the Noteholders, or (iii) providing a guarantee or indemnity on substantially identical terms in respect of the Notes, subject in each case to compliance with applicable law.

      In this Condition, "Relevant Indebtedness" means:

      (a) any existing or future loan, debt, guarantee or other obligation for borrowed money which is in the form of or represented by any bond, note, debenture, debenture stock, loan stock, certificate or other similar instrument but only if such bond, note, debenture stock, loan stock, certificate or other similar instrument is, or is capable of being listed, quoted or traded on any stock exchange or in any securities market (including, without limitation, any over-the-counter market); and

      (b) any guarantee or indemnity in respect of any indebtedness referred to in Condition 4(1)(a) above.

(2) For the purposes of these Conditions, "Subsidiary" shall have the meaning given by Section 2:24a of the Dutch Civil Code.

5.    INTEREST

(1) The Notes shall bear interest from 28 January 2005 at the rate of 5.5% per annum, payable semi-annually in arrear on 28 January and 28 July in each year (each a "Due Date for Interest"), commencing on 28 July 2005, as provided in Condition 7.

(2) Each Note will cease to bear interest at the end of the day preceding the Due Date (as defined in Condition 7) for principal unless, upon due presentation, payment of principal is improperly withheld or refused, in which case such Note will continue to bear interest at the same rate until the end of the day on which all amounts due in respect of such Note up to that day are received at the office of the paying agent named in or appointed pursuant to Condition 11 (the "Paying Agent"). In the event the right to convert any Note has been exercised pursuant to Condition 6(5), such Note shall cease to bear interest at the end of the day immediately preceding the last Due Date for interest which precedes such conversion.

(3) If interest is required to be calculated for a period which is equal to or shorter than an Interest Period (as defined below), the day-count fraction used will be the number of days in the relevant period, from and including the date from which interest begins to accrue to but excluding the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last). The period beginning on the issue date of the Notes and ending on the first Due Date for interest and each successive period beginning on a Due Date for interest and ending on the next succeeding Due Date for interest is called an "Interest Period".

6.    REDEMPTION, CONVERSION AND PURCHASE

(1) Unless previously redeemed, converted or purchased and cancelled as specified below, the Issuer will redeem each Note at 100% of its principal amount on 28 January 2012 as provided in Condition 7. The Notes may not be redeemed at the option of the Issuer other than in accordance with Condition 6(2). Subject to Condition 6(4), the Notes may not be redeemed at the option of the Noteholders.

(2)   (a)   The Notes are not entitled to any sinking fund.

      (b) At any time on or after 28 January 2009, the Notes will be redeemable at the option of the Issuer on not more than 30 Euronext Amsterdam Business Days' nor less than 15 Euronext Amsterdam Business Days' prior notice (which notice shall be irrevocable), in whole but not in part, at 100% of their principal amount together with accrued and unpaid interest to, but excluding, the date fixed for redemption, provided that, within a period of 30 consecutive Trading Days ending 15 calendar days prior to the date on which the relevant notice of redemption is given to the Noteholders as provided above, the official closing price of an Ordinary Share on Euronext Amsterdam (as defined in Condition 6(16)) for 20 Trading Days, whether or not consecutive, shall have been at least 130% of the Conversion Price deemed to be in effect on each of such Trading Days.

      (c) At any time on or prior to 28 January 2012 the Notes will be redeemable at the option of the Issuer on not more than 30 Euronext Amsterdam Business Days' nor less than 15 Euronext Amsterdam Business Days' prior notice (which notice shall be irrevocable), in whole but not part, if the aggregate principal amount of the Notes outstanding at such time is less than 15% of the aggregate principal amount of Notes originally issued. In such case, the Notes will be redeemed at 100% of their principal amount together with accrued and unpaid interest to, but excluding the date fixed for redemption.

      (d) With respect to any redemption pursuant to this Condition 6(2), the Issuer will give notice to the Noteholders in accordance with Condition 12 specifying the redemption date not more than 30 Euronext Amsterdam Business Days' nor less than 15 Euronext Amsterdam Business Days' prior to that date.

      (e) For purposes of Condition 6(2)(b), if on any Trading Day in such 30 day Trading Period, the closing price of the Ordinary Shares shall have been quoted cum-dividend (or cum any other entitlement) then the official closing price on each Trading Day on which the Ordinary Shares have been quoted cum dividend shall be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of first public announcement of such Dividend or entitlement.

      (f) For purposes of Condition 6(2)(c), the aggregate principal amount of the Notes originally issued shall be the aggregate of the principal amount of the Notes and the principal amount of any further securities issued in accordance with Condition 15 and consolidated and forming a single series with the Notes, but shall not take account of any Conversion Rights (as described below in Condition 6(5)) exercised or purchases and corresponding cancellations.

      (g) All Notes which are redeemed by the Issuer will be forthwith cancelled pursuant to Condition 6(15) and, accordingly, may not be reissued or resold.

      (h) If any notice requiring the redemption of the Notes is given pursuant to this Condition 6(2) on or after the fifteenth Euronext Amsterdam Business Day prior to a Dividend determination date which has occurred since the last Due Date for interest (or, in the case of the first Interest Period, since the issue date of the Notes), whether such notice is given before, on or after such Dividend determination date, in respect of any dividend or distribution payable in respect of Ordinary Shares where such notice specifies a date for redemption falling on or prior to the date which is 14 calendar days after the Due Date for interest next following such Dividend determination date, interest shall accrue on Notes in respect of which the Conversion Date falls after such Dividend determination date and on or prior to the Due Date for interest next following such Dividend determination date in respect of such dividend or distribution, from and including the preceding Due Date for interest (or, if such Conversion Date falls before the first Due Date for interest, from the issue date of the Notes) to but excluding such Conversion Date. Any such interest shall be paid by the Issuer no later than 14 calendar days after the relevant Conversion Date by euro-denominated cheque drawn on, or by transfer to, a euro account maintained with a bank in a city in which banks have access to the TARGET System in accordance with instructions given by the relevant Noteholder.

(3)   (a)   In the event of any merger (juridische fusie) of the Issuer with or into any other company, the Issuer will: (a)(x) if the Issuer is the continuing entity, ensure that each Note remains convertible into the number of Ordinary Shares into which such Note could have been converted prior to such merger taking effect (subject to adjustment as set out in Condition 6(13)), or (y) if the Issuer is not the continuing entity, ensure that each Note will be convertible into the number of shares (or other securities, including depositary receipts issued for the same) of the continuing entity equal to the Total Consideration that would have been issued, transferred or paid by the Issuer to the holder of the number of Ordinary Shares into which such Note could have been converted upon exercise of such Noteholder's conversion rights, immediately prior to the merger taking effect
            (subject to adjustment as set out in Condition 6(13)) (the
            "Consideration Securities"); and (b) appoint an independent
            Registeraccountant (registered accountant), to approve the Issuer's calculation of the number of Consideration Securities, such approval being evidenced by a written declaration issued by such Registeraccountant.

      (b) In the event of any restructuring of the Issuer's share capital, other than an event which causes an adjustment to the Conversion Price pursuant to Conditions 6(13)(a)(A) to (K) or which falls within clause (a) of this Condition 6(3), the Issuer will: (a) ensure that each Note will be convertible into the number of shares (or other securities, including depositary receipts issued for the same) issued or transferred by the Issuer to the holder of the number of Ordinary Shares into which such Note could have been converted upon exercise of such Noteholder's conversion rights, immediately prior to the restructuring taking effect (subject to adjustment as set out in Condition 6(13)) (the "New Securities") plus, if the Ordinary Shares remain in issue, the Ordinary Shares into which such Note could have been converted upon exercise of such Noteholder's conversion rights, immediately prior to the restructuring taking effect (subject to adjustment as set out in Condition 6(13)); and (b) appoint an independent Registeraccountant (registered accountant), to approve the Issuer's calculation of the number of New Securities, such approval being evidenced by a written declaration issued by such Registeraccountant.

      (c) Upon the occurrence of any of the events referred to in this Condition 6(3), the Issuer will, or will procure that its successor, if applicable, will enter into a supplement to the Agency Agreement setting forth and containing such provisions relating to the Notes as to give the most equitable treatment to Noteholders in accordance with the provisions of this Condition 6. If such a supplement to the Agency Agreement is not executed within a reasonable period, the Issuer may request the president of the Koninklijk Nederlands Instituut van Registeraccountants to appoint an independent Registeraccountant to adopt the amendment to the Terms and Conditions of the Notes. Such adoption will be binding upon the Issuer, its successor where applicable, and all Noteholders. The fees of the Registeraccountant appointed pursuant to this Condition 6(3) will be charged to the Issuer. Any supplement to the Agency Agreement as referred to above will be binding upon all the parties in this regard. Such supplement to the Agency Agreement will provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in the provisions of this Condition 6 and shall make such amendments as shall be necessary to the definition of Ordinary Shares. The above provisions of this Condition 6(3) will apply in the same way to any subsequent merger or restructuring.

      (d) In the event that the provisions of Conditions 6(3)(a) or 6(3)(b) apply and such number of the Consideration Securities or the New Securities, as the case may be, as would enable the Conversion Rights and all other rights of subscription and exchange for and conversion into Ordinary Shares to be satisfied in full are not listed or to be listed on a Recognised Stock Exchange within 10 Euronext Amsterdam Business Days of such merger or restructuring taking effect, then such merger or restructuring, as the case may be, shall be deemed to be a "Change of Control" for purposes of Condition 6(4).

(4) In the event of a Change of Control of the Issuer, each Noteholder will have the right to require the Issuer to redeem all (but not less than all) of such Noteholder's Notes at 100% of their principal amount together with accrued and unpaid interest to, but excluding, the redemption date. The Issuer shall give each Noteholder notice of such Change of Control in accordance with the provisions of Condition 12 hereof not later than 14 calendar days after the date on which such Change of Control occurs, which notice shall contain a statement informing Noteholders of their entitlement to exercise their right to require redemption of the Notes. To exercise such option, the Noteholder must deposit with the Registrar (with a copy to Euroclear Netherlands) a duly completed redemption notice in the form obtainable from the Registrar, not less than 7 calendar days prior to the date fixed for redemption. No redemption notice so deposited may be withdrawn. The date fixed for redemption of Notes pursuant to this

      Condition 6(4) shall be not more than 60 calendar days nor less than 30 calendar days after the date on which such Change of Control occurs.

(5) Each Noteholder has the right (the "Conversion Right") (i) to convert its Notes to the extent of the Conversion Amount (as defined in Condition 6(16)) (as at the relevant Conversion Date) into Conversion Shares, in a form representing good delivery for the purposes of settlement on Euronext Amsterdam, at any time during the Conversion Period referred to below, and
      (ii) to redeem such Note to the extent of the Cash Settled Amount (as defined in Condition 6(16)) (as at the relevant Conversion Date) of such Note at the Redemption Price (as defined in Condition 6(6)), subject to compliance with the provisions of this Condition 6. Upon conversion, the right of the converting Noteholder to payment of the Note to be converted shall cease. Subject to, and upon compliance with these Terms and Conditions, the Conversion Right in respect of a Note may be exercised, at the option of the holder on or after 28 January 2005 up to and including the close of business ten Euronext Amsterdam Business Days prior to the Final Maturity Date or, if the Notes have been called for redemption pursuant to Clause 6(2) prior to the Final Maturity Date, then up to and including the close of business ten Euronext Amsterdam Business Days prior to the date fixed for redemption with respect thereto in accordance with Clause 6(2), unless the Issuer defaults in making the payment due upon redemption, in which case the Conversion Right shall extend up to the close of business on the date on which the full amount of such payment becomes available and notice of such availability has been duly given to Noteholders in accordance with Condition 12 or, if earlier, the Final Maturity Date. The period during which Conversion Rights may be exercised by a Noteholder is referred to as the "Conversion Period".

      Any Redemption Price shall be paid by the Issuer by no later than the fifth Euronext Amsterdam Business Day following the end of the Redemption Price Calculation Period by euro-denominated cheque drawn on, or by transfer to, a euro account maintained with a bank in a city in which banks have access to the TARGET System in accordance with instructions given by the relevant Noteholder.

      The Issuer may at any time and from time to time by notice to the Noteholders in accordance with Condition 12, on and with effect from the date specified in such notice, not being earlier than five Euronext Amsterdam Business Days after the date on which such notice is given, increase the Conversion Amount by an amount specified in such notice and reduce the Cash Settled Amount by an equal amount, provided that the sum of the Conversion Amount and the Cash Settled Amount in respect of each Note shall always equal (euro)50,000.

(6) The number of Conversion Shares to be delivered on exercise of a Conversion Right will be determined by dividing the Conversion Amount of such Note by the conversion price (the "Conversion Price") in effect on the relevant Conversion Date. The result of such division shall be rounded to the third decimal place, with 0.0005 being rounded upwards. If more than (euro)50,000 in principal amount is converted at any one time by the same Noteholder, the number of Conversion Shares to be delivered upon such conversion will be calculated on the basis of the aggregate Conversion Amount of such Notes being so converted. A Conversion Right may only be exercised in respect of the authorised denomination of Notes. The initial Conversion Price is (euro)5.125 per Ordinary Share. The Conversion Price is subject to adjustment in the manner provided for in Condition 6(13).

(7) Fractions of Conversion Shares will not be issued or transferred and no cash payment or adjustment will be made in lieu thereof.

      Notes surrendered for conversion during the period from the close of business on any Record Date (as defined in Condition 7(4)) next preceding any Payment Date for interest to the opening of business on such Payment Date for interest (except Notes called for redemption within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is entitled to receive as well as any other amounts payable to the Issuer in respect of amounts under Condition 6(13). No interest on Notes submitted for conversion will be payable by the Issuer on any Payment Date for interest subsequent to the Conversion Date, except in the situation described in the immediately preceding sentence. No other payment or adjustment for premium, interest or dividends is to be made upon conversion.

(8) A Conversion Right may not be exercised by a Noteholder following the giving of a Termination Notice pursuant to Condition 10 with respect to its Notes.

(9) To exercise the Conversion Right, the Noteholder must, through the Euroclear Netherlands Participant, who is shown in the records of Euroclear Netherlands, as the holder of a book-entry interest in such Note at that time (i) deliver at its own expense during normal business hours to the office of the conversion agent named in Condition 11 (the "Conversion Agent") a notice of conversion (the "Conversion Notice") duly completed and in duplicate form obtainable from the office of the Conversion Agent, and (ii) transfer a corresponding principal amount of Notes to the account of the Conversion Agent with Euroclear Netherlands, and all amounts to be paid by the Noteholder pursuant to Condition 6(11) and Condition 6(7), if applicable, provided that the foregoing procedures shall at all times be subject to the rules and procedures governing the operations of Euroclear Netherlands. A Conversion Notice once received shall be irrevocable and become effective on the day on which the conditions of the first section of this Condition 6(9) have been fulfilled.

(10) The "Conversion Date" will be deemed to be the day immediately following the date on which the Conversion Notice shall have become effective in accordance with Condition 6(9) or, if such day is not a Euronext Amsterdam Business Day, the next Euronext Amsterdam Business Day.

(11) A Noteholder exercising its Conversion Right must pay any taxes and other duties arising on conversion of its Notes which he is required to pay by law.

(12) Upon the exercise by the Noteholder of any Conversion Right, the Issuer shall, as soon as practicable, and in any event not later than three Euronext Amsterdam Business Days, after the Conversion Date, effect delivery of the Conversion Shares through the Issuer's issuing agent (currently ING Bank N.V.) to Euroclear Netherlands.

      Any Additional Shares to be issued pursuant to Condition 6(13)(a) will be issued, as soon as practicable, and in any event not later than three Euronext Amsterdam Business Days, after the date the relevant Retroactive Adjustment (as defined in Condition 6(16)) takes effect or the date of the issue of Ordinary Shares if the adjustment results from the issue of Ordinary Shares (each such date, the "Reference Date").

      The Conversion Shares issued on conversion will, in each case, be fully paid and free from any liens, charges, encumbrances, pre-emptive rights or other third party rights and will rank pari passu in all respects with the fully paid Ordinary Shares in issue on the Conversion Date (or, in the case of Additional Shares, on the relevant Reference Date) and will be entitled to dividends and other distributions and to pre-emptive rights in respect of issues of Ordinary Shares in accordance with Dutch law.

Holders of beneficial interests in the Notes represented will be required to take delivery of any Ordinary Shares in the form of a beneficial interest held through a Euroclear Netherlands Participant.

(13)  Adjustment of Conversion Price

(a) The Conversion Price will be adjusted in the manner provided in Condition 6(13)(b) below in the following circumstances, without duplication:

            (A) there occurs any alteration to the nominal value of the Ordinary Shares as a result of consolidation or subdivision of the Ordinary Shares;

            (B) the Issuer makes or causes to be made an issue of any Ordinary Shares credited as fully paid to the holders of Ordinary Shares by way of capitalisation of profits or reserves including any share premium account (except any such capitalisation made in connection with, and for the purpose of facilitating, a consolidation or subdivision of Ordinary Shares, which would be subject to adjustment under clause (A) above);

            (C) the Issuer pays or makes a Dividend (as defined herein) (other than in the form of Ordinary Shares and falling within clause
                  (B) above);

            (D) the Issuer issues or sells Ordinary Shares, or causes Ordinary Shares to be issued or sold, for a sale price that is less than 95% of the Current Market Price per Ordinary Share on the date of pricing of such Ordinary Shares;

            (E) the Issuer grants or causes to be granted a free distribution or dividend of securities that are convertible, exchangeable or otherwise exercisable into Ordinary Shares to existing holders of Ordinary Shares;

            (F) the Issuer grants or causes to be granted a right, option, warrant or other security to existing holders of Ordinary Shares giving them the right to purchase or subscribe for additional Ordinary Shares or securities that are convertible, exchangeable or otherwise exercisable into Ordinary Shares;

            (G) the Issuer or any Subsidiary or (at the direction or request of, or pursuant to any arrangements with, the Issuer or any Subsidiary) any other company, person or entity (otherwise than any issue or sale falling within (D), (E) or (F) above) issues or sells, or causes to be issued or sold, securities that are convertible, exchangeable or otherwise exercisable into Ordinary Shares and the sale price per equity-linked security together with any other consideration received by the Issuer, in respect of such equity-linked security, is less than 95% of the Current Market Price per Ordinary Share on the date of the pricing of such newly issued equity-linked securities;

            (H) the Issuer or any Subsidiary or (at the direction or request of, or pursuant to any arrangements with, the Issuer or any Subsidiary) any other company, person or entity (otherwise than any issue or sale falling within (D), (E) or (F) above) makes or causes to be made a free distribution or dividend of, or grants a right, option, warrant or other security giving the right to purchase at less than Fair Market Value (as defined herein) any other property (not covered by another paragraph of this Condition 6(13)(a)) to existing holders of Ordinary Shares;

            (I) if, whether by way of statutory demerger (splitsing) or spin-off (afsplitsing) within the meaning of Section 334a of Book 2 of the Dutch Civil Code or otherwise, the Issuer distributes, or causes to be distributed (including in connection with any merger with or consolidation into another corporation), in a manner not falling under clause (B) above, to existing holders of Ordinary Shares (a "Spin-off Event") equity securities of an issuer other than the Issuer (the "Spin-off Securities"), or subdivides (a "Reclassification") the Ordinary Shares into two or more separately quoted classes of equity securities (such new class(es) of equity securities, the "Reclassified Securities"), then, subject to applicable law, one of the following adjustments will be made, as selected by the Board of Management of the Issuer acting in good faith and in consultation with an investment bank of international repute active in the European convertible bond market selected by the Issuer, from among the options applicable to such event, effective as of the ex-dividend date of any Spin-off Event or as of the effective date of any Reclassification:

                  (i) if the Spin-off Securities or Reclassified Securities are publicly traded on a Recognised Stock Exchange, the Ordinary Shares shall thereafter comprise the securities comprising the Conversion Shares immediately prior to such adjustment together with the Spin-off Securities or the Reclassified Securities, in either case corresponding to the Ordinary Shares the Noteholder would have been entitled to receive had he converted the Notes into Ordinary Shares immediately prior to the record date of such Spin-off Event or the effective date of such Reclassification;

                  (ii) the Conversion Price will be adjusted in accordance with the formula provided in Condition 6(13)(b)(B) below;

                  (iii) within five Euronext Amsterdam Business Days after the ex-dividend date of the Spin-off Event or the effective date of the Reclassification, the Issuer will deliver the Spin-off Securities or the Reclassified Securities, as the case may be, to each Noteholder in either case in the same amount as the Noteholder would have been entitled to receive had he converted the Notes into Ordinary Shares immediately prior to the record date of such Spin-off Event or the effective date of such Reclassification; or

                  (iv) within five Euronext Amsterdam Business Days after the ex-dividend date of the Spin-off Event or the effective date of the Reclassification, the Issuer will deliver to each Noteholder an amount in euro equal to the number of such Spin-off Securities or Reclassified Securities as such Noteholder would have been entitled to receive had he converted the Notes into Ordinary Shares immediately prior to the record date of such Spin-off Event or the effective date of such Reclassification multiplied by the Fair Market Value of the Spin-off Securities or Reclassified Securities on a per share basis, as the case may be (as determined by means of the procedure specified in the definition of Fair Market Value below); or

            (J) if there is a modification of the rights of conversion, exchange or exercise attaching to any of the securities as mentioned in Condition 6(13)(a)(G) irrespective of the sale price per equity-linked security together with any other consideration received by the Issuer in respect of such equity-linked security at the time of issue or sale of such security (other than in accordance with the terms (including terms as to adjustment) applicable to such securities), so that following such modification the sale price per equity-linked security together with any other consideration received by the Issuer in respect of such equity-linked security is less than 95% of the Current Market Price per Ordinary Share on the date of such modification;

            (K) in the event of a purchase or redemption of Ordinary Shares by or on behalf of the Issuer where the Volume Weighted Average Price (before expenses) on any one day in respect of such purchase or redemption exceeds by more than 5% the Current Market Price per Ordinary Share on that date or, where an announcement has been made of the intention to purchase Ordinary Shares at some future date at a specified price, on the date of such announcement;

            (L) if the Issuer determines in good faith that an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to in Conditions 6(13)(a)(A) to (K) (even if the circumstances are specifically excluded from the operation of any or all of Conditions 6(13)(a)(A) to (K)), the Board of Management of the Issuer, acting in good faith and in consultation with an investment bank of international repute active in the European convertible bond market, shall determine what adjustment (if any) to the Conversion Price is fair and reasonable to take account of such events or circumstances and the date on which such adjustment should take effect. Upon such determination, such adjustment (if any) shall be made and shall take effect in accordance with such determination;

provided that, where the circumstances giving rise to any adjustment pursuant to this Condition 6(13)(a) have already resulted or will result in an adjustment to the Conversion Price or where the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Conversion Price, such modification shall be made to the operation of the adjustment provisions as may be determined by the Board of Management of the Issuer, acting in good faith and in consultation with an investment bank of international repute active in the European convertible bond market, to be in their opinion appropriate to give the intended result.

On any adjustment, the resultant Conversion Price, if not an integral multiple of (euro)0.01, shall be rounded down to the nearest (euro)0.01. No adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than 1% of the Conversion Price then in effect. Any adjustment not required to be made, and any amount by which the Conversion Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, but such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time. Notice of any adjustments shall be given to Noteholders as soon as practicable after the determination thereof.

No adjustment will be made to the Conversion Price where Ordinary Shares or other securities (including rights, warrants or options) are issued, offered, exercised, allotted, appropriated, modified or granted to employees (including members of the Board of Management or the Supervisory Board) of the Issuer or any Subsidiary pursuant to any employee share or stock option scheme (including any scheme for the issue of convertible bonds to employees) or where Ordinary Shares are purchased for purposes of satisfying grants under any such scheme, provided that, for so long as any of the Notes remains outstanding, such schemes in the aggregate do not allow Ordinary Shares or securities (including, rights, warrants or options) convertible, exchangeable or otherwise exercisable into Ordinary Shares to be issued, offered, exercised, allotted, appropriated, modified or granted such that as a result thereof the number of outstanding Ordinary Shares on the date of the original issue of the Notes, all other things remaining equal, is, will be or could be increased by more than 2% per calendar year.

The Conversion Price may not be reduced so that, on conversion of the Notes, Ordinary Shares would fall to be issued at a discount to their nominal value.

Where more than one event which gives or may give rise to an adjustment to the Conversion Price occurs within such a short period of time that, in the opinion of the Board of Management of the Issuer, acting in good faith, a modification to the operation of the adjustment provisions is required in order to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be in their good faith opinion appropriate to give such intended result.

Subject as provided below, if the Conversion Date in relation to any Note shall be after the record date for any such issue, distribution, grant or offer (as the case may be) as is mentioned in Condition 6(13)(a)(B) to (I) which is made to the shareholders of the Company or any of them, but before the relevant adjustment becomes effective (such adjustment, a "Retroactive Adjustment"), the Issuer shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued to the converting Noteholder, or in accordance with the instructions contained in the Conversion Notice, such additional number of Conversion Shares (if any) (the "Additional Shares") as, together with the Conversion Shares issued or to be issued on conversion of the Conversion Amount of the relevant Note, is equal to the number of Conversion Shares which would have been required to be issued on conversion of the Conversion Amount of the Note (together with any fraction of a Conversion Share not so issued) if the relevant adjustment (more particularly referred to in the said provisions of Condition 6(13)), had in fact been made and become effective immediately after the relevant record date.

If there is a Retroactive Adjustment to the Conversion Price following the exercise of Conversion Rights by a Noteholder and the Cash Settled Amount was greater than or equal to (euro)0.01 on the relevant Conversion Date, the Issuer shall pay to the relevant Noteholder an additional amount (the "Additional Cash Amount") equal to the Market Price of such number of Conversion Shares equal to that by which the number of Reference Ordinary Shares would have been increased if the relevant adjustment to the Conversion Price had been made and become effective immediately after the relevant record date, including for this purpose, any fraction of a Conversion Share.

The Issuer will pay the Additional Cash Amount by no later than the fifth Euronext Amsterdam Business Day following the Reference Date by euro-denominated cheque drawn on, or by transfer to, a euro account maintained with a bank in a city in which banks have access to the TARGET System in accordance with instructions given by the relevant Noteholder.

(b) If, pursuant to Condition 6(13)(a) above, the Conversion Price is to be adjusted:

      (A) the adjusted Conversion Price in the event(s) described in Conditions 6(13)(a)(A) and (B) shall be determined as follows:

                                   (X/Y) x CP
            where:
            X= the number of Ordinary Shares outstanding immediately prior to the occurrence of such event.

            Y= the number of Ordinary Shares outstanding immediately after the occurrence of such event.

            CP= the Conversion Price immediately prior to the occurrence of such event.

      (B) The adjusted Conversion Price in the event(s) described in Conditions 6(13)(a)(C), (E), (F), (H) and (I) shall be determined as follows:

                                 ((P-d)/P) x CP
            where:
            P= the Current Market Price per Ordinary Share on the day on which any distribution in respect of which this adjustment is being made is announced, or, if applicable, on the last day of the period identified in clause (ii)(x) of the definition of Fair Market Value below.

            d= the Fair Market Value of the Dividend, rights, options or other securities attributable to one Ordinary Share.

            CP= the Conversion Price immediately prior to the occurrence of such event.

      (C) The adjusted Conversion Price in the event(s) described in Conditions 6(13)(a)(D), (G) and (J) shall be determined as follows:

                          ((X-(Z x c/P)) / (X + Z) x CP
            where:
            X= the number of Ordinary Shares outstanding immediately prior to the occurrence of such event.

            P= the Current Market Price per Ordinary Share on the day of the pricing of the securities to be sold or announcement of the modification.

            Z=    the number of (i) Ordinary Shares to be sold or (ii)
                  Ordinary Shares into which such other securities to be sold or issued are convertible, exchangeable or otherwise exercisable.

            c= the sale price per share of (i) the Ordinary Shares to be sold or (ii) the securities to be sold, issued or modified that are convertible, exchangeable or otherwise exercisable into the Ordinary Shares.

            CP= the conversion price applicable immediately prior to the occurrence of such event.

      (D) The adjusted Conversion Price in the event(s) described in Condition 6(13)(a)(K) shall be determined as follows:

                        (((N1 x P) - A) / (N2 x P)) x CP
            where:
            N1= the number of Ordinary Shares outstanding on the day of such purchase (the "Purchase Date"), without deducting Ordinary Shares so purchased or redeemed (the "Purchased Shares").

            N2= the number of Ordinary Shares outstanding on the Purchase Date, after deducting any Purchased Shares.

            P=    the Current Market Price per Ordinary Share on the Purchase
                  Date.

            A= the aggregate consideration payable to holders of Ordinary Shares which are the subject of such purchase or redemption.

            CP= the Conversion Price immediately prior to the occurrence of such event.

(14) The Issuer and any of its Subsidiaries may at any time purchase Notes at any price in the open market or otherwise, provided that such purchases are in compliance with all applicable laws and regulations.

(15) All Notes which are paid will forthwith be cancelled. All Notes so cancelled and any Notes purchased pursuant to Condition 6(14) and cancelled pursuant to this Condition 6(15) may not be reissued or resold.

(16)  As used in this Condition 6:

      "Cash Consideration" means the value in euro of cash and cash equivalents, including any short-term debt or other instruments effectively equivalent to cash, to be paid by any person in connection with a Change of Control;

      "Cash Settled Amount" means, in respect of each Note for which the Conversion Right is exercised, (euro)5,002.5, or such lesser amount pursuant to any notice given by the Issuer as provided in Condition 6(5), provided that the aggregate of the Cash Settled Amount and the Conversion Amount in respect of each Note shall at all times equal (euro)50,000;

      A "Change of Control" will be deemed to have occurred when: (i) Control of the Issuer is acquired or deemed to be held by any Person or any Persons acting in agreement as to the exercise of voting rights which at the date of the issue of the Notes does not have (and would not be deemed to have) such Control or an offer to acquire the Ordinary Shares has become or been deemed unconditional; or (ii) the legal or beneficial ownership of all, or substantially all of the assets owned by the Issuer, either directly or indirectly through its Subsidiaries, are acquired by one or more Persons, provided, however, a Change of Control will not be deemed to have occurred solely as a result of the issuance or transfer, with the co-operation of the Issuer's Supervisory Board, Board of Management or the Issuer's general meeting of shareholders, as applicable, and, in each case, if required, of any preferred shares in the Issuer's capital to an independent foundation (stichting) in accordance with the rules of Euronext Amsterdam;

      "Control" means (i) the right or power (as majority shareholder or otherwise) to appoint and/or remove all or the majority of the members of the Supervisory Board and/or the Board of Management of the Issuer or other of the Issuer's governing bodies whether obtained directly or indirectly and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise, or (ii) ownership or control carrying the right to vote at meetings of the shareholders of more than 50% of the Issuer's issued share capital;

      "Conversion Amount" means, in respect of each Note for which the Conversion Right is exercised, (euro)44,997.5 (representing 8,780 Ordinary Shares at the initial Conversion Price), or such greater amount pursuant to any notice given by the Issuer as provided in Condition 6(5), provided that the aggregate of the Conversion Amount and the Cash Settled Amount in respect of each Note shall at all times equal (euro)50,000;

      "Current Market Price" means, in respect of an Ordinary Share at a particular date, the arithmetical mean of the official closing prices as reported in the Euronext Amsterdam Daily Official List for the Ordinary Shares for the five consecutive Trading Days preceding and ending on the Trading Day immediately preceding such date, provided that if at any time during such five day period the Ordinary Shares shall have been quoted ex-dividend (or ex any other entitlement) and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend (or cum any other entitlement) then: (i) if the Ordinary Shares to be issued do not rank for the Dividend or entitlement in question, the quotation on the dates on which the Ordinary Shares shall have been quoted cum-dividend or entitlement shall, for the purpose of this definition, be deemed to be the amount thereof reduced by the Fair Market Value of that Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend or entitlement; or (ii) if the Ordinary Shares to be issued do rank for the Dividend or entitlement in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend or entitlement shall, for the purpose of this definition, be deemed to be the amount thereof increased by such similar amount; and, in each case, provided further that if the Ordinary Shares on each of such five Trading Days have been quoted cum-dividend (or cum any other entitlement) in respect of a Dividend or other entitlement which has been declared or announced but the Ordinary Shares to be issued do not rank for that Dividend, the quotations on each of such dates shall for the purposes of this definition be deemed to be equal to the Fair Market Value of that Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend or entitlement;

      "Dividend" means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of Ordinary Shares or other securities credited as fully or partly paid by way of capitalisation of profits or reserves), provided that (i) where a Dividend is announced which is to be, or may at the election of a holder or holders of Ordinary Shares be, satisfied by the issue or delivery of Ordinary Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a holder or holders of Ordinary Shares be, satisfied by the payment of a cash Dividend, then for the purposes of this definition the Dividend in question shall be treated as a Dividend of (x) such cash Dividend or (y) the Fair Market Value on the date of announcement of such Dividend or capitalisation (as the case may be) or if later, the date on which the number of Ordinary Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined, of such Ordinary Shares or other property or assets if such Fair Market Value is greater than the Fair Market Value of such cash Dividend; and (ii) a purchase or redemption of Ordinary Shares on behalf of the Issuer shall not constitute a Dividend;

      "Dividend determination date" means the date by reference to which an entitlement to dividends, distributions or any other entitlement is determined;

      "Fair Market Value" means (i) with respect to a cash Dividend or other cash amount, the amount of such cash; and (ii) with respect to any property on any date, the fair market value of that property, as determined by the Board of Management of the Issuer, acting in good faith and in consultation with an investment bank of international repute active in the European convertible bond market, provided however that in any such case: (x) where options, warrants, rights or securities are publicly traded in a market which is determined by an investment bank of international repute active in the European convertible bond market selected by the Issuer to have adequate liquidity, the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants, rights or securities during the period of eight trading days on the relevant market commencing on such date (or, if later, the first trading day such options, warrants, rights or securities are publicly traded) or such shorter period as such options, warrants, rights or securities are publicly traded; (y) any cash Dividend declared or paid in a currency other than euro shall be converted into euro at the rate of exchange used to determine the amount payable to shareholders of the Issuer who were paid or are to be paid the cash Dividend in euro; and (z) any other amount or value in a currency other than euro shall be converted into euro at the Screen Rate on that date;

      "Market Price" means the Volume Weighted Trading Average of an Ordinary Share on the Reference Date (or, if that is not a Trading Day, on the next following Trading Day);

      "Person" includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity), but does not include the Issuer's wholly-owned direct or indirect Subsidiaries;

      "Recognised Stock Exchange" means a stock exchange that is a member of the World Federation of Exchanges and is situated in a Member Country of the Organisation for Economic Co-operation and Development;

      "Redemption Price" means an amount calculated in accordance with the following formula:

      RP=(N)(Sigma)(n=1)1/N xSxP(n)

      where:

      RP =  the Redemption Price;

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

      S =    the number of Reference Ordinary Shares;

      P(n) = the Volume Weighted Trading Average of an Ordinary Share on the nth dealing day of the Redemption Price Calculation Period; and

      N = 10, being the number of Trading Days in the Redemption Price Calculation Period.

      "Redemption Price Calculation Period" means the period of 10 consecutive Trading Days commencing on the relevant Conversion Date (or the next dealing day if such date is not a Trading Day);

      "Reference Ordinary Shares" means the number of Ordinary Shares (including any fraction of an Ordinary Share) determined by dividing the Cash Settled Amount by the Conversion Price on the relevant Conversion Date;

      "Screen Rate" means, on any day, and, in respect of the translation or conversion of one currency into another currency, the rate of exchange between such currencies appearing on Reuters page ECB 37 on that day, or, if that page is not available or that rate of exchange does not appear on that page on that day, the rate of exchange between such currencies appearing on such other screen or information service, or determined in such other manner, as the Issuer shall determine in consultation with an investment bank of international repute active in the European convertible bond market;

      "TARGET System" means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto;

      "Total Consideration" means the value in euro of the shares, securities, other instruments and Cash Consideration issued or paid by the Issuer (or continuing entity in any merger, restructuring or other corporate reorganisation or by the Person or Persons which made an acquisition of the legal or beneficial ownership of all or substantially all of the assets owned by the Issuer, either directly or indirectly (through its Subsidiaries)), to a holder of Ordinary Shares pursuant to such merger, acquisition, restructuring or other corporate reorganisation;

      "Trading Day" means a day on which Euronext Amsterdam is open for business, but does not include a day on which no official closing price for Ordinary Shares on Euronext Amsterdam is reported; and

      "Volume Weighted Trading Average" means, in respect of an Ordinary Share on any Trading Day, the order book volume-weighted average price of an Ordinary Share appearing on or derived from Bloomberg or such other source as shall be determined to be appropriate by an investment bank of international repute active in the European convertible bond market selected by the Issuer on such Trading Day, provided that (i) on any such Trading Day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share or in respect of such Trading Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined; and (ii) if any Dividend or other entitlement in respect of Ordinary Shares is announced on or prior to the relevant Conversion Date in circumstances where the Dividend determination date shall be on or after the relevant Conversion Date and if on such Trading Day the price determined as provided above is based on a price ex-dividend or ex any other entitlement, then such price shall be increased by an amount equal to the Fair Market Value of any such Dividend or other entitlement per Ordinary Share as at the date of announcement of such Dividend or entitlement.

7. PAYMENTS

(1) The Issuer irrevocably undertakes to pay in euro, when due, principal, interest and other amounts which may be payable in accordance with Condition 6. The amounts due in respect of the Notes shall be paid to the Noteholders with due observance of any tax, foreign exchange or other laws and regulations of the country of the relevant Paying Agent without it being permissible to require the execution of an affidavit or compliance with any other formality whatsoever, unless such affidavit or formality is prescribed by the laws of the country of the relevant Paying Agent.

(2) Payments of principal of, and interest on, the Notes shall be made in euro on the relevant Payment Date (as defined in Condition 7(5)) to Euroclear Netherlands. Euroclear Netherlands will be discharged of its obligation to pay by paying the relevant funds to the Euroclear Netherlands Participants which, according to Euroclear Netherlands' records, hold a share in the Giro Depot with respect to the Notes, in proportion with the share in the Collective Depot held by each of such Euroclear Netherlands Participants. The amount of payments to Euroclear Netherlands shall correspond to the aggregate principal amount of Notes, as established by the Registrar at the close of business on the relevant Record Date (as defined in Condition 7(4)). Payments in respect of any definitive Notes shall be made pursuant to such procedures as may be established by the Paying Agent for such purpose upon the issuance of any such Notes to reflect then prevailing market practice. Payment of principal shall be made upon delivery of the Notes, to a Paying Agent. Except as specifically provided for therein, the payment of other amounts payable pursuant to Conditions 6 and 8 will be made in accordance with the provisions of this Condition 7(2).

(3) Payments made by the Issuer in accordance with Condition 7(1) to Euroclear Netherlands shall discharge the liability of the Issuer under the Notes to the extent of the sums so paid.

(4) The record date for purposes of payments of principal and interest and other amounts payable pursuant to Conditions 6 and 8 (the "Record Date") shall be, in respect of each such payment, the earlier of the following dates: (i) the date determined in accordance with the rules of Euroclear Netherlands from time to time for the entitlement of their participants to payments in respect of debt obligations denominated in euros and (ii) the tenth Euronext Amsterdam Business Day preceding the relevant due date.

(5) For the purposes of these Terms and Conditions "Payment Date" means the day on which the payment is actually to be made, where applicable, as adjusted in accordance with Condition 7(6), and "Due Date" means the date for making such payments as provided herein, without taking account of any such adjustment.

(6) If any Due Date for payment of principal or interest in euros in respect of any Note is not a Euronext Amsterdam Business Day, such payment will not be made until the next day which is a Euronext Amsterdam Business Day, and no further interest shall be paid.

8. TAXATION

In the event any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature is required by law, no additional amounts with respect to any such withholding or deduction will be payable to the Noteholders.

9. UNDERTAKINGS

(1) The Issuer will (i) procure that a resolution to disapply pre-emption rights of shareholders of the Issuer and to grant the right to acquire Ordinary Shares in respect of a sufficient amount of Ordinary Shares for the Issuer to be able to satisfy Conversion Rights in full by the delivery of Ordinary Shares is put to the shareholders of the Issuer at the first annual general meeting of shareholders of the Issuer held after the issue date of the Notes and at each successive general meeting of shareholders of the Issuer therafter until such a resolution is passed, and (ii) give notice to the Noteholders as soon as practicable following the passing of such a resolution to increase the Conversion Amount and reduce the Cash Settlement Amount to the extent permissible by such resolution and applicable laws.

(2) Whilst any Conversion Right remains exercisable, the Issuer will, save with the approval of a resolution of the Noteholders passed in accordance with the terms of the Agency Agreement:

      (a) issue and allot, or transfer, and deliver Conversion Shares on exercise of Conversion Rights in accordance with these Terms and Conditions and at all times keep available for issue or transfer, free from pre-emptive or other similar rights, out of its authorised but unissued share capital and/or in its or any of its Subsidiaries' treasury such number of Ordinary Shares as would enable it to issue and/or transfer in full such number of Conversion Shares as are required to be delivered by it upon the exercise of Conversion Rights (to the extent of the Conversion Amount) and all other rights of subscription and exchange for and conversion into Ordinary Shares;

      (b) not issue or pay up any securities, in either case by way of capitalisation of profits or reserves, unless the same gives rise (or would, but for the provisions of Condition 6(13)(a) relating to the carry forward of adjustments, give rise) to an adjustment to the Conversion Price;

      (c) not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation;

      (d) not make any issue, grant or distribution or take any other action if the effect thereof would be that, on conversion of the Notes, Conversion Shares would (or but for the provisions of Condition 6(13)(b) would) have to be issued in circumstances not permitted by applicable law;

      (e) if any offer is made to all (or nearly as practicable all) shareholders of the Issuer (or all or as nearly as may be practicable all) such shareholders other than the offeror and/or any associates of the offeror) to acquire all or a majority of the issued ordinary share capital of the Issuer or, if any person makes a proposal with regard to such acquisition, give notice of such offer or proposal to Noteholders at the same time as any notice thereof is given to the shareholders of the Issuer (or as soon as practicable thereafter) and, where such an offer or proposal has been recommended by the Issuer's Board of Management or Supervisory Board, or where such an offer or proposal has become or been declared unconditional in all respects, use its reasonable endeavours to procure that a like offer or proposal is extended to the holders of any Conversion Shares issued or transferred during the period of the offer or proposal arising out of the exercise of Conversion Rights and/or to the holders of the Notes and ensure that details concerning such offer or proposal may be obtained from the specified offices of the Paying Agent; and

      (f) apply for the Conversion Shares to be admitted to listing on Euronext Amsterdam and to be listed, quoted or dealt in on any other stock exchange or securities market on which the Ordinary Shares may then be listed, quoted or dealt in.

10. EVENTS OF DEFAULT

      If any of the following events (each an "Event of Default") occurs:

      (a) Non-payment: the Issuer fails to pay any amount of principal of, or interest on, the Notes when payment thereof becomes due and the default continues for a period of 15 days; or

      (b) Breach of other obligations: the Issuer defaults in the performance or observance of any of its other obligations under or in connection with the Notes or the Agency Agreement and such default remains unremedied for 30 days after written notice thereof, addressed to the Issuer by any Noteholder, has been delivered to the Issuer or to the specified office of a Paying Agent; or

      (c) Winding-up, bankruptcy, etc.: if (i) bankruptcy (failissement) or insolvency proceedings are commenced in a court of competent jurisdiction against the Issuer or any Material Subsidiary (as defined below), which shall not have been dismissed or stayed within 60 days after the commencement thereof, or the Issuer or any Material Subsidiary institutes such proceedings or applies for suspension of payments (surseance van betaling) or suspends payments or offers a general arrangement (akkoord) for the benefit of all its creditors; or (ii) an order or judgment is made or an effective resolution is passed for the liquidation or dissolution (ontbinding) of the Issuer or any Material Subsidiary, except for the purpose of and followed by a reorganisation either (x) on terms approved by a resolution of the Noteholders passed in accordance with these Terms and Conditions and the Agency Agreement, or (y) in the case of a Material Subsidiary, whereby or pursuant to which the undertaking and/or material assets of the Material Subsidiary, or, as the case may be, the proceeds of its liquidation are transferred to or otherwise vested in the Issuer or another Subsidiary or (iii) the Issuer or any Material Subsidiary ceases or threatens to cease to carry on all or substantially all of its business (otherwise than where Condition 6(3) or Condition 6(4) applies or in the case of a Material Subsidiary, pursuant to a solvent amalgamation, reorganisation or restructuring); or

      (d) Merger: the Issuer enters into a merger, consolidation or other form of combination with another legal entity (unless the continuing entity or the entity formed as a result of a merger (juridische fusie) continues by operation of law to be liable for the obligations of the Issuer under the Notes, in which case Condition 6(3) and, if applicable, Condition 6(4) shall apply); or

      (e) Cross-acceleration: (i) any present or future indebtedness of the Issuer or any of its Material Subsidiaries for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of any default, event of default or the like (howsoever described), or (ii) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period or any extension thereof as agreed by the relevant parties, or (iii) the Issuer or any of its Material Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which any one or more of the events mentioned above in this clause (e) has or have occurred equals or exceeds (euro)7,500,000 or its equivalent in other currencies (on the basis of the middle spot rate for the relevant currency against the euro as quoted by any leading bank on the day on which this clause operates); or

      (f) Security enforced: any mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed by the Issuer or any of its Material Subsidiaries over all or a substantial part of the assets of the Issuer or the relevant Material Subsidiary, as the case may be, for an amount at the relevant time in excess of
            (euro)7,500,000 becomes enforceable and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, administrative receiver, manager or similar person) unless such enforcement is discharged within 30 calendar days; or

      (g) Failure to take action with respect to the Notes: any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done in order (i) to enable the Issuer lawfully to enter into, exercise its rights and perform and comply with its obligations under the Notes and the Agency Agreement, (ii) to ensure that those obligations are legally binding and enforceable, and (iii) to make the Notes and the Agency Agreement admissible in evidence in the courts of the Netherlands, is not taken, fulfilled or done; or

      (h) Unlawful performance: it is or will become unlawful for the Issuer to perform or comply with any one or more of its obligations under any of the Notes or the Agency Agreement; or

      (i) Analogous Events: any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in either of the foregoing clause (c),

any Note may, by written notice (a "Termination Notice") addressed by the holder thereof to the Issuer and delivered to the Issuer or to the specified office of the Paying Agent, be declared immediately due and payable, whereupon it shall become immediately due and payable at its principal amount together with accrued interest without further action or formality (unless it is proven that the event that has led to the Note being declared immediately due and payable has been cured at the time the notice of such declaration is received by the Issuer or a Paying Agent). Notice of any such declaration shall promptly be given to the Noteholders.

For purposes of this Condition 10, "Material Subsidiary" means, at any particular time:

      (i) any Subsidiary of the Issuer: (a) whose revenues are 3% or more of the consolidated revenues of the Issuer and its Subsidiaries taken as a whole (the "Group"), or (b) whose gross assets (consolidated if such Subsidiary has Subsidiaries) are 3% or more of the consolidated gross assets of the Group, all as shown in the most recent audited consolidated accounts of the Group and audited accounts of any such Subsidiary; and

      (ii) any Subsidiary of the Issuer which becomes a Subsidiary of the Issuer or acquires assets subsequent to the date of the then most recent audited consolidated accounts of the Group, and (a) whose revenues would be 3% or more of the consolidated revenues of the Group, or (b) whose gross assets (consolidated if such Subsidiary has Subsidiaries) would be 3% or more of the consolidated gross assets of the Group, if the latest audited consolidated accounts of the Group and audited accounts of such Subsidiary were prepared on its becoming a member of the Group or as at the date of acquisition of such assets, as the case may be, provided that (x) any Subsidiary, which immediately prior to the transfer thereof, was a Material Subsidiary, that transfers all or part of its business, undertaking or assets such that immediately after such transfer it is no longer a Material Subsidiary shall immediately cease to be a Material Subsidiary and (y) a Subsidiary which becomes a Material Subsidiary pursuant to (ii)(a) or (b) above shall cease to be a Material Subsidiary after the date of publication of the first audited consolidated accounts of the Group prepared after such Subsidiary becomes a Material Subsidiary unless it remains to be treated as a Material Subsidiary pursuant to (i) above.

For the purposes of this definition of "Material Subsidiary", if there shall at any time not be any relevant published audited consolidated accounts of the Group and/or audited accounts of any Subsidiary, references thereto herein shall be deemed to refer to a pro forma consolidation prepared by the Issuer or such Subsidiary, as the case may be, and agreed by the auditors from time to time of the relevant published accounts of the Group.

A report of the auditors of the Issuer, from time to time, that in their opinion a Subsidiary is or is not, or was or was not, at any particular time a Material Subsidiary shall be conclusive and binding on the Issuer and the Noteholders (in the absence of manifest error) and, for the purposes of (ii) above, in determining whether a Subsidiary is a Material Subsidiary, the latest audited consolidated accounts of the Group and/or the latest audited accounts of the relevant Subsidiary shall be adjusted as such auditors think fair and appropriate to take account of Subsidiaries or assets acquired or disposed of subsequent to the date of such accounts.

11.   PAYING AGENT, CONVERSION AGENT AND REGISTRAR

(1) The Registrar, Paying Agent and Conversion Agent (the "Agents") and their respective specified office is as follows:

      ING Bank N.V.
      Van Heenvlietlaan 220
      1083 CN  Amsterdam
      The Netherlands

(2) In acting as Agents in connection with the Notes, the Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders.

(3) The Issuer reserves the right at any time to vary or terminate the appointment of any of the Agents, and to appoint successor or additional paying agents, successor or additional conversion agents or successor or additional Registrars, provided that so long as the Notes are listed on Euronext Amsterdam, the Issuer shall maintain a Paying Agent (i) in Amsterdam if the rules and regulations of Euronext Amsterdam so require and (ii) in a European Union member state (if any) that will not be obliged to deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 3 June 2003 or any law implementing or complying with, or introduced in order to conform to such Directive. Notice of any change in the Paying Agent, the Conversion Agent or the Registrar, or in the specified office of the Paying Agent, the Conversion Agent or the Registrar shall promptly be given to the Noteholders in accordance with Condition 12.

12. NOTICES

Notices to the Noteholders will be valid if published in a leading newspaper having general circulation in the Netherlands, in the Euronext Amsterdam Daily Official List (officiele prijscourant) (so long as the Notes are listed on Euronext Amsterdam and the rules of Euronext Amsterdam so require) and in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication (or, if published more than once or on different dates, on the first date on which publication is made), provided that notices to Noteholders may be given by delivery of the relevant notice to Euroclear Netherlands for communication by them to their respective participants in substitution for publication as required by this Condition, provided always that, so long as the Notes are listed on Euronext Amsterdam, the requirements of Euronext Amsterdam have been complied with and, where such requirements specify publication in a leading newspaper having general circulation in the Netherlands and in the Euronext Amsterdam Daily Official List, such requirement has been complied with.

13. GOVERNING LAW AND JURISDICTION

(1) The form and contents of the Notes, as well as all the rights and duties arising therefrom, are governed exclusively by Dutch law. The place of performance is the Netherlands.

(2) The Issuer irrevocably submits to the non-exclusive jurisdiction of the competent court in Amsterdam, the Netherlands to settle any disputes which may arise out of, or in connection with the Notes and these Terms and Conditions. Accordingly, any suits, actions or proceedings arising out of, or in connection with the Notes and these Terms and Conditions may be brought in such court.

(3) Any person holding a beneficial interest in a Note represented may in any proceedings against the Issuer or to which such Noteholder and the Issuer are parties protect and enforce in its own name its rights arising under its Notes only on the basis of a statement issued by its Custodian (a) stating the full name and address of such person, (b) specifying an aggregate principal amount of Notes credited on the date of such statement to such person's securities account maintained with such Custodian and (c) confirming that the Custodian has given a written notice to Euroclear Netherlands, as appropriate, and the Registrar containing the information pursuant to (a) and (b). For purposes of the foregoing, "Custodian" means any bank or other financial institution of recognised standing authorised to engage in the securities custody business with which the owner of a beneficial interest in a Note maintains a securities account in respect of any Notes and includes the Euroclear Netherlands Participants.

14. AMENDMENT

(1) The Terms and Conditions of the Notes may be modified or amended by the Issuer, without the consent of the Noteholders, for the purpose of (a) adding to the covenants of the Issuer for the benefit of the Noteholders;
      (b) surrendering any right or power conferred upon the Issuer; (c) securing the Notes; (d) evidencing the assumption by another legal entity of all of the obligations of the Issuer with respect to the Notes as the result of a merger permitted by Condition 10(d); or (e) curing any ambiguity, inconsistency, defect or omission in the Notes or between the Terms and Conditions, to all of which each Noteholder shall, by acceptance hereof, consent.

(2) The Terms and Conditions of the Notes may also be modified or amended by the Issuer, and past defaults thereunder or under the Agency Agreement by the Issuer may be waived, with the written consent of the Noteholders of not less than 662/3% in aggregate principal amount of the Notes outstanding. Any such written consent of holders may be arranged by the Issuer or such holders. Notwithstanding the foregoing, no such modification, amendment or waiver, without the consent of the holders of not less than 75% in aggregate principal amount of the Notes outstanding, may: (a) waive a default in the payment of the principal of or interest on any Note, or change the stated maturity of the principal of or the time for payment of any instalment of interest on any Note, or change the currency of payment of the principal of, or interest on, any Note or reduce the principal amount of, or the rate of interest on, any Note, or impair the right to institute suit for the enforcement of any such payment on or with respect to any Note; (b) reduce the above-stated percentage in principal amount of the outstanding Notes required for any modification of or amendment to the Terms and Conditions of the Notes, or of any waiver of any past default; or (c) modify any of the provisions of this clause except to provide that certain other provisions of the Terms and Conditions cannot be modified, amended or waived without the consent of the holders of not less than 75% in aggregate principal amount of the Notes outstanding.

(3) The Agency Agreement contains provisions for convening meetings of Noteholders (including at the Issuer's request) for the purpose of considering any matter affecting their interests. Such meeting may be convened by Noteholders holding not less than 25% in aggregate principal amount of the Notes for the time being outstanding (as defined in the Agency Agreement). The quorum at any such meeting for passing a resolution will be one or more persons representing 66 2/3% of the principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the principal amount of Notes so held or represented, provided that at any meeting the business of which includes the matters set out in Conditions 14(2)(a), (b) and (c) above, the necessary quorum for any such meeting will be one or more persons holding or representing not less than 75% in aggregate principal amount of the Notes for the time being outstanding, or at any adjourned such meeting one or more persons being or representing Noteholders whatever the principal amount of Notes so held or represented. At any meeting of Noteholders, a resolution may be passed if adopted by at least 66 2/3% of the votes validly cast at such meeting, and with respect to a resolution relating to the matters in Conditions 14(2)(a), (b) and
      (c) above, if adopted by at least 75% of the votes validly cast at such meeting. A resolution duly passed in accordance with the provisions of the Agency Agreement at any meeting of Noteholders or in writing will be binding on all Noteholders whether or not they are present at the meeting and whether or not they vote in favour. The Issuer and the Paying Agent and Conversion Agent may enter into an agreement or agreements supplemental to the Agency Agreement for the purpose of making any amendment or modification to the Notes or the Agency Agreement or modifying in any manner the rights of any Noteholder with the requisite consent of the Noteholders as described in this Condition 14.

15. FURTHER ISSUES

The Issuer may from time to time, without the consent of the Noteholders, create and issue further notes, bonds or debentures either having the same terms and conditions as the Notes (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds or debentures or any series (including the Notes) or upon such other terms as to interest, subordination (if any), conversion, premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any further notes, bonds or debentures forming a single series with the outstanding notes, bonds or debentures of any series (including the Notes) constituted under the Agency Agreement shall be constituted by a supplement to the Agency Agreement.

16. MISCELLANEOUS

(1) No service charge shall be made for any registration of transfer or exchange of the Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, which shall be for the account of the Noteholder.

(2)   The Issuer undertakes to comply with the provisions set forth in Article
      2.1.20 of Schedule B of the Listing and Issuing Rules (Fondsenreglement) of Euronext Amsterdam as in force on the date of this document.

(3) Claims for payment of principal, interest or any other amounts in respect of the Notes which are not exercised within five years from the relevant Due Date will lapse and revert to the Issuer.

The Notes have been accepted for clearance through Euroclear Netherlands under International Securities Identification Number ("ISIN") NL0000116648, Common Code 020851112 and Fondscode: NL02085112.

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

                                 USE OF PROCEEDS

The aggregate net proceeds from the sale of the Notes offered hereby, after deduction of underwriting commission and estimated expenses, are estimated to be approximately (euro)43.5 million. These net proceeds will be used for general corporate purposes, including working capital and capital expenditures. In addition, Besi may choose to repay all or a portion of the credit facilities that have been assumed upon completion of the acquisition of Datacon. At 31 December 2004, net debt of Datacon aggregated (euro)23.3 million. Pending such use, Besi intends to invest all or a portion of the net proceeds in short-term, interest-bearing instruments.

                                 CAPITALIZATION

Set forth below is the historical consolidated capitalization of the Company as of 30 September 2004 and as adjusted on a pro forma basis to give effect to the offering of the Notes and the application of the expected net proceeds. The Company may utilize a portion of the net proceeds from the offering to help finance the acquisition of Datacon. See "Use of Proceeds".

                                               30 SEPTEMBER 2004
(in euro million)                                    ACTUAL             AS ADJUSTED
Cash and cash equivalents (1)                        102.4                 145.9
                                                     =====                 =====
5.5% Convertible Notes due 2012                          -                  46.0

Bank term loans                                        1.8                   1.8
Capital lease obligations                             12.0                  12.0
                                                     -----                 -----
Total long-term debt and capital leases               13.8                  59.8
Total shareholders' equity                           183.9                 183.9
                                                     -----                 -----
Total capitalization                                 197.7                 243.7
                                                     =====                 =====

Notes:

(1) Net of underwriting commission and estimated expenses, in aggregate presently estimated at (euro)2.5 million.

                          ORDINARY SHARE PRICE HISTORY

The Ordinary Shares are listed on Euronext Amsterdam and on Nasdaq. The following tables set out the high and low closing prices of the Ordinary Shares for the periods indicated on Euronext Amsterdam, as reported by Bloomberg, and on Nasdaq, as furnished by Nasdaq:

                                                               EURONEXT AMSTERDAM                         NASDAQ
                                                             -----------------------               --------------------
       (PRICE)                                                HIGH              LOW                HIGH            LOW
       -------                                               ------           ------               -----           ----
                                                             (euro)           (euro)                ($)             ($)
1999                                                          14.70            5.10                15.00           5.88
2000                                                          28.45            8.70                27.75           7.28
2001                                                          12.50            5.00                11.63           4.40
2002                                                          10.40            3.70                 9.70           3.35
2003                                                           6.92            3.15                 8.49           3.16
2004                                                           7.19            3.65                 8.99           4.62
2005 (THROUGH JANUARY)                                         4.21            4.01                 5.65           5.20

                                                               EURONEXT AMSTERDAM                         NASDAQ
                                                             -----------------------               --------------------
2004                                 (INTRADAY PRICES)        HIGH              LOW                HIGH            LOW
-----------                          -----------------       ------           ------               -----           ----
                                                             (euro)           (euro)                ($)             ($)
13 December                                                   4.17             4.13                 5.51            5.46
14 December                                                   4.07             3.90                 5.50            5.25
15 December                                                   4.05             3.96                    -               -
16 December                                                   4.08             4.00                 5.59            5.40
17 December                                                   4.08             3.95                    -               -
20 December                                                   4.02             3.95                 5.37            5.31
21 December                                                   4.05             3.96                 5.49            5.21
22 December                                                   4.09             4.00                 5.40            5.35
23 December                                                   4.09             4.00                 5.54            5.36
24 December                                                   4.07             4.00                    -               -
27 December                                                   4.07             3.97                 5.51            5.22
28 December                                                   4.04             4.00                 5.50            5.27
29 December                                                   4.03             3.98                 5.65            5.38
30 December                                                   4.04             3.98                 5.58            5.58
31 December                                                   4.05             4.00                 5.67            5.32
2005
3 January                                                     4.15             4.02                 5.71            5.49
4 January                                                     4.27             4.03                 5.72            5.64
5 January                                                     4.18             4.09                 5.46            5.44
6 January                                                     4.17             4.08                 5.40            5.20
7 January                                                     4.10             3.99                 5.44            5.26

10 January                                                    4.14             4.05                 5.45           5.374
11 January                                                    4.13             4.08                5.381           5.376
12 January                                                    4.13             4.04                 5.40            5.35
13 January                                                    4.10             4.03                 5.47            5.47
14 January                                                    4.10             4.07                 5.39            5.39
17 January                                                    4.10             4.08                    -               -
18 January                                                    4.10             4.03                 5.35            5.29
19 January                                                    4.08             4.02                 5.27            5.20
20 January                                                    4.06             3.95                 5.36            5.12
21 January                                                    4.05             3.99                    -               -

                                  [LINE GRAPH]

                                  [LINE GRAPH]

                          DIVIDENDS AND DIVIDEND POLICY

HISTORICAL DIVIDENDS

The Company has never paid a dividend in respect of its Ordinary Shares.

DIVIDEND POLICY

The Company intends to retain any future earnings to finance its operations and to help finance future acquisitions. Therefore, the Company does not expect to pay any dividends in the foreseeable future.

According to Besi's Corporate Governance Code, the policy of Besi on additions to reserves and on dividends (the level and purpose of the addition to reserves, the amount of the dividend and the type of dividend) and resolutions to pay a dividend shall be dealt with as a separate agenda item at the General Meeting of Shareholders.

See "Investment Considerations" and "Share Capital, Corporate Structure and Corporate Governance".

PREFERENCE SHARES

Each year, the Board of Management subject to approval of the Supervisory Board, shall determine which part of the profit - the positive balance of the profit and loss account - shall be reserved. From the profit remaining after reservation, a dividend shall be distributed on the preference shares equal to the average EURIBOR rate plus two calculated over the amounts paid on such shares, the average being taken over the number of days this rate applied over the financial year concerned. Currently there are no Preference Shares outstanding. See "Share Capital, Corporate Structure and Corporate Governance".

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF BESI'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company designs, develops, manufactures, markets and services products for the semiconductor industry's back-end assembly operations.

The Company's net sales and results of operations depend in significant part on the level of capital expenditures by semiconductor manufacturers, which in turn depends on the current and anticipated market demand for semiconductors and for products utilizing semiconductors. Demand for semiconductor devices and expenditures for the equipment required to assemble semiconductors is cyclical, depending in large part on levels of demand worldwide for computing and peripheral equipment, telecommunications devices and automotive and industrial components as well as the production capacity of global semiconductor manufacturers. Historically, as demand for these devices has increased, semiconductor manufacturers have sought to increase their capacity by increasing the number of wafer fabrication facilities and equipment production lines, and installing equipment that incorporates new technology to increase the number of devices and the amount of computing power per device. As demand has increased, semiconductor prices have also typically risen. Conversely, if the additional capacity outstrips the demand for semiconductor devices, manufacturers historically have cancelled or deferred additional equipment purchases until demand again begins to outstrip aggregate capacity. Under such circumstances, semiconductor prices typically fall.

Due to the lead times associated with the production of the Company's semiconductor manufacturing equipment, the Company's sales orders historically have lagged any downturn or recovery in the semiconductor market by approximately nine to twelve months. The Company's results of operations historically have fluctuated significantly both on an annual and quarterly basis depending on overall levels of semiconductor demand globally and the specific production requirements of the Company's principal customers. During 2001, the Company saw a significant deterioration in industry conditions. Although the Company experienced increased order levels in 2002, the slowdown in the semiconductor and semiconductor equipment industry continued throughout 2002 and 2003. In the first half of 2004, industry conditions improved and the Company saw a significant increase in bookings as compared to the first half of 2003. However, in the third quarter of 2004, the Company saw a deterioration in industry conditions, resulting in a significant decrease in bookings in the third quarter of 2004 as compared to the first half of 2004.

The Company's sales are generated primarily by shipments to the Asian manufacturing operations of leading U.S. and European semiconductor manufacturers and, to a lesser extent, Korean and other Asian manufacturers and subcontractors. Most of the Company's principal competitors on a worldwide basis are Japanese, which historically have dominated the Japanese market, because Japanese semiconductor manufacturers typically purchase equipment from domestic suppliers. To date, the Company's sales to Japanese customers have been limited.

The Company's sales to specific customers tend to vary significantly from year to year depending on customers' capital expenditure budgets, new product introductions, production capacity and packaging requirements. In addition, the Company derives a substantial portion of the Company's net sales from products that have an average selling price in excess of (euro)300,000 and that have significant lead times between the initial order and delivery of the product. The timing and recognition of net sales from customer orders can cause significant fluctuations in operating results from quarter to quarter.

RECENT EVENTS

ACQUISITION OF DATACON

On 4 January 2005, the Company - partly through a subsidiary - completed the acquisition of 100% of the ordinary shares of Datacon for a total consideration of (euro)72.6 million, of which (euro)65 million was paid in cash and the remainder in 1,933,842 newly issued Ordinary Shares.

Datacon, a private company founded in 1986 and located in Radfeld, Austria, is a leading global manufacturer of flip chip bonding, multi chip die bonding and other related assembly equipment for the semiconductor and telecommunications industries (source: VLSI, 2003), with (euro)58.3 million reported revenue for the fiscal year ended 31 March 2004 and (euro)39.1 million for the six months ended 30 September 2004.

Datacon's products provide a wide range of die bonding capabilities for the advanced packaging market, ranging from high precision single die attach to sophisticated multi chip, die and flip chip bonding applications. In addition, Datacon offers customers tailored solutions ranging from single machines to entire production lines with equipment integrated from third parties.

Datacon's largest customers are principally European and U.S. semiconductor manufacturers such as Epcos, Infineon, Bosch, ST Micro electronics, Skyworks and Fairchild as well as Asian assembly subcontractors such as Amkor, ASE and Chippac STATS.

Datacon has production facilities in Radfeld, Austria, Gyor, Hungary and Berlin, Germany and currently employs approximately 450 people. Datacon has an estimated installed base of approximately 1,500 machines at customer locations worldwide. See "Acquisition of Datacon".

RESTRUCTURING

On 14 December 2004, Besi announced a restructuring of its operations focused principally on a workforce reduction of 81 employees at its Dutch packaging and tooling manufacturing operations in Duiven and Brunssum, the Netherlands, or approximately 10% of total fixed headcount worldwide, as part of a plan to address the current downturn in the semiconductor industry. In addition, Besi announced that it will phase out approximately 50 temporary workers at the Duiven facility. A component of the restructuring will be the closing of Besi's tooling facility in Brunssum, the Netherlands in the first half of 2005. The workforce reductions are expected to occur during the first quarter of 2005.

Besi intends to take a restructuring charge in the fourth quarter ending 31 December 2004 to cover the estimated costs of this workforce reduction which the Company does not expect to exceed (euro)5.6 million. Furthermore, in the fourth quarter of 2004, Besi expects to incur a charge of up to (euro)1.7 million relating to the write down of certain inventories and work in progress, which would have the effect of reducing gross margins for the fourth quarter of 2004 by up to 5.5 percentage points.

Ongoing economic uncertainties and industry over-capacity resulted in customers delaying scheduled deliveries, capacity investment and the funding of strategic programs in the last half of 2004. On 14 December 2004 Besi announced that it forecasted that net sales for the fourth quarter of 2004 will decline by approximately 20% as compared to the third quarter level. Besi has taken steps to realign its operations in response to reduced demand. The restructuring also is consistent with Besi's plans to reduce exposure in high cost geographies and to rely more on low cost manufacturing regions.

EVALUATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations is based upon its condensed consolidated financial statements, which are included elsewhere in this Prospectus and which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Areas where significant judgments are made include, but are not limited to, revenue recognition, inventories, long-lived assets and goodwill and intangible assets. Actual results could differ materially from these estimates.

For a more detailed explanation of the judgments made on these areas and a discussion of the Company's accounting policies, please refer to "Evaluation of Critical Accounting Policies" included in Item 5 of the Company's Annual Report on Form 20-F for the year ended 31 December 2003. Since 31 December 2003, there have been no significant changes to the Company's critical accounting policies.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table discloses the Company's contractual obligations and commercial commitments as of 30 September 2004.

                                                                              PAYMENTS DUE BY PERIOD
                                                  --------------------------------------------------------------------------------
(EURO IN THOUSANDS)                               LESS THAN 1 YEAR      1-3 YEARS      4-5 YEARS        AFTER 5 YEARS       TOTAL
-------------------                               ----------------      ---------      ---------        -------------       ------
Long term debt obligations                                 159              1,805              -                   -         1,964
Capital lease obligations
  including imputed interest                               716             11,931              8                  18        12,673
Operating lease obligations                                964              1,608          1,410               3,762         7,744
Unconditional purchase obligations                       8,530                  -              -                   -         8,530
                                                        ------             ------          -----               -----        ------
TOTAL CONTRACTUAL OBLIGATIONS AND
COMMERCIAL COMMITMENTS                                  10,369             15,344          1,418               3,780        30,911
                                                        ======             ======          =====               =====        ======

Unconditional purchase obligations relate to buildings, equipment and specific external technical staff.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

NINE MONTHS ENDED 30 SEPTEMBER 2003 COMPARED TO NINE MONTHS ENDED 30 SEPTEMBER 2004


                                                                                 NINE MONTHS ENDED 30 SEPTEMBER
(Euro amounts in thousands, except                      -----------------------------------------------------------------------
share and per share data)                               2003  (UNAUDITED)          %            2004 (UNAUDITED)            %
------------------------------------------------        -----------------        ------         ----------------          -----
Net sales                                                    62,072              100.0                 95,458             100.0
Cost of sales                                                43,502               70.1                 64,508              67.6
                                                         ----------              -----             ----------             -----

Gross profit                                                 18,570               29.9                 30,950              32.4

Selling, general and administrative expenses                 19,021               30.6                 20,611              21.6
Research and development expenses                             9,745               15.7                  9,327               9.8
Amortization of intangible assets                             1,896                3.1                  1,852               1.9
                                                         ----------              -----             ----------             -----

Total operating expenses                                     30,662               49.4                 31,790              33.3

Operating loss                                              (12,092)             (19.5)                  (840)             (0.9)
Interest income, net                                          2,132                3.5                  1,512               1.6
                                                         ----------              -----             ----------             -----

Income (loss) before taxes and minority interest             (9,960)             (16.0)                   672               0.7
Income tax expense (benefit)                                 (1,683)              (2.7)                   421               0.4
                                                         ----------              -----             ----------             -----

Income (loss) before minority interest                       (8,277)             (13.3)                   251               0.3

Minority interest                                                29                0.0                     29               0.0
                                                         ----------              -----             ----------             -----

NET INCOME (LOSS)                                            (8,248)             (13.3)                   280               0.3
                                                         ==========              =====             ==========             =====

Income (loss) per share
-               Basic                                         (0.27)                                     0.01
-               Diluted                                       (0.27)                                     0.01

Number of shares used in calculating
income (loss) per share:
-               Basic                                    30,820,091                                30,794,660
-               Diluted                                  30,820,091                                30,874,353
                                                         ==========              =====             ==========             =====

NET SALES

The Company's net sales consist of sales of molding systems, trim and form integration systems, singulation systems, plating systems and die handling systems.

The Company's net sales increased from (euro)62.1 million in the first nine months of 2003 to (euro)95.5 million in the same period of 2004, an increase of 53.8%. The increase in net sales in the first nine months of 2004 as compared to the first nine months of 2003 was due to increased order levels in the first half of 2004, resulting in increased shipments in the first nine months of 2004 for all product lines.

The Company's net sales per product line for the first nine months ended 30 September 2003 and 2004 were as follows:

                                                     NINE MONTHS ENDED 30 SEPTEMBER
(Euro in million)                                  2003 (UNAUDITED)   2004 (UNAUDITED)   % CHANGE
---------------------------------                  ----------------   ----------------   --------
Molding systems                                            26.4              42.9           62.5%
Trim and form integration systems                          15.1              16.0            6.0%
Singulation systems                                         4.6               8.8           91.3%
Plating systems                                            14.5              22.2           53.1%
Die handling systems                                        1.5               5.6          273.3%
                                                           ----              ----          -----

TOTAL NET SALES                                            62.1              95.5           53.8%
                                                           ====              ====          =====

BACKLOG

Backlog decreased by 27.5% to (euro)45.1 million at 30 September 2004 from
(euro)62.2 million at 30 June 2004 and increased by 13.3% from (euro)39.8 at 31 December 2003. New orders for the third quarter of 2004 amounted to (euro)23.2 million as compared to (euro)16.5 million in the third quarter of 2003 and
(euro)47.5 million in the second quarter of 2004. The book-to-bill ratio was
0.57 for the third quarter of 2004 as compared to a book-to-bill ratio of 0.94 for the third quarter of 2003 and 1.44 for the second quarter of 2004. As a result of the significant reduction in new orders in the third quarter of 2004, the Company expects that net sales in the fourth quarter of 2004 will experience a decrease from those experienced in the third quarter of 2004.

The Company includes in backlog only those orders for which it has received a completed purchase order. Such orders are subject to cancellation by the customer with payment of a negotiated charge. Because of the possibility of customer changes in delivery schedules, cancellation of orders and potential delays in product shipments, backlog as of any particular date may not be representative of actual sales for any succeeding period.

GROSS PROFIT

Cost of sales includes materials, purchased components and subassemblies from subcontractors, direct labor and manufacturing overhead. It also includes costs relating to the pre-production and customization of new equipment once a product has advanced beyond the prototype stage. Changes in the Company's cost of sales typically lag changes in net sales due to the Company's manufacturing lead times.

Gross profit increased by 66.7% from (euro)18.6 million in the first nine months of 2003 to (euro)31.0 million in the first nine months of 2004. As a percentage of net sales, gross profit increased from 29.9% in the nine months ended 30 September 2003 to 32.4% in the same period of 2004, due to the increase in net sales and the benefits achieved from increased economies of scale in the first nine months of 2004 and an increase in gross margins realized from the sale of all product lines except for molding systems.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consist of expenses related to sales of products and services, administrative and other corporate level expenses not related to the production of products and all expenses associated with ongoing customer support.

The Company's selling, general and administrative expenses for the nine months ended 30 September 2003 totaled (euro)19.0 million and represented 30.6% of net sales, compared to (euro)20.6 million or 21.6% of net sales in the nine month period ended 30 September 2004. The decrease in selling, general and administrative expenses as percentage of net sales resulted primarily from the increase in net sales levels and the results of the Company's restructuring efforts.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development spending relating to packaging and die handling equipment varies from year to year depending on the Company's new product development cycle. As research and development expenses do not include pre-production and customization costs, the Company's research and development expenses decrease as products move from prototype development to production and final customer acceptance.

Research and development expenses relating to plating equipment include costs related solely to new product development efforts and exclude new product pre-production and customization expenses and design and engineering expenses incurred in sustaining and enhancing existing product lines.

The Company's research and development expenses decreased from (euro)9.7 million in the nine months ended 30 September 2003 to (euro)9.3 million in the same period of 2004. As a percentage of net sales, research and development expenses were 15.7% and 9.8% during the nine months ended 30 September 2003 and 2004, respectively.

OPERATING LOSS

The Company's operating loss decreased from a loss of (euro)12.1 million in the first nine months of 2003 to a loss of (euro)0.8 million in the first nine months of 2004. Operating loss in the first three quarters of 2004 decreased as compared to the first three quarters of 2003 due to increased sales and gross margins.

INTEREST INCOME, NET

The Company's interest income, net decreased from (euro)2.1 million in the first nine months of 2003 to (euro)1.5 million in the first nine months of 2004, due to lower interest rates and lower cash and cash equivalent balances.

INCOME TAX EXPENSE (BENEFIT)

The Company's income tax benefit amounted to (euro)1.7 million in the first nine months of 2003 compared to an income tax expense of (euro)0.4 million in the first nine months of 2004. The effective tax rate was 16.9% in the first nine months of 2003 and 62.7% in the first nine months of 2004. The increase of the effective tax rate was due to losses in certain foreign subsidiaries in which the Company was not able to recognize a tax benefit, as management believes that the recent losses of these subsidiaries should be given substantially more weight than forecasts of future profitability in the evaluation. Furthermore, the increase was due to certain non deductible losses recorded in the third quarter of 2004.

NET INCOME (LOSS)

The Company's net loss for the first nine months of 2003 amounted to (euro)8.2 million compared to income of (euro)0.3 million in the first nine months of 2004. The increase of the Company's net result in the first nine months of 2004 compared to the first nine months of 2003 was principally due to the increase in net sales and gross margins.

LIQUIDITY AND CAPITAL RESOURCES

The Company had (euro)108.9 million and (euro)102.4 million in cash and cash equivalents at 31 December 2003 and 30 September 2004, respectively.

The Company finances its Meco subsidiary and, to an extent, its Fico subsidiary, on a stand-alone basis. Meco utilizes funds generated from its results of operations and available bank lines of credit to finance its working capital and capital expenditure requirements. Meco and Fico maintain lines of credit with various local commercial banks. The credit lines of Meco and Fico are unsecured, except for pledges on the accounts of Fico and Meco with the banks that provide the facilities. The principal restrictive covenant in each line is related to solvency ratios, which generally are based on a ratio of each subsidiary's equity to its assets. Currently, the Company's Besi Die Handling Systems subsidiary and, to an extent, Fico are financed through intercompany loans. Fico Tooling Leshan Company Ltd. in China, 87% of which is owned by the Company, is partly financed by long-term loans issued by a local bank.

The working capital requirements of the Company's subsidiaries are affected by the receipt of periodic payments on orders from their customers. Although Fico and Besi Die Handling generally receive partial payments for automated molding systems, automated trim and form integration systems and die handling systems prior to final installation, initial payments generally do not cover a significant portion of the costs incurred in the manufacturing of such systems. Meco generally receives a higher initial payment upon receipt of orders than Fico and Besi Die Handling.

Net cash (used in) provided by operating activities was (euro)1.9 million and ((euro)11.7) million in the first nine months of 2003 and 2004, respectively. The primary uses of cash in operations in the first nine months of 2004 were working capital requirements of (euro)16.4 million as a result of the substantial increase in bookings activity during the first half of 2004.

At 30 September 2004, the Company's cash and cash equivalents totaled
(euro)102.4 million and the Company's total debt and capital lease obligations totaled (euro)14.6 million. At 30 September 2004, shareholders' equity stood at
(euro)183.9 million.

On 6 February 2004, Fico sold land and buildings in Duiven, the Netherlands in a sale and lease-back transaction for (euro)14.5 million in cash. At the date of the transaction, the net book value of the real estate sold was approximately equal to the selling price of the real estate. The Company granted the buyer a
(euro)1.5 million loan which is payable over a maximum period of 24 months. The loan can be repaid at any time during the term of the loan. The loan is secured by a second mortgage on the land and buildings which were the subject of the sale and lease back transaction. The loan bears interest at the rate of 4.5% per annum. The transaction will be accounted for as a financing until the buyer pays off the loan. Once the loan is repaid, the remaining lease is expected to be accounted for as an operating lease.

At 30 September 2004, Meco and Fico had available lines of credit amounting to in aggregate (euro)13.5 million, under which no borrowings were outstanding, but with the amount available to be drawn under the lines reduced by (euro)1.0 million in outstanding bank guarantees. At 30 September 2004, (euro)0.9 million of the lines of credit was reserved for foreign exchange contracts. Interest is charged at the bank's base lending rates plus an increment of 1.5%. The credit facility agreements include covenants requiring the Company to maintain certain financial ratios. The Company was in compliance with, or had received waivers for, all loan covenants at 30 September 2004.

The Company believes that its cash position, internally generated funds and available lines of credit will be adequate to meet its levels of capital spending, research and development and working capital requirements for at least the next twelve months.

CAPITAL EXPENDITURE

The Company's capital expenditures decreased from (euro)10.0 million in the first nine months of 2003 to (euro)2.6 million in the first nine months of 2004. The decrease in capital expenditures is mainly due to the completion of the Company's facilities in Duiven, the Netherlands and in China, which were mainly constructed in 2003. The Company expects total capital spending in 2004 to amount to approximately (euro)5.0 million. A majority of the capital expenditures of (euro)5.0 million will be used to further expand the Company's production capacity in China and Malaysia.

The Company's capital expenditures were (euro)3.4 million in 2001, (euro)4.9 million in 2002 and (euro)11.9 million in 2003.

The expenditures in 2003 were incurred primarily for the construction of an 80,000 square foot facility in Duiven, the Netherlands for molding systems and tooling manufacturing and the establishment of the Company's first manufacturing facility in China for the production of tools.

YEAR ENDED 31 DECEMBER 2002 COMPARED TO YEAR ENDED 31 DECEMBER 2003

                                                                             YEAR ENDED 31 DECEMBER
                                                              ----------------------------------------------
(Euro amounts in thousands, except share and per share data)      2002         %          2003           %
------------------------------------------------------------  ----------     -----     -----------     -----
Net sales.                                                        83,228     100.0          85,500     100.0
Cost of sales.                                                    55,849      67.1          63,345      74.1
                                                                  ------     -----          ------     -----
Gross profit.                                                     27,379      32.9          22,155      25.9
Selling, general and administrative expenses.                     26,235      31.5          25,436      29.8
Research and development expenses                                 12,470      15.0          13,564      15.9
Restructuring charges.                                               786       0.9               -         -
Impairment of intangibles                                          3,302       4.0             287       0.3
Amortization of intangible assets.                                 2,591       3.1           2,522       2.9
                                                                  ------     -----          ------     -----
Total operating expenses                                          45,384      54.5          41,809      48.9
Operating loss                                                   (18,005)    (21.6)        (19,654)    (23.0)
Interest income, net                                               3,395       4.1           2,815       3.3
                                                                  ------     -----          ------     -----
Loss before taxes and equity in loss of affiliated
companies and minority interest                                  (14,610)    (17.5)        (16,839)    (19.7)
Income taxes (benefit)                                             2,404       2.9          (3,292)     (3.9)
                                                                  ------     -----          ------     -----
Loss before equity in loss of affiliated companies
and minority interest.                                           (17,014)    (20.4)        (13,547)    (15.8)
Equity in loss of affiliated companies and loss on
sale of affiliated companies                                           -         -               -         -
Minority interest                                                      3         -              50         -
                                                                  ------     -----          ------     -----
NET LOSS                                                         (17,011)    (20.4)        (13,497)    (15.8)
                                                                  =======    =====         =======     =====

Loss per share:
Basic                                                              (0.54)                    (0.44)
Diluted                                                            (0.54)                    (0.44)

The weighted average number of shares used to compute
net loss per share:
Basic                                                         31,462,482                30,813,681
Diluted                                                       31,462,482                30,813,681

NET SALES

The Company's net sales increased from (euro)83.2 million in 2002 to (euro)85.5 million in 2003, an increase of 2.8%. The increase in net sales in 2003 as compared to 2002 was due to increased order levels in the second half of 2002, resulting in increased shipments in 2003, especially for trim and form integration systems and singulation systems, offset by lower sales for die handling systems.

The Company's net sales per product line for the periods indicated were as follows:

                                       2002       2003       % CHANGE
(Euro in millions)                     ----       ----       --------
Molding systems                        35.2       36.6            4.0
Trim and form integration systems      15.8       22.1           39.9
Singulation systems                     2.9        4.6           58.6
Plating systems                        21.7       20.1           (7.4)
Die handling systems                    7.6        2.1          (72.4)
                                       ----       ----       --------
TOTAL NET SALES                        83.2       85.5            2.8
                                       ====       ====       ========

BACKLOG

The Company's backlog at 31 December 2003 decreased by 6.4% to (euro)39.8 million from (euro)42.5 million at 31 December 2002. This decrease was primarily due to a relatively high backlog for trim and form integration systems at 1 January 2003 that decreased as a result of increased shipments of these systems in 2003. The decrease in trim and form integration systems' backlog was partly offset by an increased backlog for singulation systems and die handling systems. New orders in 2003 were (euro)82.9 million, a decrease of 7.0%, as compared to
(euro)89.1 million in 2002, which included (euro)1.8 million of die handling systems' backlog that was acquired as part of the Company's purchase of Laurier. The book-to-bill ratio for 2003 was 0.97 compared to 1.07 for 2002.

GROSS PROFIT

Gross profit decreased by 19.0% from (euro)27.4 million in 2002 to (euro)22.2 million in 2003. As a percentage of net sales, gross profit decreased from 32.9% in 2002 to 25.9% in 2003. The gross profit in 2003 was adversely affected by slightly lower margins, mainly caused by the devaluation of the U.S. dollar against the euro. Furthermore, charges of (euro)2.9 million were recorded in the fourth quarter of 2003 for higher engineering and modification costs and inventory write-downs associated with the completion of a multi-unit order with a specific customer.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The Company's selling, general and administrative expenses in 2002 totaled
(euro)26.2 million and represented 31.5% of net sales compared to (euro)25.4 million or 29.7% of net sales in 2003. The decrease in selling, general and administrative expenses resulted primarily from the Company's ongoing efforts to reduce the operating expenses.

RESEARCH AND DEVELOPMENT EXPENSES

The Company's research and development expenses increased from (euro)12.5 million in 2002 to (euro)13.6 million in 2003. As a percentage of net sales, research and development expenses were 15.0% and 15.9% in 2002 and 2003, respectively. The increase in research and development spending in 2003 reflects the Company's continued investment in research and development, mainly for the development of new trim and form systems, the Company's new AMS-i molding system, as well as spending for singulation systems.

RESTRUCTURING CHARGES

On 15 June 2001, the Company adopted an initial restructuring plan that included a reduction of the Company's global workforce (including temporary workers) of approximately 13%. These actions were necessitated by the semiconductor industry downturn that resulted in a significant reduction in new orders. The Company undertook this restructuring (i) to better align the Company's cost structure with anticipated revenues and (ii) to improve manufacturing efficiency and productivity. The Company recorded pre-tax restructuring charges of (euro)3.6 million in connection with the reduction of the Company's workforce in the second quarter of 2001. As a result of continued adverse market conditions in the semiconductor equipment industry, the Company took additional restructuring measures in each of the third and fourth quarters of 2001, which resulted in a cumulative workforce reduction of approximately 26%. In connection with those additional restructuring measures, the Company incurred additional restructuring charges for employee severance and benefits of (euro)1.7 million and (euro)3.0 million in the third and fourth quarter of 2001, respectively.

In the third quarter of 2002, the Company relocated the Company's flip chip die attach operations from New Jersey to New Hampshire in the United States and consolidated these activities with the Company's die sorting business to form a single die handling systems business unit. In the fourth quarter of 2002, the Company restructured the combined business by reducing its workforce by approximately 28%. The Company recorded a restructuring charge relating to these actions of (euro)0.8 million in 2002.

Changes in the restructuring reserve were as follows:

                             2001       2002       2003
                            (euro)     (euro)     (euro)
                            ------     ------     ------
Balance at 1 January             -      5,487      1,281
Additions                    8,306      1,991          -
Releases                         -     (1,201)         -
Impairments on assets            -       (107)         -
Cash payments               (2,819)    (4,889)      (760)
                            ------     ------     ------
BALANCE AT 31 DECEMBER       5,487      1,281        521
                            ======     ======     ======

The 2001 provision for the reduction in workforce included severance and other benefits for approximately 180 employees in the Netherlands and Asia. The additions to the restructuring reserve in 2002 related to higher than expected severance cost, later than expected final employment terminations and severance payments for the reduction in workforce in the United States and relocation cost. The releases in 2002 mainly relate to social security expenses and amounts paid to disabled personnel which the Company was not obliged to pay. Total remaining cash outlays for restructuring activities are expected to be (euro)0.5 million, which relate mainly to pension premiums to be paid for laid off employees over a period of two to five years.

OPERATING LOSS

Operating loss increased from (euro)18.0 million in 2002 to (euro)19.7 million in 2003. Operating loss for 2002 included non-cash goodwill impairment of
(euro)3.3 million and restructuring charges of (euro)0.8 million. Operating loss for 2003 included non-cash patent impairment of (euro)0.3 million and charges of
(euro)2.9 million related to higher engineering and modification costs and inventory write-downs associated with the completion of a multi-unit order with a specific customer. Furthermore, operating loss in 2003 increased as compared to 2002 due to slightly lower order margins as well as increased spending on research and development.

The Company incurred annual patent and other identifiable assets amortization charges of (euro)2.5 million in 2003, which related to the acquisitions of the Company's Fico, Meco, RDA and Laurier subsidiaries in October 1993, May 1995, September 2000 and January 2002, respectively.

As of 1 January 2002, the Company adopted SFAS No. 142 and SFAS No. 144, "Accounting for the impairment or disposal of long-lived assets". SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with finite lives and addresses impairment testing and recognition for goodwill and intangible assets with indefinite lives. SFAS No. 144 establishes a single model for the impairment of long-lived assets and broadens the presentation of discontinued operations to include disposal of an individual business. As a result of the adoption of SFAS No. 142, goodwill amortization ceased.

The Company reviewed its business and determined that there are four reporting units to be reviewed for impairment in accordance with the standard - the reporting units were: packaging equipment, plating and singulation equipment, flip chip die attach equipment and die sorting equipment. Upon adoption of SFAS No. 142 in the first quarter of 2002, the Company completed the required transitional impairment testing of goodwill, and based upon those analyses, did not identify any impairment charges as a result of adoption of this standard effective 1 January 2002.

The Company has determined that its annual test for impairment of goodwill will take place at the end of the fourth quarter of each year, which coincides with the completion of the Company's annual forecasting process. In the third quarter of 2002, the Company consolidated its die attach equipment business unit and die sort equipment business into a single die handling equipment business unit. Due to the severity and the length of the current industry downturn and uncertainty of the timing of improvement in industry conditions, the Company revised its earnings forecasts for each of the Company's business units that were tested for impairment. As a result, in the fourth quarter of fiscal year 2002, the Company recognized a goodwill impairment loss of (euro)3.3 million in the die handling equipment reporting unit. The fair value of each reporting unit was estimated using the expected present value of future cash flows.

In the fourth quarter of 2003, the Company tested its intangibles for impairment. As a result of this impairment test, an impairment of patents of die handling equipment equal to an amount of (euro)0.3 million was recorded. No impairment on other intangibles was required. The Company does not have any identifiable assets with indefinite lives.

INTEREST INCOME, NET

The Company's interest income, net, decreased from (euro)3.4 million in 2002 to
(euro)2.8 million in 2003, mainly due to lower market interest rates and slightly lower cash balances.

INCOME TAXES

The Company's income tax expense was (euro)2.4 million in 2002 as compared to an income tax benefit of (euro)3.3 million in 2003. The income tax rate as shown in the results of operations was 19.6% in 2003. The tax rate for 2002 was not meaningful as the Company recorded a valuation allowance of (euro)6.0 million in the fourth quarter of 2002. The tax rate for 2003 is significantly lower than the domestic tax rate of the Company, due to losses in certain foreign subsidiaries in which the Company was not able to recognize a tax benefit, as management believes that the recent losses of these subsidiaries should be given substantially more the weight than forecasts of future profitability. In 2003, the Company did not recognize an available tax benefit of (euro)2.8 million.

In the fourth quarter of fiscal year 2002, as part of the income tax provision for the period, the Company recorded a charge of (euro)6.0 million through the establishment of a valuation allowance against the Company's deferred tax asset consisting primarily of U.S. net operating loss carry forwards and temporary differences. The Company determined that the valuation allowance was required based on the Company's recent losses, which were given substantially more the weight than forecasts of future profitability calculating tax valuation allowances. Until the Company utilizes these U.S. operating loss carry forwards, the Company's income tax provision will reflect mainly domestic taxation.

NET LOSS

The Company's net loss amounted to (euro)17.0 million in 2002 and (euro)13.5 million in 2003. Net loss for 2002 was negatively impacted by (i) goodwill impairment of (euro)3.3 million, (ii) a non-cash valuation allowance of
(euro)6.0 million against the Company's net deferred tax assets and (iii) after tax restructuring charges of (euro)0.6 million related to the Company's die handling operations.

Net loss for 2003 was negatively impacted by slightly lower margins due to the devaluation of the U.S. dollar against the euro, as the well as by charges of
(euro)2.9 million related to higher engineering and modification costs and inventory write-downs associated with the completion of a multi-unit order with a specific customer and a (euro)0.3 million charge for the impairment of intangibles.

                             ACQUISITION OF DATACON

GENERAL

On 4 January 2005, the Company completed the acquisition of Datacon Technology AG ("Datacon"), In the transaction, Datacon shareholders received a total consideration of (euro)72.6 million, of which (euro)65 million was paid in cash from the Company's existing cash resources of (euro)102.4 million at 30 September 2004 and the balance was represented by the issue of 1,933,842 new Ordinary Shares (representing approximately 5.7% of the Company's outstanding share capital (including 1,000,015 Ordinary Shares held by the Company in treasury) on completion of the acquisition). In connection with the acquisition of Datacon, the Company incurred an amount of approximately (euro)3.2 million in acquisition fees and expenses.

Under the terms of the acquisition, two foundations representing the former Datacon shareholders have agreed to a lock-up arrangement pursuant to which the new Ordinary Shares issued to them in the transaction must be held for a period of two years from the date of the acquisition, subject to certain permitted exceptions.

The Company expects to complete the determination of the allocation of the purchase price paid in connection with the acquisition of Datacon in the first quarter of 2005 and currently anticipates taking a non-cash charge in the first quarter of 2005 relating to in-process research and development. Excluding such charge, the Company anticipates that the transaction will be accretive to its earnings per share in 2005 assuming no synergies related to the combination of the two firms.

The Company intends to operate Datacon as an independent subsidiary within its group. The Company intends to retain the Datacon brand name and to offer its flip chip and die bonding equipment as part of its global product portfolio of assembly equipment.

Under the terms of the transaction, H. Rutterschmidt and G. Zeindl, members of Datacon's management board, will be appointed by the Company's Supervisory Board as members of the Board of Management. This appointment is expected to take place after the notification of the General Meeting of Shareholders at the next annual General Meeting of Shareholders.

In a separate transaction, an Austrian subsidiary of the Company acquired the land where the factory building of Datacon is located in Radfeld, Austria, for
(euro)2 million from a partnership of which H. Rutterschmidt and G. Zeindl are two of the partners.

STRATEGIC RATIONALE

The Company's business strategy is to become the world's leading supplier of advanced back-end assembly equipment by means of leveraging its technology leadership, pursuing back-end system integration, focusing on long-term customer relationships, expanding its sales and service operations and selectively pursuing acquisitions.

The purchase of Datacon provides the Company with a complementary product line acquisition that fits well with the Company's goal of becoming the world's leading assembly equipment company and its strategy of offering customers a broad portfolio of cost-effective, end-to-end integrated solutions. The Company believes that the acquisition will increase the breadth of its product portfolio through the addition to its product and service offering of the leading global supplier of flip chip bonding equipment and a significant competitor in the multi-chip die bonding equipment market.

The acquisition significantly increases the Company's scale and presence in the assembly equipment market. Based on 2003 data from VLSI, an independent research firm covering the semiconductor industry, the Company believes that as a result of the Datacon acquisition, it will become the third largest assembly equipment company in the world as measured by revenues. The Company believes that this increase in scale and market presence will enhance its position in the eyes of its customers, competitors and employees.

In addition, the Company believes that the acquisition will allow it to further expand its market penetration of many key global accounts such as Infineon, STMicroelectronics and Amkor and provide the potential to expand its relationships with customers such as Epcos, Skyworks, Bosch, Fairchild and ASE.

The Company believes that its manufacturing capacity and technology base will also benefit from the transaction. The Company's global manufacturing resources will be expanded through the incorporation into its organization of additional, efficient production capacity in Hungary, Austria and Asia. The Company's technology base will be strengthened through the combination of the resources of its die handling subsidiary in the United States with those of Datacon.

The Company also expects to benefit from the depth of Datacon's management resources. The Company believes that Datacon has an excellent senior and middle management organization with a demonstrated track record of business and financial success. Datacon's executive management team has agreed to stay on with Datacon subsequent to the transaction and will be integrated with the Company's management team. The Company believes that Datacon's historical financial results reflect the leadership position of its products and management's successful business model. Further, it believes that Datacon has the ability to further grow through the anticipated development of the flip chip market and the opportunity to make incremental market share gains in each of its two principal product lines.

BUSINESS

Datacon was founded in 1986 in Radfeld, Austria and is today a leading global manufacturer of flip chip bonding, multi-chip die bonding and other related assembly equipment for the semiconductor and telecommunications industries. In the year ended 31 March 2004, sales of flip chip and die bonding equipment represented approximately 47% and 53%, respectively, of Datacon's net sales. According to data for 2003 from VLSI, Datacon is the world's largest manufacturer of flip chip bonding equipment for the semiconductor industry with a market share of 26%. The use of flip chip bonding technology is critical for the needs of chip manufacturers to further shrink device sizes while increasing functionality for applications such as wireless telephony, personal digital assistants, consumer electronics and Internet infrastructure.

Datacon's products provide a wide range of die bonding capabilities for the advanced packaging market, ranging from high precision single die attach to sophisticated multi-chip, die and flip chip bonding applications. In addition, Datacon offers a customized products service for its customers, ranging from single machines to entire production lines with equipment integrated from other manufacturers, and also offers standardized and market specific products and training as standard to all customers. The principal end markets for its products are the automotive, telecommunications, consumer electronics, computer, health care, industrial and military and space industries.

Datacon's largest customers are principally semiconductor manufacturers in Europe and North America. Key customers include Epcos, Infineon, Bosch, STMicroelectronics, Skyworks and Fairchild. It also has major customers in the Asian assembly subcontractor industry, such as Amkor, ASE and Chippac STATS.

Currently, Datacon has production facilities in Radfeld, Austria, Gyor, Hungary and Berlin, Germany, employs approximately 450 people, including 110 in research and development, and has an estimated installed base of approximately 1,500 machines at customer locations worldwide.

Business operations are managed from the corporate headquarters in Radfeld, Austria, which also performs final assembly and testing of modules and frames and houses die bonder research and development. Datacon's Hungarian subsidiary is principally responsible for the production of mechanical parts and assembly of application modules in the production of flip chip and die bonding equipment. Datacon's German subsidiary, Eurotec, located in Berlin, Germany produces special purpose machinery for both internal and external use. Datacon's sales and service activites outside Europe are handled by subsidiaries in North America (Datacon North America, Inc), which includes the USA, Canada and Mexico, and the Asia Pacific region (Datacon Asia Pacific Pte. Ltd.).

DATACON SUMMARY OPERATING AND FINANCIAL DATA

Datacon makes available annual reports in German containing consolidated financial statements prepared on the basis of IFRS, in each case relating to the preceding two fiscal years and accompanied by an opinion thereon by its former independent public accountants, Ernst and Young Austria.

The Issuer has, for convenience, included in this Prospectus the consolidated financial statements of Datacon translated in English which have been audited for each of the three years ended 31 March 2002, 2003 and 2004, and the unaudited financial statements of Datacon for the six months ended 30 September 2004, in each case prepared in accordance with IFRS.

The following summary operating and financial information should be read in conjunction with the financial statements of Datacon and the notes thereto appearing elsewhere in this Prospectus. See "Index of Financial Information Datacon" on page F-1.

This summary of operating and financial data contains figures according to IFRS. Besi's principal accounting standard is U.S. GAAP. Datacon's results of operations under U.S. GAAP may vary significantly from its results of operations calculated according to IFRS. For a summary of certain differences between IFRS and U.S. GAAP please see "Summary of Certain Differences between IFRS and U.S. GAAP."

                              DATACON TECHNOLOGY AG

              SUMMARY CONSOLIDATED FINANCIAL DATA ACCORDING TO IFRS

                                                                                   SIX MONTHS
                                                                                    ENDED 30
                                                       YEAR ENDED 31 MARCH          SEPTEMBER
                                                  --------------------------------------------
                                                    2002       2003       2004       2004
(Euro amounts in thousands)                                                        (UNAUDITED)
STATEMENTS OF OPERATIONS

Net sales                                           61,664     41,559    58,262      39,146
Cost of sales                                       36,253     22,277    33,872      21,238
                                                    ------     ------    ------      ------
Gross profit                                        25,411     19,282    24,390      17,908

Other operating income                              (3,115)    (4,962)   (1,119)       (654)
Selling expenses                                     9,478     11,222    10,146       5,016
Administrative expenses                              5,454      6,394     4,078       2,795
Research and development expenses                    6,672      7,045     4,302       2,698
Other operating expenses                             1,946        960       860         480
Amortization of goodwill                               849      1,260     1,260           -
                                                    ------     ------    ------      ------
Total operating expenses                            21,284     21,919    19,527      10,335

Operating income (loss)                              4,127     (2,637)    4,863       7,573
Financial result                                       130       (847)   (2,125)       (249)
                                                    ------     ------    ------      ------

Income (loss) before taxes                           4,257     (3,484)    2,738       7,324
Income taxes (benefit)                               1,938       (530)      585       1,955
                                                    ------     ------    ------      ------
Income (loss) after taxes                            2,319     (2,954)    2,153       5,369
Minority interest                                   (1,113)        16         -           -
                                                    ------     ------    ------      ------
Net income (loss)                                    1,206     (2,938)    2,153       5,369
                                                    ======     ======    ======      ======

CONSOLIDATED BALANCE SHEET DATA

Cash and cash equivalents                            7,501      2,449     2,256       2,198
Working capital                                      1,002      4,193     4,981      15,049
Total assets                                        84,641     79,331    75,744      88,784
Liabilities to banks (non-current and current)      13,041     33,275    28,160      30,422
Total shareholders' equity                          32,550     29,568    31,795      37,181

CONSOLIDATED STATEMENTS OF CASH FLOW DATA

Capital expenditures                                 2,920      2,445       864         731
Depreciation of property, plant and equipment        2,204      2,057     1,658         873
Net cash flow from operating activities             14,732    (14,471)    6,949      (1,601)
Net cash flow from investing activities            (10,904)   (10,815)   (1,403)       (720)
Net cash flow from financing activities            (12,552)    20,234    (5,739)      2,263
                                                    ======     ======    ======      ======

                                    BUSINESS

INTRODUCTION

Besi is a leading manufacturer of semiconductor packaging, plating and die handling equipment for both leadframe and array connect applications (source:
VLSI, 2003). The Company designs and manufactures technologically advanced, high-performance equipment and integrated systems for the semiconductor industry's assembly process operations. The Company's equipment is used principally to produce semiconductor packages, which provide the electronic interface and physical connection between the chip and other electronic components and protect the chip from the external environment. The Company's innovative systems offer customers high productivity and improved yields of defect-free devices at a low total cost of ownership. The Company operates primarily through its wholly owned divisions. The Company conducts the molding systems and trim and form integration systems business through Fico. The Company conducts the plating systems and singulation systems business through Meco. The Besi die handling division, which was created by combining the Company's former RD Automation and Laurier subsidiaries, operates the Company's flip chip die attach systems and die sorting systems businesses.

The Company's customers are leading U.S., European and Asian semiconductor manufacturers and packaging subcontractors and include Agere, Amkor, ASE, AVX, Infineon, Micron, Motorola, NSEB, ON Semiconductor, Philips, Skyworks and STMicroelectronics. The Company's equipment performs critical functions in the Company's customers' semiconductor assembly operations and in many cases represents a significant percentage of their installed base of packaging and plating equipment. The Company's business has benefited from close, long-term relationships with the Company's customers, many of whom have been purchasing the Company's equipment and services for over 30 years. The Company believes that these customer relationships have contributed to the Company's attaining leading positions in each of the Company's principal product lines.

The Ordinary Shares are listed on Euronext Amsterdam (symbol: BESI) and on Nasdaq (symbol: BESI).

On 4 January 2005, the Company completed the purchase of Datacon. Details of Datacon's business, together with the key terms of and rationale for the acquisition, are set out in "Acquisition of Datacon".

INDUSTRY AND COMPETITORS

INDUSTRY BACKGROUND

Semiconductors are the basic building blocks used to create an increasing variety of electronic products and systems. Most consumers picture semiconductors as small black boxes. The small black boxes are actually the packaging that surrounds the silicon chip and both protects the chip from the external environment and provides the interface between the chip and other electronic components.

Historically, semiconductors have been mass-produced as standard parts. Their electronic functionality was determined by configuring many standard parts on a printed circuit board that was custom designed for each application. Continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. Over time, system users and designers have continued to demand more functionality, higher levels of performance, greater reliability and shorter design cycle times, all at a lower cost. The semiconductor industry has responded by combining the functions of multiple chips onto one chip. In addition, by increasing the number of chips per wafer and wafer diameter, manufacturers have reduced costs and increased device yields.

The simple approach of reducing chip sizes and increasing functionality in order to meet customer production requirements has pushed the limits of conventional semiconductor packages. Semiconductor manufacturers have been required to develop new packaging technologies in response to increased demand for:

- Complexity. Manufacturers now combine so many functions on each chip that it becomes difficult to accommodate the large number of necessary electrical interconnections. The Company believes that his problem will only increase as designers continue to develop solutions with an increased number of functions per chip.

- Miniaturization. New applications and ever smaller electrical equipment such as wireless devices, including cellular telephones and personal digital assistants, demand increased density and functionality per chip, which can only be achieved through smaller chip designs and packages.

- Customization. At the same time as individual chips become more powerful and the total number of chips in end products is reduced, customers require specific customized packages for their individual needs. Manufacturers therefore demand packaging equipment with the flexibility to handle an increased number of specific applications.

The rapid development of advanced semiconductor applications requires semiconductor manufacturers to continually improve their core technology and manufacturing capabilities to remain competitive. Due to increased requirements for complexity, miniaturization and customization, semiconductor manufacturers demand highly sophisticated, cost-effective equipment from semiconductor assembly packaging and plating equipment suppliers.

SEMICONDUCTOR MANUFACTURING AND ASSEMBLY

The semiconductor manufacturing process involves two distinct phases, wafer processing, commonly referred to as the front-end, and assembly/test operations, including die attach wire bonding, packaging, plating and testing functions, which are commonly referred to as the back-end. Wafer processing involves thousands of complex steps applied to a silicon wafer to form millions of circuits on the wafer comprising a large number of chips. As the cost of equipment and consequently production cost for the front-end is very high, it is critical for manufacturers to protect their investment during the back-end process by minimizing losses from defective processing, increasing throughput and shortening manufacturing lead times for semiconductor products.

The semiconductor assembly process first involves the separation from the wafer of individual chips or "die" and the attachment of each die to a plated metal leadframe or a multi-layer substrate. The connection of the chip is then made either by bonding extremely fine gold or aluminum wire to the leadframe (this is referred to as "wire bonding") or to a multi-layer substrate or by creating direct connections to the multi-layer substrate via a so-called flip chip (this is referred to as "die attach" or "die bonding"). Next, the chips are molded by encapsulation in an epoxy plastic. In leadframe applications, the leads are then de-flashed and tin-plated, the chips are separated into individual devices, and the leads are trimmed and formed. In array connect applications, connections between the substrate and the chip are attached by ball placement and reflow processes and the devices are cut, or singulated, into individual units. Functional testing is carried out in various testing operations. Advanced integration capabilities, however, already permit the integration of test functions with leadframe trim and form operations.

SEMICONDUCTOR PACKAGING DEVELOPMENTS

Semiconductor manufacturers face continuing challenges to meet the demands of their end-user customers in response to new market developments. For example, in recent years, the use of semiconductors in applications such as wireless telephony, personal digital assistants and consumer electronics has proliferated rapidly. In addition to rapidly increasing volumes, the use of semiconductors in devices such as cellular telephones imposes continuing demands upon semiconductor manufacturers to reduce the size of the device and increase its functionality, while still responding to intense time-to-market pressures.

To meet the challenges faced by semiconductor manufacturers, the semiconductor assembly industry has developed new chip packaging technologies. To address the requirement for increasingly dense circuits, array connect packaging has been developed, of which chip scale ball grid array packaging has emerged as the leading solution. Rather than relying on lead frames to mount and connect semiconductors, a multi-layer substrate material is used. Underneath the substrate, balls of solder are placed in an array pattern to establish direct contact with the circuit board allowing much greater densities than can be attained using leadframe technology. Chip scale ball grid array packaging is ideal for producing small, complex wireless devices.

A more recent innovation is flip chip technology. As chips have decreased in size, the pitch or distance between the gold wires that connect the chip to the substrate or leadframe has continued to shrink. Flip chip technology eliminates the need for wire bonding by placing the contact points of the chip in direct contact with the packaging substrate. This technology requires stringent control of the placement of the chip on the substrate.

The Company believes that both these new technologies are attractive solutions for a number of the challenges faced by semiconductor manufacturers, and anticipate that they will continue to be adopted and will become a more significant part of the overall market in the future. This adoption will in turn require the introduction of new assembly processes, including new molding processes to encapsulate array connect chips and singulation systems in place of trim and form systems to cut and form array connect chips for installation on printed circuit boards.

CUSTOMER REQUIREMENTS

The dynamic nature of the semiconductor market causes manufacturers to seek a one-stop, integrated solution for their production requirements, both to maximize their return on investment in fabrication facilities and to eliminate potential bottlenecks in the semiconductor assembly process. As a result, manufacturers require assembly solutions that:

- are continuously improved to support new technologies for both leadframe and array connect packages;

- include equipment capable of handling the wide range and proliferating number of chip packages; and

- offer increased yields of defect-free devices while reducing manufacturing lead times.

To develop these solutions, manufacturers and suppliers must collaborate closely to identify product and process specifications and develop new technologies.

COMPETITORS

The Company is one of the world's leading independent suppliers of semiconductor assembly equipment. The market for assembly systems is highly competitive. In each of the markets the Company serves, it faces competition from established and potential competitors, some of which may have greater financial, engineering, manufacturing and marketing resources than the Company has.

The Company believes it competes favorably with respect to the following factors:

-     product performance;

-     ease of use of the Company's products;

-     product reliability;

-     product pricing in relation to "value of ownership";

-     breadth of product portfolio;

-     historical customer relationships; and

-     customer service and support.

A significant amount of the world's semiconductor manufacturing activity is concentrated in Japan, a market which has traditionally been supplied by Japanese semiconductor equipment manufacturers and historically has been difficult for non-Japanese suppliers to penetrate. Since 1995, the Company has supplied plating systems to the connector industry in Japan, and in recent years have begun to ship plating systems to Japanese semiconductor manufacturers. While the Company believes that this development will provide an opportunity to expand and broaden the Company's presence in the Japanese market, given the historical difficulties of entering that market, and the existence of a number of major Japanese competitors, the Company may not be successful in doing so. Moreover, Japanese semiconductor equipment manufacturers aggressively compete in areas outside Japan, particularly in the Asia Pacific region. The Company believes that Japanese suppliers will be the Company's most significant competitors for the foreseeable future due to their strength in the supply of equipment for high-volume, low-cost production and their high levels of excess capacity relative to other suppliers, including Besi.

The semiconductor assembly industry is characterized by rapidly changing technology and a high rate of technological obsolescence. Development of new technologies that have price/performance characteristics superior to the Company's technologies could adversely affect the Company's results of operations. In order to remain competitive, the Company believes that it will be necessary to expend substantial effort on continuing product improvement and new product development. The Company cannot assure you that it will be able to develop and market new products successfully or that the products introduced by others will not render the Company's products or technologies non-competitive or obsolete.

STRATEGY

The Company's objective is to become the world's leading supplier of advanced back-end assembly equipment incorporating both leadframe and array connect process technologies. The principal elements of the Company's strategy to achieve this goal are set forth below.

LEVERAGE THE COMPANY'S TECHNOLOGY LEADERSHIP TO EXPLOIT NEW PACKAGING
TECHNOLOGIES

The Company's customers' success depends on the Company's timely development of manufacturing processes and equipment to address changing requirements for new semiconductor packaging. In the array connect market, the Company has introduced advanced molding systems and singulation systems designed to address its customers' requirements for miniaturization and higher chip density at lower overall cost. The Company has been involved in the development and production of chip scale ball grid array technology since the early 1990s and is one of the leading suppliers of equipment used in chip scale ball grid array molding.

ACTIVELY PURSUE SYSTEM INTEGRATION

The Company believes that customer demands for higher throughput, quality and flexibility in the assembly process offer significant opportunities for those equipment manufacturers able to automate and integrate that process. The Company intends to expand the range of automated systems for various leadframe and array connect assembly processes and ultimately to offer a complete, integrated solution for its customers. The Company's current generation of systems has introduced the integration of molding with wire bonding and post cure, as the well as the integration of marking, vision inspection and testing with trim and form and singulation processes. The Company intends to continue this process by introducing other products to support an automated and integrated assembly process, including advanced test handling systems and tracking systems, as part of the Company's goal of offering customers a one-stop, integrated solution for the entire assembly process.

FOCUS ON STRATEGIC, LONG-TERM CUSTOMER RELATIONSHIPS

The Company's close relationships with its customers, many of which exceed thirty years, provide the Company with valuable knowledge about the semiconductor packaging and plating requirements as the well as opportunities to develop back-end systems in conjunction with its customers. The Company believes that these relationships, combined with the Company's position as a leading supplier of integrated assembly systems, provide an opportunity to broaden the range of products sold to these customers and to enhance the Company's reputation as a supplier of a broad and flexible range of assembly systems.

EXPAND GLOBAL SALES AND SERVICE OPERATIONS

The Company maintains regional sales and service operations in Europe, the Asia Pacific region and the United States and has customers in each region. As part of the Company's strategy, the Company intends to expand the Company's customer base in critical global markets, particularly in China and Japan. Given the globalization of the semiconductor industry, the Company believes that a significant presence in sales and after-market service in each geographic region is critical to sustain close relationships with customers and generate new product sales.

SELECTIVELY PURSUE ACQUISITIONS

The Company believes that in order to implement the Company's goals of providing customers with highly automated, integrated solutions with optimal packaging flexibility, it is critically important to identify and incorporate new technologies and processes on a timely basis. Towards that end, the Company intends to actively identify and evaluate acquisition candidates that could assist the Company in attaining the Company's overall goals of achieving integrated, automated assembly, maintaining product leadership, addressing evolving new packaging technologies and expanding the Company's geographic scope. In September 2001, the Company acquired its RDA subsidiary in order to expand its array connect product portfolio, in January 2003, the Company acquired its Laurier subsidiary allowing the Company to incorporate intelligent die sorting capabilities as part of its integration strategy and on 4 January 2005 the Company acquired Datacon in order to extend its presence in the flip chip and die bonding equipment markets and to increase its scale and presence in the assembly equipment market. See "Acquisition of Datacon". The Company expects to implement its acquisition strategy by leveraging its reputation in the industry, extensive product range and significant cash resources. In addition, the Company will also, where appropriate, evaluate implementing the Company's goals through joint ventures, alliances and other strategic relationships.

PRODUCTS AND SERVICES

The Company develops and produces semiconductor die handling, packaging and plating equipment for both leadframe and array connect applications.

The Company's die handling equipment consists of:

- die sorting systems which are used to inspect, select and sort dies, flip chips, wafer level scale packages and opto-electronic devices for further processing in assembly operations; and

- high precision single and multi-chip and flip chip die attach systems which place the contact points of the chip in direct contact with the packaged substrate.

The Company's packaging equipment consists of:

- molding systems that encapsulate bonded semiconductor devices in epoxy resin;

- trim and form integration systems used to cut and then form metallic leads of encapsulated semiconductor devices;

-     singulation systems used to cut package array connect substrates; and

- integration lines that connect and integrate the packaging process from molding until final testing.

The Company's plating equipment consists of a comprehensive line of fully automated tin-lead plating systems.

In the future, the Company plans to offer customers a fully automated and integrated array connect assembly solution that will integrate test handling and flip chip bonding capabilities with the Company's existing line of packaging and plating equipment.

CUSTOMERS

The Company's customers consist primarily of leading U.S., European and Asian semiconductor manufacturers and subcontractors. The Company's close relationships with its customers provide the Company with valuable knowledge about evolving semiconductor devices and packages as the well as the opportunity to develop back-end systems in conjunction with its customers.

The Company's principal customers, include:

DIE HANDLING EQUIPMENT                PACKAGING EQUIPMENT                 PLATING EQUIPMENT
Agere                                 Amkor                               Agere
CMD                                   ASE Korea                           ASE
Cree                                  Atlantic                            Amkor
Data I/O                              AVX                                 Chipmos
Infineon                              Delphi Automotive Systems           Compel
Micron                                EDL                                 EEMS
Nortel                                EEMS                                FCI
Night Vision Labs                     Infineon                            Hitachi
NSEB                                  Micron                              Infineon
Philips                               Micronas                            Lingsen
Raytheon                              Motorola                            NSEB
Samsung                               NSEB                                OSE Semiconductor
                                      Osram                               Philips
                                      Philips                             Renesas
                                      ON Semiconductor                    Samsung
                                      Samsung                             Skyworks
                                      Skyworks                            SPIL
                                      STMircoelectronics                  Texas Instruments

For the year ended 31 December 2003, Infineon Technologies accounted for more than 10% of the Company's net sales. For the nine months ended 30 September 2004, Infineon Technologies and STMicroelectronics each accounted for more than 10% of the Company's net sales. Historically, a significant percentage of the Company's net sales in each year have been attributable to a limited number of customers; however, the largest customers for the Company's systems tend to vary from year to year depending upon specific capital investment schedules, technological developments and business prospects.

In general, the Company has maintained close, long-term relationships with its customers. The use of the Company's systems has become an integral part of some of the Company's customers' decision-making process for future equipment selection, while the quality of services rendered by the plating division has provided customers with flexibility in making evaluations regarding capacity needs in future business planning. The Company believes that its focus on large, technically sophisticated semiconductor manufacturers and its emphasis on close relationships with a number of such semiconductor manufacturers worldwide is an important competitive advantage.

SALES, FIELD SUPPORT AND SERVICES

The Company's worldwide sales and support organization is critical to the Company's strategy of maintaining close relationships with leading semiconductor manufacturers. Sales functions are performed both on a regional and product line basis, and salesmen have direct responsibility for new product sales and daily customer account management. The regional offices are supplemented in some Middle Eastern and Asian countries by distributors or agents. Sales activities in each region are supported by product line marketing groups in the Netherlands.

The Company's service and support activities include warranty services, technical support, training, provision of spare parts, molds and tooling capability. The Company maintains 21 service offices. The Company's manufacturing facilities in the Netherlands, Malaysia and the United States also play an important role in marketing and sales. Each facility is responsible for the production and technical support of the equipment that it manufactures as the well as for customer service in conjunction with field service personnel.

The following table sets forth the number of the Company's employees, by geographical region, engaged in sales and marketing and after sales and customer support as of 30 September 2004:

                                  AFTER SALES
                                     AND
                SALES AND          CUSTOMER
                MARKETING          SUPPORT
                ---------         -----------
Europe             47                18

Asia Pacific       13                37

United States       7                 7
                   --                --
TOTAL              67                62

The Company typically experiences a lengthy sales cycle for its products due to the significant amount of capital investment involved and careful coordination required to satisfy customers' design specifications. Equipment production takes between four and nine months after agreement upon specifications, with generally at least an additional month for testing and acceptance.

GEOGRAPHIC MARKETS

The Company believes that it is the leading supplier of trim and form, molding and plating systems to non-Japanese semiconductor manufacturers for their operations in Europe, the United States and the Asia Pacific region, including Korea. The following table sets forth the Company's net sales by geographic regions for each of the last three years and the percentage of the Company's total net sales represented by each region.

                                                                                                              NINE MONTHS ENDED 30
                                              YEAR ENDED 31 DECEMBER                                             SEPTEMBER 2004
                                         2001                        2002                         2003              (UNAUDITED)
                                         ----                        ----                         ----       ----------------------
   (in millions)
Asia Pacific           (euro)68.9         46%      (euro)44.8         54%       (euro)55.3         65%       (euro)66.1         69%

Europe and Rest        (euro)47.8         32%      (euro)28.3         34%       (euro)26.7         31%       (euro)21.8         23%
of World

North America          (euro)33.3         22%      (euro)10.1         12%        (euro)3.5          4%        (euro)7.6          8%
                      -----------        ---       ----------        ---        ----------        ---        ----------        ---
TOTAL                 (EURO)150.0        100%      (EURO)83.2        100%       (EURO)85.5        100%       (EURO)95.5        100%
                      -----------        ---       ----------        ---        ----------        ---        ----------        ---

Net sales in 2003 in the United States declined significantly as compared to 2002 and 2001, primarily due to the completion of an investment program of a major U.S. semiconductor manufacturer in 2002.

BACKLOG

Backlog decreased by 27.5% to (euro)45.1 million at 30 September 2004 from
(euro)62.2 million at 30 June 2004 and increased by 13.3% from (euro)39.8 at 31 December 2003. The decrease in backlog as compared to 30 June 2004 was primarily due to a decrease in backlog for all product lines. The Company includes in backlog only those orders for which the Company has received a completed purchase order. Such orders are subject to cancellation by the customer with payment of a negotiated charge. Because of possible changes in customer delivery schedules, cancellation of orders and potential delays in product shipments, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

MANUFACTURING AND SUPPLIERS

Besi plating division, singulation division and Besi die handling division subcontract virtually all components and subsystems incorporated into its products. Its manufacturing operations consist exclusively of final assembly and test. The Company's molding division continues to manufacture molds and tools, which it considers critical to its performance. It subcontracts all other manufactured parts, components and subsystems. However, an increasing amount of the manufacturing requirements of the Company's molding division and trim and form division is being subcontracted to third-party vendors. In all cases, the Company maintains overall responsibility for the design, assembly, test, production and incorporation of proprietary features in their equipment.

Although the Company has not experienced any significant difficulty in its relationships with subcontractors, the Company's ability to expand its capacity and rate of growth will rely on its ability to obtain increased production from its existing subcontractors or identify additional qualified subcontractors.

On occasion, the Company has experienced delays or unexpected costs in connection with the introduction of new products. These problems can result in unanticipated delays in product introduction, delays in product shipment, declines in orders and increased costs of goods sold and warranty costs, and can adversely impact the Company's relationship with its customers.

The Company believes that emphasis upon quality equipment and service is essential to its competitive position, and therefore maintain, at each facility a dedicated quality management organization. The Company trains all of its employees in basic quality skills and conduct customer quality audits of procedures and personnel. All of the Company's trim and form and molding systems operations have qualified for compliance with ISO 9000 standards.

RESEARCH AND DEVELOPMENT

The semiconductor equipment industry is subject to rapid technological change and new product developments and enhancements. The Company has periodically introduced new generations of molding, trim and form and plating systems, and believes that continued and timely development and introduction of new and enhanced products is essential for the Company to maintain its competitive position.

Towards that end, the Company is currently actively engaged in developing enhancements to its established systems, introducing the Company's singulation systems for the array connect market and developing automated ball placement systems for that market as the well as other hardware and software to support full automation and integration of the back-end process.

The Company's research and development spending is customer-driven and focuses on identifying and responding quickly to evolving customer and market requirements. Overall research and development activities for molding systems and trim and form systems are undertaken at the Company's Duiven facilities, and automated plating, singulation and ball placement systems at the Company's Drunen facility. All of these facilities are located in the Netherlands. The Company's research and development activities for its die handling systems are conducted in Londonderry, New Hampshire, USA. In addition, each of the Company's production facilities has an engineering group whose main responsibility is application engineering, including customization of specific customer requirements and investigation of new manufacturing processes and materials.

The Company historically has devoted a significant portion of its financial resources to research and development programs and expects to continue to do so in the future. For the three years ended 31 December 2001, 2002 and 2003, aggregate research and development expense was (euro)5.4 million, (euro)12.5 million and (euro)13.6 million, respectively and (euro)9.3 million for the nine months ended 30 September 2004. The increase in research and development spending in 2003 as compared to 2002 reflects the Company's continued investment in research and development, mainly for the development of new trim and form systems, the Company's new AMS-i molding system, as well as spending for singulation systems.

At 30 September 2004, the Company employed a total of 56 engineers engaged in research and development projects for molding and trim and form systems. The Company also employed approximately 31 engineers engaged in research and development of plating systems and singulation systems, and approximately 17 engineers at Besi Die Handling engaged in research and development for die handling systems.

PROPERTY, PLANT AND EQUIPMENT

The Company's molding systems and molds are manufactured in facilities aggregating approximately 96,000 square feet located in Duiven and Brunssum, the Netherlands. Fico leases, under a capital lease, an approximately 95,000 square foot manufacturing facility for trim and form systems in Duiven, the Netherlands. The premises in Brunssum are owned by Fico. The Company owns an approximately 24,000 square foot facility for tooling manufacturing in Shah Alam, Malaysia. In Leshan, China, the Company owns a facility of approximately 30,000 square feet which the Company uses as a facility for tooling and manufacturing. The Company's automated plating and singulation systems are manufactured at facilities leased aggregating approximately 95,000 square feet in Drunen, the Netherlands. The Company also leases approximately 22,264 square feet of facilities for the Company's die sorting systems in Londonderry, New Hampshire, U.S.

On 28 June 2002, the Company sold the land and buildings of its Meco subsidiary in Drunen, the Netherlands in a sale and lease back transaction for (euro)6.5 million in cash. At the date of this transaction, the cost of the land and buildings totaled (euro)6.9 million and the net book value of the real estate sold amounted to (euro)5.4 million. The Company's gain on this transaction of
(euro)1.1 million is being amortized and netted against rental expenses over the twelve and a half year term of the lease. Gross rental expenses total (euro)0.6 million per annum.

On 6 February 2004, Fico sold the land and buildings it owned in Duiven, the Netherlands in a conditional sale and lease back transaction for (euro)14.5 million in cash. At the date of the transaction, the net book value of the real estate sold was approximately equal to the selling price of the real estate. Gross rental expenses will amount to (euro)1.3 million per annum. The Company granted the buyer a (euro)1.5 million loan which is payable over a maximum period of 24 months. The loan can be repaid at any time during the term of the loan. The loan is secured by a second mortgage on the land and buildings which were the subject of the transaction. The loan bears interest at a rate of 4.5% per annum.

On 14 December 2004, the Company announced that it will close its tooling facility in Brunssum, the Netherlands in the first half of 2005.

The Company's rental obligations for its facilities and machinery in 2001, 2002 and 2003 were (euro)1.6 million, (euro)9.1 million, and (euro)7.7 million, respectively.

The following table summarizes information with respect to the principal facilities that the Company leased or owned as of 30 September 2004.

PLANT LOCATION                                       PRINCIPAL ACTIVITIES                    AREA (SQ. FT)
Duiven, the Netherlands                              Manufacturing                              175,000
Drunen, the Netherlands                              Manufacturing; Executive Offices            95,000
Leshan, China                                        Manufacturing                               30,000
Shah Alam, Malaysia                                  Manufacturing                               24,000
Londonderry, New Hampshire, United States            Manufacturing                               22,264
Brunssum, the Netherlands                            Manufacturing                               16,000
Herwen, the Netherlands                              Idle                                        Idle

                            MANAGEMENT AND EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT

MANAGEMENT STRUCTURE

Besi has a two-tier board structure consisting of a Board of Management (Raad van Bestuur) and a Supervisory Board (Raad van Commissarissen) which is entrusted with supervising and guiding the Board of Management in its management of the Company. The Board of Management is currently comprised of two members and the Supervisory Board is currently comprised of four members. The Board of Management, the Chairman of the Board of Management, and two members of the Board of Management acting jointly, are authorized to represent Besi. See "Share Capital, Corporate Structure and Corporate Governance". In addition to the two members of the Board of Management, the management team of the Company is currently also comprised of seven key members of management which do not form part of the Board of Management itself.

The Supervisory Board supervises the policy of the Board of Management, as well as the general course of Besi's corporate affairs and business, and provides advice to the Board of Management. The Board of Management must keep the Supervisory Board informed, consult with the Supervisory Board on important matters and submit certain important decisions to the Supervisory Board for its prior approval. In performing its duties, the Supervisory Board is required to act in the interests of Besi's business as a whole. The members of the Supervisory Board are not authorized to represent the Company. See "Share Capital, Corporate Structure and Corporate Governance". All of the members of the Supervisory Board are independent as defined under the new rules of Nasdaq, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

SUPERVISORY BOARD

The members of the Supervisory Board as of the date of this Prospectus are as follows:

NAME                    AGE    TITLE                                         TERM ENDS
----                    ---    -----                                         ---------
W. D. Maris              65    Chairman of the Supervisory Board                2006
E. B. Polak              60    Member of the Supervisory Board                  2005
D. Sinninghe Damste      65    Member of the Supervisory Board                  2005
T. de Waard              58    Member of the Supervisory Board                  2007

Mr. Maris - Chairman of the Supervisory Board

Mr. Maris became a member of the Supervisory Board in May 2001 and has served as Chairman since June 2001. From 1990 to January 2000, Mr. Maris served as President and CEO of ASM Lithography N.V., the Netherlands, a semiconductor equipment manufacturer. From 1979 to 1990 Mr. Maris was active in the IC division of Philips Electronics N.V. Mr. Maris also serves as a member of the Supervisory Board of Vanderlande Transport Mechanismen B.V. Furthermore, Mr. Maris serves as a member of the board of directors of Photronics Inc., FSI International Inc., and the European Asset Trust.

Mr. Polak - Member of the Supervisory Board

Mr. Polak became a member of the Supervisory Board in November 2001. From 1984 until 2001, Mr. Polak has served in various capacities with ASM Lithography N.V., the Netherlands. From 1969 to 1984, Mr. Polak served in various capacities with Philips.

Mr. Sinninghe Damste - Member of the Supervisory Board

Mr. Sinninghe Damste became a member of the Supervisory Board in November 2001. From 1988 to his retirement in 2001, Mr. Sinninghe Damste served as a member of the Board of Management of Hollandsche Beton Groep N.V., a multi-sector construction company. From 1968 to 1988, Mr. Sinninghe Damste served in various capacities with Royal Dutch/Shell Group of Companies. Mr. Sinninghe Damste also serves as Chairman of the Supervisory Board of Holland Institute of Traffic Technology N.V. and as a member of the Supervisory Boards of Vedior N.V. and NKI \ AvL.

Mr. De Waard - Member of the Supervisory Board

Mr. De Waard became a member of the Supervisory Board in November 2001. Since 2001, Mr. De Waard has been a partner of Clifford Chance Limited Liability Partnership, a law firm. Previously, Mr.

De Waard was a partner of the law firm Stibbe. Mr. De Waard also serves as a member of the Supervisory Board of STMicroelectronics N.V.

The business address of each of the members of the Supervisory Board is the registered office of the Company.

BOARD OF MANAGEMENT AND OTHER KEY MEMBERS OF MANAGEMENT

The members of the Board of Management and the other key members of management as of the date of this Prospectus are as follows:

BOARD OF MANAGEMENT

NAME                       AGE  TITLE
----                       ---  -----
R. W. Blickman              50  President and Chief Executive Officer, Chairman of
                                the Board of Management
J. A. Wunderl               53  Member of the Board of Management, Managing
                                Director of Besi Die Handling, appointed as member
                                of the Board of Management as of 25 March 2004

OTHER KEY MEMBERS OF MANAGEMENT

NAME                                AGE  TITLE
----                                ---  -----
H. Menschaar                         58  Director of Corporate Technology
C. te Hennepe                        46  Director of Finance
W. Enzing                            45  Managing Director of Fico Trim and Form Integration
R. J. Foppen                         57  Worldwide Sales and Marketing Manager of Besi
                                         Plating
P. A. Govaert                        49  Managing Director of Fico Molding and Fico Tooling
F. J.M. Jonckheere                   45  Managing Director of Besi Plating
G. A. in `t Veld                     48  Managing Director of Besi Singulation

Mr. Blickman - President, Chief Executive Officer and Chairman of the Board of Management

Mr. Blickman is President and Chief Executive Officer and Chairman of the Board of Management, positions he has held since November 1995. He also is Managing Director of the Fico subsidiary, a position he has held since February 1991, and Managing Director of the Meco subsidiary, a position he has held since November 1995. Mr. Blickman was also a Managing Director and a Management Board member of the PBE joint venture. Previously, Mr. Blickman held the position of Worldwide Sales Manager of Fico from September 1989 to February 1991. Prior to joining Fico, he served as the European Marketing and Sales Manager for Advanced Semiconductor Materials International N.V. (ASMI). Furthermore, Mr. Blickman serves as a member of the supervisory board of ZBG Holdings N.V. and of Ennismore Fund Management Limited.

Mr. Wunderl - Executive Member and Managing Director of Besi Die Handling Inc.

Mr. Wunderl has served as Managing Director of Besi Die Handling Inc. since 5 January 2004 and was appointed a member of the Board of Management on 25 March 2004. From 2002 to 2004 Mr Wunderl worked at Esec Switzerland and between 1990 and 2002 he held various positions at ASMI.

Mr. Menschaar - Director of Corporate Technology

Mr. Menschaar is Director of Corporate Technology, a position he has held since January 1999. Mr. Menschaar served as Strategic Business Development manager for Fico and Meco. Prior to joining Besi, Mr. Menschaar served variously as Managing Director for AFAM B.V., as Managing Director for Advanced Production Automation and as Chief Development for Patent Machinebouw B.V.

Mr. te Hennepe - Director of Finance

Mr. te Hennepe has served as Director of Finance since 1 March 2002. From March 1999 until February 2002 Mr. te Hennepe served as Finance Manager of Possehl Besi Electronics N.V. Prior to joining Possehl Besi Electronics N.V., Mr. te Hennepe served as Finance Manager/Controller for Yokogawa, GTI, HCS, ABB and ASMI in the Netherlands.

Mr. Enzing - Managing Director of Fico Trim and Form Integration

Mr. Enzing has served as Managing Director of Fico Trim and Form Integration Systems since

September 2001. Prior to joining Fico, Mr. Enzing served as Sector Director at Atos Orgin from 1997 and as Account Manager from 1995. Prior to that, Mr. Enzing was an Associate Consultant in McKinsey & Company, and held various positions at ASMI.

Mr. Foppen - Worldwide Sales and Marketing Manager of Besi Plating

Mr. Foppen is Worldwide Sales and Marketing Manager of Besi Plating and also serves as the Director of Sales and Marketing, a position he has held since 1985. From 1973 to 1985, Mr. Foppen served as the Sales Manager for the United Kingdom and Benelux Countries for Cetema B.V.

Mr. Govaert - Managing Director of Fico Molding and Fico Tooling

Mr. Govaert is Managing Director of Fico Molding, a position he has held since 1 November 2004, and Managing Director of Fico Tooling, a position he has held since 1 May 1999. Prior to joining the Fico subsidiary, Mr. Govaert served at Berkhof Heerenveen B.V. as General Manager from 1997 to 1998 and at WBM Staalservice Centrum B.V. from 1987 to 1997 as General Manager.

Mr. Jonckheere - Managing Director of Besi Plating

Mr. Jonckheere is Managing Director of Besi's plating activities a position he has held since 1 October 2003. Formerly, Mr. Jonckheere served as Director of Operations of Meco Plating Systems and Chemicals from January 1996. From 1986 until joining Besi, Mr. Jonckheere served in various positions at Holec Machines and Apparaten B.V.

Mr. in 't Veld - Managing Director of Besi Singulation

Mr. in 't Veld has served as Managing Director of Besi Singulation since 1, November 2003. Prior to joining Besi, Mr. in 't Veld served as Managing Director of Multin Technology Group from 2000 to 2003. From 1982 to 2000, Mr. in 't Veld held various positions at Delft Instruments.

The business address of each of the members of the Board of Management and of the other key members of management is the registered office of the Company.

FUTURE MEMBERS OF THE BOARD OF MANAGEMENT

It is intended that Messrs. H. Rutterschmidt and G. Zeindl, members of the Datacon management board, will be appointed by the Supervisory Board as members of the Board of Management after the notification of the General Meeting of Shareholders at the next annual General Meeting of Shareholders. See "Acquisition of Datacon". In connection with the acquisition of Datacon, H. Rutterschmidt received 444,784 Ordinary Shares from two of the selling shareholders, which shares are subject to a two year lock up arrangement (subject to certain exceptions), which expires on 4 January 2007. H. Rutterschmidt and G. Zeindl are two of the partners in a partnership that sold real property to a subsidiary of the Company. See "Acquisition of Datacon".

COMMITTEES OF THE SUPERVISORY BOARD

AUDIT COMMITTEE

In view of the limited number of members of the Supervisory Board, the Supervisory Board acts as the Audit Committee. The Audit Committee's responsibilities include:

- appointing, approving the compensation of, and assessing the independence of the Company's independent auditor;

- overseeing the work of the independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

- reviewing and discussing with management and the independent auditors the annual and quarterly financial statements and related disclosures;

- monitoring the Company's internal control over financial reporting, disclosure controls and procedures and compliance with the Company's code of business conduct and ethics;

-     overseeing the internal audit function;

-     discussing the risk management policies;

- establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; and

-     meeting independently with the independent auditors and management.

The Audit Committee meets at least 5 times per year.

REMUNERATION COMMITTEE

Besi has a Remuneration Committee which has responsibility for:

- annually reviewing and approving the corporate goals and objectives relevant to the compensation of senior management;

-     overseeing and administering the equity incentive plans;

- overseeing and making recommendations to the Supervisory Board with respect to director compensation; and

- determining the compensation of the chief executive officer and reviewing and approving, or make recommendations to the Supervisory Board, with respect to the compensation of the other executive officers.

The Remuneration Committee consists of Mr. T. de Waard, chairman of the Remuneration Committee, Mr. W.D. Maris, Mr. Polak and Mr. Sinninghe Damste. The Remuneration Committee meets at least 1 time per year.

SELECTION, APPOINTMENT AND GOVERNANCE COMMITTEE

The Selection, Appointment and Governance Committee consists of its chairman Mr. Polak, Mr. W.D. Maris, Mr. De Waard and Mr. Sinninghe Damste. The Selection, Appointment and Governance Committee prepares, within its duties, the decision-making of the Supervisory Board on:

- drawing up selection criteria and appointment procedures for Supervisory Board members and Board of Management members;

- periodically assessing the size and composition of the Supervisory Board and the Board of Management, and making a proposal for a composition profile of the Supervisory Board;

- periodically assessing the functioning of individual Supervisory Board members and Board of Management members, and reporting on this to the Supervisory Board;

-     making proposals for appointments and re-appointments; and

- supervising the policy of the Board of Management on the selection criteria and appointment procedures for senior management.

COMPENSATION OF DIRECTORS AND OFFICERS

The aggregate cash compensation paid or accrued by the Company for its management including members of the Board of Management was (euro)1.9 million in 2004. Amounts accrued to provide pension, retirement or similar benefits to these individuals, as a group, were (euro)0.2 million in 2004.

REMUNERATION OF THE BOARD OF MANAGEMENT

The aggregate cash compensation paid to its members of the Board of Management was (euro)715,089 in 2004 (including pension but excluding one-time payments of (euro)739,392).The remuneration of the members of the Board of Management is determined by the Supervisory Board, all with due observance of the management board remuneration policy to be adopted by the General Meeting of Shareholders. The Supervisory Board is required to present any scheme providing for the remuneration of the members of the Management Board in the form of shares or options, to the General Meeting of Shareholders for adoption.

The total remuneration and related costs of the individual members of the Board of Management for the year ended 31 December 2002, 2003 and 2004 was as follows:

                                                                                     YEAR ENDED 31 DECEMBER
                                                                                   -------------------------
(In euros, except as specified otherwise)                         2002               2003              2004
                                                                -------            -------           -------
R.W. Blickman
              Salaries and related costs (5)                    311,497            312,637           317,847
              Bonus (4)                                               -             35,458               (4)
              Pension                                            54,326             54,326            55,231
              Other (6)                                               -                  -           344,392
J. A. Wunderl (1) (in U.S.$)
              Salaries and related costs (5)                          -                  -           190,797
              Bonus (4)                                               -                  -               (4)
              Pension                                                 -                  -                 -
M.A.H. Wartenbergh (2)
              Salaries and related costs (5)                          -            124,219           169,050
              Bonus (4)                                               -             13,755                 -
              Pension                                                 -             14,329            19,499
              Severance payment                                       -                  -           395,000
J.W. Rischke (3)
              Salaries and related costs (5)                    145,948                  -                 -
              Bonus (4)                                               -                  -                 -
              Pension                                            32,367                  -                 -
              Other (6)                                               -                  -            40,884

Notes:

(1) Member of the Board of Management as from 25 March 2004, remuneration relates to the period as from 25 March 2004 onwards.

(2) Member of the Board of Management as from 27 March 2003; remuneration relates to the period as from 27 March 2003 until his exit as of 1 January 2005.

(3) Member of the Board of Management until 23 October 2002; remuneration relates to the period until 23 October 2002.

(4) Bonus is included in the year to which it relates. Bonus for the year 2004 is not yet known.

(5) Includes salaries, holiday allowance, medical insurance and premiums social securities.

(6) This amount was paid as part of an over-all settlement reached with certain holders of options issued under the Company's Incentive Plan 1995 (as defined under "Stock Option Plans", below), following a court interlocutory judgment in a legal proceeding filed by a former employee that indicated that the Company should compensate for dilution that arose as a result of the Company's secondary share offering in 2000.

A portion of the compensation of the Board of Management is performance related.

REMUNERATION OF THE SUPERVISORY BOARD

The aggregate remuneration paid to current members of the Supervisory Board was
(euro)87,488 in 2004. The remuneration of the Supervisory Board is determined by the General Meeting of Shareholders.

The total remuneration of the individual members of the Supervisory Board members for the years ended 31 December 2002, 2003 and 2004 was as follows:

                                    YEAR ENDED 31 DECEMBER
(IN EUROS)                  2002               2003                2004
----------                 ------             ------              ------
W. D. Maris                15,882             15,882              23,038
E. B. Polak                15,882             15,882              19,206
D. Sinninghe Damste        15,882             15,882              26,038
T. de Waard                15,882             15,882              19,206

In 2002, 2003 and 2004, part of the cash compensation, not exceeding 50%, to the Supervisory Board members has been replaced by the acceptance of granting of options by three Supervisory Board members. The fair value of the option awards to the Supervisory Board members was estimated using the Black-Scholes option-pricing model. Total remuneration after said grant of options did not change compared to the remuneration approved by the General Meeting of Shareholders.

STOCK OPTION PLANS

DESCRIPTION OF STOCK OPTION PLANS

In 1995, the Company established the BE Semiconductor Industries Incentive Plan 1995 (the "Incentive Plan 1995"). The Company granted 1,101,236 options to purchase Ordinary Shares ("1995 Plan Shares") under the Incentive Plan 1995. During the years 1995 to 2001, the Company made awards under the Incentive Plan 1995 to executive officers and senior employees of the Company. Options granted between 1999 and 2001 vest after three years. The Incentive Plan 1995 expired in 2001. Stock options granted under the Incentive Plan 1995 have exercise prices which were equal to the market price of the Ordinary Shares on the date of grant.

In 2001, the Company established the BE Semiconductor Industries Incentive plan 2001 - 2005 (the "Incentive Plan 2001"). The total number of Ordinary Shares ("2001 Plan Shares") that the Company may issue under the Incentive Plan 2001, may not exceed 1.5% of the total number of Ordinary Shares outstanding in the applicable fiscal year, subject to adjustments for share splits, share dividends, recapitalizations and similar events. 2001 Plan Shares may consist, in whole or in part, of unauthorized and unissued Ordinary Shares or treasury shares. The Company anticipates that it will, on an annual basis, make awards under the Incentive Plan 2001 to executive officers and senior employees of the Company. Options granted in 2002, 2003 and 2004 vest after three years. Stock options granted under the Incentive Plan 2001 will have exercise prices equal to the market price of the Ordinary Shares on the date of grant.

Under separate stock option plans, in the years 2000 through 2004, the Company granted options to all of its employees. Under these plans, the employees have a right to receive payment of an amount that corresponds with the profit achieved with the (virtual) sale of newly issued Ordinary Shares by the Company after exercise of the options. The options vest after three years and have exercise prices equal to the market price of the Ordinary Shares on the date of grant. These options receive variable accounting treatment. All other options granted by the Company receive fixed accounting treatment.

The Company accounts for stock-based compensation using the intrinsic value method. Accordingly, no compensation has been recorded for the stock options granted from 2001 through 2004, which received fixed accounting treatment. As of 31 December 2004 there were outstanding options to purchase an aggregate of 1,005,181 Ordinary Shares which receive fixed accounting treatment at a weighted average exercise price of (euro)9.79 per share. For the stock options granted from 2001 through 2004 that receive variable accounting treatment, the Company will recognise a compensation release of (euro)12 net of tax, based on the market value of the Ordinary Shares for the year ended 31 December 2004. As of 31 December 2004, 229,079 options that receive variable accounting treatment were outstanding at a weighted average exercise price of (euro)7.06 per share.

The Company accounts for stock based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. SFAS No. 123

"Accounting for Stock-Based Compensation" allows companies to elect to either account for stock options using fair value based method, or continue to account for stock option plans under APB No. 25, and disclose pro forma disclosure of net income and earnings per share as if SFAS No. 123 were applied. Under APB No. 25, no stock-based employee compensation cost is reflected in net income (loss) for the fixed stock options, as all options granted under the Company's stock option plans had an exercise price equal to the market value of the underlying Ordinary Shares on the date of grant. The Company has elected to continue to account for its stock options under the provisions of APB No. 25 and disclose the pro forma effect of SFAS No. 123.

FINANCING OF STOCK OPTION PLANS

Option plans that were issued in 1999 and 2000 were constructed with a virtual financing arrangement whereby Besi financed the fiscal value of the options granted to employees subject to the Dutch tax-regime. The loans issued under this arrangement are repayable to Besi on the exercised date of the respective option, provided that the option was actually exercised. If the options expire unexercised, the respective loans are forgiven. Besi accrues a liability for the respective fiscal implication of this arrangement.

SUMMARY OF OUTSTANDING STOCK OPTIONS

Following is a summary of changes in Besi options:

                                         2002                   2003                     2004
                                  -------------------   --------------------   ------------------------
                                             WEIGHTED               WEIGHTED                   WEIGHTED
                                              AVERAGE                AVERAGE                    AVERAGE
                                             EXERCISE               EXERCISE                   EXERCISE
                                  NUMBER OF    PRICE    NUMBER OF     PRICE    NUMBER OF        PRICE
                                   OPTIONS     EURO      OPTIONS      EURO      OPTIONS          EURO
                                  ---------  --------   ---------   --------   ---------       --------
FIXED OPTION PLANS
Outstanding, beginning of year     821,896     12.10     929,095     11.56       975,768        10.25
Options granted                    223,337      9.32     162,905      3.46       131,363         6.02
Options expired                    (51,692)    11.28     (53,598)    10.05             -            -
Options forfeited                  (64,446)    10.90     (62,634)    12.14      (101,950)        9.34

                                   -------     -----    --------     -----     ---------        -----
Outstanding, end of year           929,095     11.56     975,768     10.25     1,005,181         9.79
                                   =======     =====    ========     =====     =========        =====

EXERCISABLE, END OF YEAR           190,798     11.74     431,366     13.48       597,426        12.12
                                   =======     =====    ========     =====     =========        =====
VARIABLE OPTION PLANS
Outstanding, beginning of year      67,983      9.55     122,710      9.23       164,105         7.54
Options granted                     67,627      8.94      48,466      3.22        69,535         5.95
Options forfeited                  (12,900)     9.44      (7,071)     7.26        (4,561)        7.19

                                   -------     -----    --------     -----     ---------        -----
Outstanding, end of year           122,710      9.23     164,105      7.54       229,079         7.06
                                   =======     =====    ========     =====     =========        =====

EXERCISABLE, END OF YEAR                 -         -           -         -        55,059         9.55
                                   =======     =====    ========     =====     =========        =====

Stock options outstanding and exercisable at 31 December 2004:

                                              OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                                         -----------------------------                   ----------------------------------
                                                             WEIGHTED
                                                             AVERAGE       WEIGHTED
                                                            REMAINING       AVERAGE
                                                           CONTRACTUAL  EXERCISE PRICE                    WEIGHTED AVERAGE
RANGE OF EXERCISE                        NUMBER OF             LIFE            IN        NUMBER OF        EXERCISE PRICE IN
PRICE                                     OPTIONS            (YEARS)          EURO        OPTIONS               EURO
-----------------                        ---------         -----------  --------------   ---------        -----------------

FIXED OPTION PLANS
(euro)3.22 - (euro)4.35                   162,639              4.58           3.46         34,200                4.35
(euro)5.20 - (euro)7.70                   153,513              4.05           6.06          5,000                7.70
(euro)8.94 - (euro)10.31                  482,563              2.53           9.48        317,560                9.66
(euro)14.65 - (euro)17.90                 240,666              1.44          16.55        240,666               16.55
                                          =======              ====          =====        =======               =====

VARIABLE OPTION PLANS

(euro)3.22                                 44,860              4.25           3.22              -                   -
(euro)5.95                                 69,330              5.25           5.95              -                   -
(euro)8.94 - (euro)10.31                  114,889              2.81           9.23         55,059                9.55
                                          -------              ----          -----        -------               -----

ORDINARY SHARES AND OPTIONS HELD BY MEMBERS OF THE BOARD OF MANAGEMENT

The aggregate number of Ordinary Shares and the aggregate number of options on Ordinary Shares owned by the current members of the Board of Management as the date of this Prospectus is as follows:

                       NUMBER OF
                        SHARES
                       ---------
R.W. Blickman           270,485

                                                  NUMBER OF
                                EXERCISE PRICE     OPTIONS
                YEAR OF GRANT      IN EUROS      OUTSTANDING
                -------------   --------------   -----------
R.W. Blickman        1999            4.35            8,500

                     2000           17.90           20,000

                     2000            9.80          142,000

                     2001            9.55           40,000

                     2002            8.94           36,000

                     2003            3.22           35,042

                     2004            5.95           15,000

J. A. Wunderl        2003            5.20            8,000

                     2004            5.95            5,500
                                                 ---------
TOTAL                                              310,042

Loans outstanding relating to the stock options to the members of the Management Board amounted to (euro)286,795 as of 31 December 2004. The principal amount and other loan conditions have not changed since the inception of the loan agreements in 1999 and 2000.

OPTIONS AND ORDINARY SHARES HELD BY MEMBERS OF THE SUPERVISORY BOARD

The aggregate number of Ordinary Shares and the aggregate number of options on Ordinary Shares owned by the current members of the Supervisory Board as the date of this Prospectus is as follows:

                                                        NUMBER OF
                                                         OPTIONS
                      YEAR OF GRANT   EXERCISE PRICE   OUTSTANDING
                      -------------   --------------   -----------
E. B. Polak               2002             8.94           1,322

                          2003             3.22           3,667

                          2004             5.95           1,937

D. Sinninghe Damste       2002             8.94           1,322

                          2003             3.22           3,667

                          2004             5.95           2,629

T. de Waard               2002             8.94           1,322

                          2003             3.22           3,667

                          2004             5.95           1,937
                                                       --------
TOTAL                                                    21,470

OPTIONS AND ORDINARY SHARES HELD BY FORMER MEMBERS OF THE BOARD OF MANAGEMENT

Details of options held by former members of the Board of Management in the Ordinary Shares of the Company as the date of this Prospectus are as follows:

                                                        NUMBER OF
                                                         OPTIONS
                      YEAR OF GRANT   EXERCISE PRICE   OUTSTANDING
                      -------------   --------------   -----------
J.W. Rischke              1999             4.35           8,500

                          2000            17.90          16,000

                          2001             9.55          32,000

                          2002             8.94          23,000

                          2003             3.22          13,221
                                                       --------
TOTAL                                                    92,721

Loans outstanding relating to the stock options to the former executive members of the Management Board amounted to (euro)78,286 as of 31 December 2004. The principal amount and other loan conditions did not change since the inception of the loan agreement in 1999.

EMPLOYEES

NUMBERS OF EMPLOYEES

The following table indicates the composition of the workforce (full time employees ("fte")) by geography during the financial years ended 31 December:

                    2002     2003     2004
                    ----     ----     ----
The Netherlands      460      464      477

Asia/Pacific         117      233      254

United States         65       49       67
                    ----     ----     ----
TOTAL                642      746      798

The following table indicates the composition of the workforce (full time employees) by role during the financial years ended 31 December:

                                        2002    2003    2004
                                        ----    ----    ----
Manufacturing                            371     459     484

Sales & Marketing & Customers Sevice     120     114     129

Research & Development                    78      90     103

General & Administrative                  73      83      82
                                        ----    ----    ----
TOTAL                                    642     746     798

As of 31 December 2004, the Company had approximately 798 employees (fte), of whom 339 were employed at Fico in the Netherlands, 130 at Meco in the Netherlands, 61 at Besi Die Handling in the United States, 101 at Fico Tooling Leshan, China, 122 at Fico Asia, Malaysia, 37 at Fico and Meco sales and service offices outside the Netherlands and 8 at Besi headquarters in the Netherlands. In addition, the Company employed 51 temporary workers (fte), principally in product development and engineering activities in the Netherlands.

RESTRUCTURING

On 14 December 2004, Besi announced a restructuring of its operations focused principally on a workforce reduction at its Dutch packaging and tooling manufacturing operations in Duiven and Brunssum of 81 employees, or approximately 10% of total fixed headcount worldwide, as part of a plan to address the current downturn in the semiconductor industry. In addition, Besi will phase out the use of approximately 50 temporary workers at the Duiven facility. The personnel terminations are expected to occur in the first quarter of 2005.

A component of the restructuring will be the closing of Besi's tooling facility in Brunsum, the Netherlands in the first half of 2005. Besi intends to take a restructuring charge in the fourth quarter ending 31 December 2004 to cover the estimated costs of this workforce reduction which the Company does not expect to exceed (euro)5.6 million.

COLLECTIVE BARGAINING ARRANGEMENTS AND WORKS COUNCIL

Approximately 98% of the employees in the Netherlands are covered by nationwide collective bargaining agreements (CAO Metaalnijverheid). The Company does not have any employee unions in any of the other jurisdictions in which it operates.

Pursuant to the requirements of Dutch law, several of the Company's subsidiaries have an employee works council. A central works council has been established at the level of Fico for the operations of Fico Molding, Fico Tooling and Fico Trim & Form. In addition, Besi Plating and Besi Singulation have a joint works council. Each works council has the right to be informed by and/or to advise management on specific matters in accordance with the Netherlands Works Council Act. In addition, the Works Council Act provides that various decisions with respect to employment conditions of general application require the works council's consent. If withheld, such consent may be replaced with a judgment from the cantonal court (kantonrechter). These works councils may make non-binding recommendations for the nominations made by the Supervisory Board to the General Meeting of Shareholders for the appointment of new Supervisory Board members. In addition, the central works council of Fico and the works council of Besi Plating and Besi Singulation jointly have the statutory right to make binding recommendations for up to one third of the members of the Supervisory Board. See also "Share Capital, Corporate Structure and Corporate Governance - Supervisory Board".

                             PRINCIPAL SHAREHOLDERS

BENEFICIAL HOLDINGS OF SHAREHOLDERS BASED ON PUBLIC FILINGS MADE UNDER THE EXCHANGE ACT

The following table shows the beneficial ownership of the Company's share capital as of 31 December 2004 as filed with the Commission by the principal shareholders (each person or entity who owns beneficially 5% or more of the Company's Shares).

NAME OF BENEFICIAL OWNER(1)                       SHARES BENEFICIALLY OWNED
------------------------                          -------------------------
FMR Corp. (2)                                            3,096,700

Schneider Capital Management Corporation (3)             2,005,495

Notes:

(1) Beneficial ownership is determined in accordance with the rules of the Commission. Shares subject to options currently exercisable or exercisable within 60 days of 31 December 2004 are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2) Consists of shares for which Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., has investment and or voting power in its capacity as an investment adviser. The shares are held by Fidelity Low Priced Stock Fund. This information is based solely on a Schedule 13g filed with the Commission on 10 June 2004.

(3) This information is based solely on a Schedule 13g filed with the Commission on 12 February 2004.

1996 ACT ON THE DISCLOSURE OF HOLDING IN LISTED COMPANIES

On 15 July 1996, Berliner Elektro Holding Aktiengesellschaft notified the AFM of its capital interest of 58,67% in the Company's share capital pursuant to the 1996 Act on the Disclosure of Holding in Listed Companies (Wet Melding Zeggenschap in ter beurze genoteerde vennootschappen 1996), which filing still appears in the public register maintained by the AFM for these purposes. At the General Meeting of Shareholders held on 25 March 2004, Berliner Elektro Aktiengesellschaft (presently named: Ad Capital AG), deposited an aggregate number of 1,654,080 Ordinary Shares, which leads the Company to believe that the information presented in the public register with the AFM does not reflect the actual holdings of Ad Capital AG.

THE FOUNDATION

In accordance with the 1996 Act on the Disclosure of Holding in Listed Companies (Wet Melding Zeggenschap in ter beurze genoteerde vennootschappen 1996), it was announced that the Foundation has an option to acquire up to 55,000,000 Preference Shares. No such option has been exercised to date. The objectives of the Foundation are to safeguard the interests of the Company and its enterprise, group companies and all persons connected with the Group. To achieve its objective, the Foundation may acquire Preference Shares and may exercise the rights attached to those Preference Shares. See "Share Capital, Corporate Structure and Corporate Governance".

                SHARE CAPITAL, CORPORATE STRUCTURE AND CORPORATE
                                   GOVERNANCE

This section contains a summary of material information relating to the Issuer's share capital, including summaries of certain material provisions of the Articles of Association and applicable Dutch law in effect on the date hereof, as well as relevant proposed legislation and regulation. This summary does not purport to be complete and is qualified in its entirety by reference to the full Articles of Association. The full text of the Articles of Association is available in Dutch and English at the principal office of the Issuer and at its website www.besi.com.

GENERAL

The Company was incorporated on 9 May 1995 as a Dutch public company with limited liability (naamloze vennootschap) and is governed by Dutch law. The Company has its corporate seat in Amsterdam, the Netherlands, with its head office in Drunen, the Netherlands, and is registered under number 09092395 with the Trade Register at the Chamber of Commerce and Industry of Oost-Brabant, the Netherlands. The Ordinary Shares are listed on Euronext Amsterdam (symbol: BESI) and on Nasdaq (symbol: BESI). The Company is subject to the Large Company Rules (structuurregeling). A number of provisions of the Articles of Association are subject to recent amendments to the Large Company Rules and the Company will propose to amend its Articles of Association accordingly.

ARTICLES OF ASSOCIATION

The material provisions of the Articles of Association are summarized below. Such summaries do not purport to be complete statements of these provisions and are qualified in their entirety by reference to such exhibit. The Articles of Association were last amended by a notarial deed executed on 25 May 2004 before Mr P.H.N. Quist, as legal substitute for Mr H.B.H. Kraak, civil law notary (notaris), practicing in Amsterdam. The Articles of Association are available free of charge at Besi's website (www.besi.com).

CORPORATE PURPOSES

Pursuant to Article 4 of the Articles of Association, the objects of the Company are:

- to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services;

- to acquire, use and/or assign industrial and intellectual property rights and real property;

-   to invest funds;

- to provide security for the debts of legal persons or of other companies with which the company is affiliated in a group;

- to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

SHARE CAPITAL

As at the date of this Prospectus, the authorized share capital amounts to
(euro)100,100,000, divided into 55,000,000 Ordinary Shares with a nominal value of (euro)0.91 each, and 55,000,000 Preference Shares with a nominal value of
(euro)0.91 each. The Ordinary Shares may be in bearer or registered form.

As at the date of this Prospectus, a total of 33,728,517 Ordinary Shares were outstanding (including 1,000,015 Ordinary Shares held by the Company in treasury) and there were no Preference Shares outstanding.

ISSUES OF ORDINARY SHARES AND PREEMPTIVE RIGHTS

Ordinary Shares may be issued pursuant to a resolution of the General Meeting of Shareholders or the General Meeting of Shareholders may grant the authority to issue shares in the share capital of the Company to the Board of Management for a maximum period of five years. After such designation, the Board of Management may resolve upon the issue of Ordinary Shares after the approval of the Supervisory Board.

Currently, the General Meeting of Shareholders has delegated its authority to issue Ordinary Shares up to a maximum of 20% of the Ordinary Shares included in the authorized capital, to the Board of Management subject to the prior approval of the Supervisory Board, until 14 May 2006.

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Shareholders have a pro rata preemptive right of subscription to any Ordinary
Share issued for cash, which right may be limited or excluded. Shareholders have no pro rata preemptive subscription right with respect to any Ordinary Shares issued for a contribution other than cash, with respect to any issuance of Preference Shares or in the case of Ordinary Shares issued to the employees. On the basis of a designation by the General Meeting of Shareholders, the Board of Management has the power, subject to approval of the Supervisory Board, to limit or exclude Shareholder preemptive rights through 14 May 2006. The designation may be renewed for a maximum period of five year. In the absence of such designation, the General Meeting of Shareholders has the power to limit or exclude such preemptive rights.

The foregoing provisions apply mutatis mutandis to the issuance of rights to subscribe for Ordinary Shares.

PREFERENCE SHARES

The provisions for the issuance of Preference Shares are similar to the provisions for the issuance of Ordinary Shares described above. However, if an issuance of Preference Shares would result in an outstanding amount of Preference Shares exceeding 100% of the outstanding Ordinary Shares and the issuance is effected pursuant to a resolution of a corporate body other than the General Meeting of Shareholders, such as the Board of Management, the issuance will require prior approval of the General Meeting of Shareholders.

If the issuance of Preference Shares is effected pursuant to a resolution of a corporate body other than the General Meeting of Shareholders, but the amount of Preference Shares to be issued would not exceed 100% of the number of outstanding Ordinary Shares, then prior approval of the General Meeting of Shareholders is not required, but the reasons for the issuance must be explained at an extraordinary General Meeting of Shareholders to be held within four weeks after such issue. Subsequently, within two years after the first issuance of Preference Shares, a General Meeting of Shareholders will be held to resolve to repurchase or cancel the Preference Shares. If no such resolution is adopted, another General Meeting of Shareholders with the same agenda must be convened and held within two years after the previous meeting and this meeting will be repeated until no Preference Shares are outstanding. This procedure does not apply to Preference Shares that have been issued pursuant to a resolution by, or with the prior approval of, the General Meeting of Shareholders.

In connection with the issuance of Preference Shares it may be stipulated that an amount not exceeding 75% of the nominal amount ordinarily payable upon issuance of shares, may be paid only if the Company requests payment. A decision of the Board of Management for further payment requires prior approval of the Supervisory Board.

THE FOUNDATION

The Foundation was established in April 2000. The board of the Foundation consists of five members, four of whom are independent of Besi and one of whom is a member of the Supervisory Board. The purpose of the Foundation is to safeguard the Company's interests, the enterprise connected therewith and all the parties having an interest therein and to exclude as much as possible influences which could threaten, among other things, the Company's continuity, independence and identity.

Under the terms of an agreement entered into in April 2002 between the Company and the Foundation, the Foundation has been granted a call option, pursuant to which it may purchase a number of Preference Shares up to a maximum of the total number of outstanding Ordinary Shares. Until the call option is exercised by the Foundation, it can be revoked by the Company, with immediate effect. Under the terms of a separate agreement entered into in April 2002, the Company may force the Foundation to exercise its call option right if it has been announced (or may be expected) that an unfriendly take-over bid will be made with respect to the Shares, or if (in the opinion of the Board of Management), a single Shareholder (or group of Shareholders) holds a substantial number of the Ordinary Shares. The aim of the Preference Shares is to provide a protective measure against unfriendly take-over bids.

REPURCHASE AND CANCELLATION OF SHARES

The Company may repurchase any class of shares in its own capital subject to certain provisions of Dutch law and the Articles of Association, if (a) shareholders' equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called part of the issued share capital and any reserves required by Dutch law or the Articles of Association and (b) the Company and its subsidiaries would thereafter not hold Shares with an aggregate nominal value exceeding one-tenth of the Company's issued share capital. Shares held by the Company or any of its subsidiaries will

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have no voting rights and the Company does not receive dividends on Shares it holds in its own capital. Any such purchases are subject to the approval of the Supervisory Board and may only take place if the General Meeting of Shareholders has granted to the Board of Management the authority to effect such repurchases, which authorization may apply for a maximum period of 18 months. The Board of Management was authorized to repurchase up to 10% of the issued share capital through 27 September 2006.

Upon a proposal of the Board of Management and approval of the Supervisory Board, the General Meeting of Shareholders shall have the power to decide to cancel shares acquired by the Company or to reduce the nominal value of the Ordinary Shares. Any such proposal is subject to the relevant provisions of Dutch law and the Articles of Association of the Company with respect to reduction of share capital.

DIVIDENDS

Dividends may be paid out of annual profits shown in the annual accounts, which
- under the Large Company Rules presently in effect and described below - must be adopted by the General Meeting of Shareholders. At its discretion, subject to statutory provisions, the Board of Management may, with the prior approval of the Supervisory Board, distribute one or more interim dividends on the Ordinary Shares before the annual accounts have been adopted by the General Meeting of Shareholders. The Board of Management, with the prior approval of the Supervisory Board, may decide that all or part of the profits should be retained and not be made available for distribution to the shareholders. Those profits that are not retained shall be distributed to holders of Ordinary Shares pursuant to a shareholders' resolution, subject to preferred returns payable with respect to outstanding Preference Shares, if any, provided that the distribution does not reduce shareholders' equity below the issued share capital increased by the amount of reserves required by Dutch law. Existing reserves that are available for distribution under Dutch law may be distributed upon a shareholders' resolution, proposed by the Board of Management, which proposal is subject to the prior approval by the Supervisory Board. With respect to cash payments, the rights to dividends and distributions shall lapse if such dividends or distributions are not claimed within five years following the day after the date on which they were made available.

VOTING RIGHTS

Every Share (whether Ordinary Share, or Preference Share) will carry the right to cast one vote. Resolutions by the General Meeting of Shareholders require the approval of an absolute majority of votes validly cast, unless otherwise required by Dutch law or the Articles of Association.

SUPERVISORY BOARD

Under Dutch law and the Articles of Association of the Company, the management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board. Pursuant to the laws of the Netherlands, members of the Supervisory Board cannot at the same time be a member of the Board of Management of the same company. The primary responsibility of the Supervisory Board is to supervise the policies pursued by the Board of Management and the general course of affairs of the Company and its business. In fulfilling their duties, the members of the Supervisory Board are required to act in the best interests of the Company and its business.

Pursuant to the Articles of Association, the Supervisory Board consists of three or more members, to be determined by the Supervisory Board itself. Although the Articles of Association presently provide otherwise, in connection with a recent change of the Large Company Rules described in more detail below, the Supervisory Board members are appointed by the General Meeting of Shareholders upon a nomination prepared by the Supervisory Board. Non-binding recommendations for appointment to the Supervisory Board may be made by the General Meeting of Shareholders and the works councils of Besi's subsidiaries. In addition, the central works council of Fico and the works council of Besi Plating and Besi Singulation jointly have the right to make binding recommendations for up to one third of the members of the Supervisory Board. The Supervisory Board must adopt such recommendation, except in certain limited circumstances.

The Articles of Association provide that a member of the Supervisory Board shall resign no later than on the day the first General Meeting of Shareholders is held after the fourth anniversary of his or her appointment. For details on the period of service for the individual members of the Supervisory Board, see "Management and Employees".

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BOARD OF MANAGEMENT

The Supervisory Board appoints members of the Board of Management. The Supervisory Board must notify the shareholders of intended appointments to the Board of Management.

The management of the Company is entrusted to the Board of Management under the supervision of the supervisory Board. The Articles of Association provide that the Board of Management may lay down further rules and regulations with respect to its procedures and internal organization. These rules require the prior approval of the Supervisory Board. In addition, the Articles of Association provide that certain resolutions of the Board of Management require prior approval of the Supervisory Board, such as resolutions relating to the issuance of debt instruments.

The Board of Management consists of such number of members as may be determined and as appointed by the Supervisory Board. The Supervisory Board has the power to suspend or dismiss members of the Board of Management, provided that the Supervisory Board will be required to consult the General Meeting on the intended dismissal.

The compensation and other terms and conditions of employment of the members of the Board of Management are determined by the Supervisory Board. Since 1 October 2004, the amended Large Company Rules prescribe that public companies with limited liability, such as the Company, should have in place a policy relating to the remuneration of the members of the Board of Management. This policy is to be determined by the General Meeting of Shareholders. In addition, the new legislation determines that the Supervisory Board shall present any scheme providing for the remuneration of the members of the Management Board in the form of shares or options, to the General Meeting of Shareholders for adoption.

INDEMNIFICATION OF MEMBERS OF THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD AND OTHER OFFICERS OF THE COMPANY

Subject to certain restrictions, the Company indemnifies any person who on account of being (former) member of the Supervisory Board, (former) member of the Board of Management or an (former) official entitled to represent the Company, or who on request of the Company acts or acted as member of the Supervisory Board, member of the Board of Management or officer of another company or business, whether or not having legal personality, is or was involved as party or threatens to become a party in a threatened, pending or completed action or proceedings (other than an action by or in the right of the Company) for all costs incurred by such person in connection with proceedings or actions.

In addition, subject to certain restrictions, the Company indemnifies any person who was a party or is threatened to be made a party to any threatened, pending or completed action or proceedings by or in the right of the Company to procure a judgment in its favour, by reason of the fact that he is or was a member of the Supervisory Board, (former) member of the Board of Management, official or agent of the Company, or is or was serving on request of the Company as Member of the Supervisory Board, member of the Board of Management or officer of another company or business, whether or not having legal personality, for all costs incurred by him in connection with the defense or settlement of such action or proceeding.

The indemnification set out above is additional to other rights which the indemnified person could be entitled to.

To cover any liability, the Company is authorized to conclude and maintain insurances on behalf of all indemnified persons.

GENERAL MEETINGS OF SHAREHOLDERS

General Meetings of Shareholders are held at least once a year, not later than six months after the end of the fiscal year. Notices convening a General Meeting of Shareholders will be mailed to holders of registered Shares at least 15 days before the General Meeting of Shareholders and will be published in national newspapers in the Netherlands and abroad in countries where the bearer shares are admitted for official quotation. In order to attend, to address and to vote at the General Meeting of Shareholders, the holders of the registered shares must notify the Company in writing of their intention to attend the meeting and holders of the bearer shares must deposit their bearer shares with a depositary, as specified in the published notice. The Company currently does not solicit from or nominate proxies for the shareholders and are exempt from the proxy rules of the United States Exchange Act. However, shareholders and other persons entitled to attend the General Meetings of Shareholders may be represented by proxies with written authority. The Articles of Association allow the Board of Management to provide for a record date should they decide to provide for proxy

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solicitation.

Other General Meetings of Shareholders may be held as often as deemed necessary by the Supervisory Board or the Board of Management and must be held if one or more Shareholders or other persons entitled to attend the General Meeting of Shareholders jointly representing at least 10% of the issued share capital make a written request to the Supervisory Board or the Board of Management that a meeting be held and specifying in detail the business to be dealt with at such meeting.

Resolutions are adopted at General Meetings of Shareholders by a majority of the votes cast, except where a different proportion of votes is required by the Articles of Association or Dutch law. Each Ordinary Share and, if outstanding, Preference Share, shall carry one vote.

AMENDMENT OF ARTICLES OF ASSOCIATION AND WINDING UP

A resolution of the General Meeting of Shareholders to amend the Articles of Association or to dissolve the Company may only be taken at the proposal of the Board of Management, which proposal shall require the approval of the Supervisory Board. A resolution to dissolve the Company must be approved by at least a three-fourths majority of the votes cast.

ADOPTION OF ANNUAL ACCOUNTS

The annual accounts (i.e. the balance sheet, the profit and loss account and the explanatory notes to these accounts), together with a certificate of the auditors, will be submitted to the General Meeting of Shareholders for adoption. Following adoption of the annual accounts by the General Meeting of Shareholders, a resolution shall be submitted to the General Meeting of Shareholders to discharge the Board of Management and the Supervisory Board from liability for the performance of their respective duties for the past financial year.

LIQUIDATION RIGHTS

In the event of a dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses are to be distributed first to the Preference Shareholders to the extent of the amount paid on the Preference Shares and the remaining balance shall be distributed to holders of the Ordinary Shares in proportion to their nominal possession of said shares.

OBLIGATIONS OF SHAREHOLDERS TO DISCLOSE MAJOR HOLDINGS

Holdings of Shares or rights to acquire Shares may be subject to notification obligations under the 1996 Act on the Disclosure of Holdings in Listed Companies (Wet melding zeggenschap in ter beurze genoteerde vennootschappen or the "Disclosure Act") and the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995 or the "Dutch Securities Act"). The following description summarizes these obligations. Holders of Shares or rights to acquire Shares are advised to consult with their own legal advisors to determine whether the notification obligations apply to them.

Under the Disclosure Act, any person who, directly or indirectly, acquires or disposes of an interest or a potential interest in the Company's capital or voting rights must immediately give written notice to the Company and the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiele Markten, the "AFM") if, as a result of such acquisition or disposal, the percentage of the Company's capital or voting rights held by such person falls within another percentage range, compared to the percentage range applicable to the rights held by such person previously. The percentage ranges referred to in the Disclosure Act are 0-5%, 5-10%, 10-25%, 25-50%, 50-66 2/3% and over 66 2/3%.

For the purpose of the notification obligation, the following interests must be taken into accounts: (a) shares directly held (or acquired or disposed of) by any person, (b) shares held (or acquired or disposed of) by such person's subsidiaries or by a third party for such person's accounts or by a third party with whom such person has concluded an oral or written voting agreement and (c) shares which such person, or any subsidiary or third party referred to above, may acquire pursuant to any option or other right which such person has (or acquires or disposes of), including through the exercise of warrants. Special rules apply to the attribution of the shares which are part of the property of a partnership or other community of property. A holder of a pledge or right of usufruct in respect of shares can also be subject to a notification obligation if such person has, or can acquire, the right to vote on shares.

Under Section 2a of the Disclosure Act, each member of the Board of Management and Supervisory Board must without delay notify both the AFM and the Company of any changes in his interest or potential interest in the Company's capital or voting rights.

The AFM will publish all disclosures by means of an advertisement in a newspaper distributed

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throughout the Netherlands as well as on its public website (www.afm.nl).

In addition, pursuant to the Dutch Securities Act and a decree based thereon, a holder that directly or indirectly has a capital interest of more than 25% in the Company must, by means of a standard form within ten (10) days after the end of the month in which the transaction took place, notify the AFM of any and all transactions (including, without limitation, an acquisition or disposal of Ordinary Shares) that it carried out or caused to be carried out in securities issued by the Company, including warrants. If that shareholder is a legal entity and not an individual, the obligation is extended to its managing directors and members of its board of supervisory directors. The notification obligations also rest on 25% shareholders, their managing directors and members of their board of supervisory directors (if a legal entity), their spouses and persons with whom they share a household (if an individual). The AFM keeps a public register of all notifications made pursuant to the Disclosure Act and the Dutch Securities Act and publishes any notification received by it.

Non-compliance with the notification obligations under the Disclosure Act or the Dutch Securities Act can lead to imprisonment or criminal fines, or administrative fines or other administrative sanctions. In addition, non-compliance with the notification obligations under the Disclosure Act may lead to civil sanctions, including, without limitation, suspension of the voting rights attaching to the Company's shares held by the offender for a period of not more than three (3) years, suspension of a resolution of the General Meeting of Shareholders, nullification of a resolution adopted by the General Meeting of Shareholders (insofar as it can be assumed that such resolution would not have been adopted if the offender had not voted) and a prohibition for the offender to acquire the Ordinary Shares for a period of not more than five (5) years.

AMENDMENT OF THE LARGE COMPANY RULES

GENERAL

On 1 October 2004 the Act on the Amendment of the Large Company Rules (the "Act") came into effect. The Act provides broader powers to shareholders of companies established under Dutch law and, in particular, companies subject to the Large Company Rules (structuurregeling), such as the Company. The most important elements of the Act, to the extent relevant to the Company, are described below.

THE GENERAL MEETING OF SHAREHOLDERS

In public companies with limited liability (N.V.s), a requirement is introduced for approval by the general meeting of shareholders of board of management decisions concerning an important change in the identity or character of the company, including those to:

-     transfer all, or the major part, of a company's business to a third party;

- enter into, or terminate long-lasting cooperation between the company, or a subsidiary, and a third party, if such entering into, or termination, has a fundamental impact on the company; and

- acquire, or divest an interest in another enterprise, with a value of at least one third of the amount of the total assets reflected in the company's (consolidated) annual accounts, by the company or a subsidiary of the company.

Lack of approval by the general meeting of shareholders does not affect the authority of the board of management to represent the company vis-a-vis third parties and therefore has no external effect. The policy of the board of management is of course subject to review by the court.

AGENDA FOR THE GENERAL MEETING OF SHAREHOLDERS

Shareholders and holders of depositary receipts for shares issued with the co-operation of the company ("Depositary Receipt Holders") representing at least 1% of the issued capital of a public company with limited liability (N.V.) have the right to request the inclusion of (additional) items on the agenda of the general meeting of shareholders. In case of listed companies, shareholders or Depositary Receipt Holders representing an aggregate stock exchange value of at least fifty million euro also have the right to make such a request. This amount may be increased or decreased by a governmental decree. The board of management may refuse to put an item on the agenda only if this would prejudice vital interests of the company. Also, such request must be made sixty (60) days prior to a general meeting of shareholders. Under Dutch law, general meetings of shareholders may be called by giving at least fifteen (15) days notice. If a proposal is received after the sixty (60) day deadline, but more than fifteen
(15) days prior to the general meeting of shareholders, the company may, but is not under an obligation to, decide to put the item on the agenda for the general meeting of shareholders. If the proposal is received late and the items are not put on the agenda, they must be

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addressed at the subsequent general meeting of shareholders.

BOARD OF MANAGEMENT AND REMUNERATION

Before the Act came into effect on 1 October 2004, the Dutch Civil Code provided that the remuneration of the members of the board of management was determined by the general meeting of shareholders, to the extent not stipulated otherwise by the articles of association. The Act introduced a change to this provision for all public companies with limited liability. The new provision prescribes that public companies with limited liability (N.V.s) should have a policy regarding the remuneration of the members of the board of management. The general meeting of shareholders shall determine this policy. The articles of association can also prescribe that a body other than the general meeting of shareholders establish the remuneration of individual members of the board of management, all with due observance of the policy adopted by the general meeting of shareholders. If a different body is authorised on the basis of the articles of association with regard to establishing the remuneration of individual members of the board of management, that body shall present any arrangement providing for the remuneration of members of the board of management in the form of shares or options, to the general meeting of shareholders for approval.

RELATIONSHIP BETWEEN THE BOARD OF MANAGEMENT AND THE BOARD OF SUPERVISORY DIRECTORS

Before the Act entered into force on 1 October 2004, the Dutch Civil Code provided that the board of management provide the supervisory board in a timely manner with such information as the latter would require to fulfil its tasks. The Act added to this requirement that the board of management must inform the board of supervisory directors at least once every year in writing of the broad outlines of the company's strategic policy, the general and financial risks connected to the operation of the company's business, as well as of the company's management and control system.

APPOINTMENT AND RE-APPOINTMENT OF MEMBERS OF THE BOARD OF SUPERVISORY DIRECTORS

The Act provides that proposals to appoint, or re-appoint members of the supervisory board must - also in case of companies that are not subject to the Large Company Rules - be reasoned. In case of re-appointment, consideration should be given to the manner in which the relevant member has fulfilled his/her tasks as a member of the board of supervisory directors in the past.

REMUNERATION OF THE BOARD OF SUPERVISORY DIRECTORS

The Act provides that the general meeting of shareholders is to establish the remuneration of the board of supervisory directors.

CORPORATE GOVERNANCE CODE

The Corporate Governance Code applies to companies with a registered office in the Netherlands and a listing on a government-recognised stock exchange. The Company, which has its registered office in Amsterdam and is listed on Euronext Amsterdam, falls within the scope of the Corporate Governance Code. At the last annual meeting the shareholders approved the Besi Corporate Governance Code. This code is based on both the Corporate Governance Code and the Sarbanes Oxley requirements. The Besi Corporate Governance Code can be found at Besi's website (www.besi.com).

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                                    TAXATION

SUMMARY OF DUTCH TAX CONSIDERATIONS

The following is a summary of Dutch tax consequences of the acquisition, holding and disposal (including conversion) of the notes and ordinary shares into which the notes may be converted. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of notes or of ordinary shares into which the notes may be converted. In view of its general nature, it should be treated with corresponding caution. Holders should consult with their tax advisers with regard to the tax consequences of investing in the notes.

Except as otherwise indicated, this summary only addresses Dutch tax legislation, as in effect and in force at the date hereof, as interpreted in published case law.

WITHHOLDING TAX

INTEREST AND ANY OTHER PAYMENTS UNDER THE NOTES

Under current Dutch law, payment of interest, principal and premium, if any, will not be subject to Dutch withholding tax. Accordingly, all payments made by the Company under the notes may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

DIVIDENDS

Dividends distributed by the Company generally are subject to a withholding tax imposed by the Netherlands at a rate of 25%. The expression "dividends distributed" includes, among other things:

   - distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

   - liquidation proceeds, proceeds of redemption of ordinary shares or consideration for the repurchase of ordinary shares by the Company, or one of our subsidiaries, to the extent such consideration exceeds the average paid-in capital recognized for Dutch dividend withholding tax purposes;

   - the par value of ordinary shares issued to a holder of ordinary shares or an increase in the par value of ordinary shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made;

   - partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless the general meeting of our shareholders has resolved in advance to make such repayment and provided that the par value of the ordinary shares concerned has been reduced by an equal amount by way of an amendment to the articles of association; and

   - payment of interest with respect to a "hybrid loan". A loan with a maturity date (i.e. the original maturity date or revised maturity date upon a novation of the loan, if any) on or before the tenth anniversary of the loan cannot be classified as a "hybrid loan".

If a holder of ordinary shares resides in a country other than the Netherlands and if a double taxation convention is in effect between the Netherlands and such other country, such holder of ordinary shares may, depending on the terms of that double taxation convention, be eligible for a full or partial exemption from, reduction or refund of, Dutch dividend withholding tax. The Netherlands has concluded such a convention with the United States, among other countries.

Under the Convention between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the "U.S. Tax Treaty") currently in effect, dividends the Company pays to a holder of our ordinary shares who is not, or is not deemed to be, a resident of the Netherlands for Dutch tax purposes but who is a resident of the United States as defined in the U.S. Tax Treaty are generally eligible for a reduction of the 25% Dutch withholding tax to 15% or, in the case of certain U.S. corporate shareholders owning at least 10% of voting power in the Company, to 5%, provided that such shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or permanent representative in the Netherlands to which the ordinary shares and the dividends are attributable. As per 1 February 2005 a full exemption

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

of Dutch withholding tax is applicable for certain U.S. corporate shareholders owning at least 80% of voting power in the Company for a period of at least twelve months prior to the distribution. The U.S. Tax Treaty provides for complete exemption from tax on dividends received by exempt pension trusts and exempt organizations, as defined therein. The Netherlands and the United States have entered into a mutual agreement to clarify the entitlement of exempt pension funds to the benefits under the U.S. Tax Treaty. Based on this agreement U.S. pension funds investing in the Company, through entities that are considered to be transparent from a Dutch point of view, but are treated as taxable from a U.S. point of view, are entitled to a reduction of dividend withholding tax to nil. Except in the case of exempt organizations, the reduced dividend withholding rate (or exemption from withholding) can be applied at the source upon payment of the dividends, provided that the proper forms have been filed prior to the payment. Exempt organizations remain subject to the statutory withholding rate of 25% and are required to file an application for a refund of such withholding.

A holder who is not, or is not deemed to be, a resident of the Netherlands may not claim the benefits of the U.S. Tax Treaty unless:

   -  the holder is a resident of the United States as defined therein, and

   - the holder's entitlement to such benefits is not limited by the provisions of Article 26 ("limitation on benefits") of the U.S. Tax Treaty. The Protocol to the U.S. Tax Treaty, mentioned above, will also amend Article 26 of this treaty.

Individuals and corporate entities who are resident or deemed to be resident in the Netherlands for Dutch tax purposes ("Dutch resident individuals" and "Dutch resident entities") can generally credit the withholding tax against their income tax or corporate income tax liability.

Under current Dutch law, the Company may be permitted under limited circumstances to deduct and retain from the withholding a portion of the amount that otherwise would be required to be remitted to the tax authorities in the Netherlands. That portion generally may not exceed 3% of the total dividend distributed by the Company. If the Company retains a portion of the amount withheld from the dividends paid to Dutch resident individuals or Dutch resident entities, the portion (which is not remitted to the tax authorities) might not be creditable against your domestic income tax or corporate income tax liability. The Company will endeavor to provide you with information concerning the extent to which the Company has applied the reduction described above to dividends paid to you and advise you to check the consequences thereof with your local tax advisor.

A refund, reduction, exemption or credit of Dutch dividend withholding tax on the basis of Dutch tax law or on the basis of a tax treaty between the Netherlands and another state, will be granted only if the dividends are paid to the beneficial owner of the dividends. A receiver of a dividend is not considered to be the beneficial owner of a dividend in an event of "dividend stripping" in which he has paid a consideration related to the receipt of such dividend. In general terms, "dividend stripping" can be described as the situation in which a foreign or domestic person (usually, but not necessarily, the original shareholder) has transferred his shares or his entitlement to the dividend distributions to a party that has a more favorable right to a refund or reduction of Dutch dividend withholding tax than the foreign or domestic person. In these situations, the foreign or domestic person (usually the original shareholder), by transferring his shares or his entitlement to the dividend distributions, avoids Dutch dividend withholding tax while retaining his "beneficial" interest in the shares and the dividend distributions. This regime may also apply to the transfer of shares or the entitlement to dividend distributions as described above, if the avoidance of dividend withholding tax is not the main purpose of the transfer.

DUTCH TAXES ON INCOME AND CAPITAL GAINS

DUTCH RESIDENT INDIVIDUALS

As a general rule, Dutch resident individuals will be taxed annually on a deemed income of 4% of their net investment assets at an income tax rate of 30%. The net investment assets for the year are the average of the investment assets less the attributable liabilities at the beginning and at the end of the relevant year. The value of the notes or shares or cash received in case of a conversion or redemption of the note is included in the calculation of the net investment assets. A tax-free allowance for the first (euro)19,552 ((euro)39,104 for partners (statutorily defined term); this amount may be increased with
(euro)2,607 per minor child) of the net investment assets may be available (mentioned amounts are applicable for 2005). Actual benefits derived from the notes or shares, including any capital gains (including conversion or a redemption), are not as such subject to Dutch income tax.

However, if the notes or shares are attributable to an enterprise from which a Dutch resident individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to

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

the net worth of such enterprise without being a shareholder, any benefit derived or deemed to be derived from the notes or shares, including any capital gain realized on the disposal or deemed disposal thereof (including a conversion or a redemption of the notes and including a deemed disposal that also occurs upon a merger (juridische fusie) if the Company is not the continuing entity, a demerger (splitsing) or a spin-off (afsplitsing), are generally subject to income tax at a progressive rate with a maximum of 52%. An increase of the Conversion Amount, under the conditions mentioned in Article 6(5) of the Terms and conditions of the Notes, may be treated as a conversion of the notes. Subject to the same progressive rate are benefits derived from the notes or shares in case a Dutch resident individual carries out activities that exceed regular portfolio asset management or derives other benefits from the notes or shares that are taxable as benefits from activities (resultaat uit overige werkzaamheden).

Furthermore, if a Dutch resident individual has an actual or deemed substantial interest in the Company, any benefit derived or deemed to be derived from the shares, including any capital gains realized on the disposal or deemed disposal (that also occurs upon a merger (juridische fusie) if the Company is not the continuing entity, a demerger (splitsing) or a spin-off (afsplitsing)) thereof, are subject to income tax at a rate of 25%. Finally if a Dutch resident individual has an actual or deemed substantial interest in the Company, any benefit derived or deemed to be derived from the notes, including any capital gains realized on the disposal thereof (including conversion or a redemption of the notes and including a deemed disposal that also occurs upon a merger (juridische fusie) if the Company is not the continuing entity, a demerger (splitsing) or a spin-off (afsplitsing), may be subject to income tax at a progressive rate with a maximum of 52%. An increase of the Conversion Amount, under the conditions mentioned in Article 6(5) of the Terms and conditions of the Notes, may be treated as a conversion of the notes. Please see below for further clarification of the term substantial interest.

DUTCH CORPORATE ENTITIES

Any benefit derived or deemed to be derived from the notes or the shares held by entities residing in the Netherlands for Dutch tax purposes ("Dutch resident entities"), including any capital gains realized on the disposal or deemed disposal (including a conversion or a redemption of the notes and including a deemed disposal that also occurs upon a merger (juridische fusie) if the Company is not the continuing entity, a demerger (splitsing) or a spin-off (afsplitsing) thereof, is generally subject to corporate income tax at a rate of 34.5% (2005:
31.5%), unless the participation exemption is applicable. An increase of the Conversion Amount, under the conditions mentioned in Article 6(5) of the Terms and conditions of the Notes, may be treated as a conversion of the note. Under the participation exemption Dutch resident companies are exempt from corporate income tax with respect to dividends and capital gains (and losses), including currency exchange results, derived from or realized on the disposal of a qualifying shareholding. Generally, the participation exemption applies if a Dutch resident entity holds an interest of at least 5% in the issued and paid up share capital of a company.

A Dutch qualifying pension fund is not subject to corporate income tax and a qualifying Dutch resident investment fund (fiscale beleggingsinstelling) is subject to corporate income tax at a special rate of 0%.

NON-RESIDENT HOLDERS

A holder of notes or shares into which the notes may be converted will not be subject to Dutch taxes on income or capital gains in respect of any payment under the notes or the shares or in respect of any gain realized on the disposal or deemed disposal of the notes or the shares (including the conversion of the notes into shares or the redemption of the notes and including a deemed disposal that also occurs upon a merger (juridische fusie) if the Company is not the continuing entity, a demerger (splitsing) or a spin-off (afsplitsing), provided that:

      - such holder is neither resident nor deemed to be resident in the Netherlands nor has made an election for the application of the rules of the Dutch 2001 Income Tax Act as they apply to residents of the Netherlands; and

      - such holder does not have, and is not deemed to have, an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment, a deemed permanent establishment, or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the notes or the shares are attributable nor does such holder carry out any other activities in the Netherlands that exceed regular asset management; and

      - such holder does not have a profit share in, or any other entitlement to, the assets or income

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

            of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the shares are attributable; and

      - such holder does not carry out and has not carried out employment activities with which the holding of the shares is connected directly or indirectly; and

      - such holder, individuals relating to such holder and some of their relations by blood or marriage in the direct line (including foster children) do not have a substantial interest or deemed substantial interest in an entity residing in or deemed to reside in the Netherlands, or, if such holder has a substantial interest or a deemed substantial interest, it forms part of the assets of an enterprise.

To the extent that a non-resident holder is subject to Dutch taxes on income or capital gains in respect of the notes, an increase of the Conversion Amount, under the conditions mentioned in Article 6(5) of the Terms and conditions of the Notes, may be treated as a conversion of the notes.

Generally, a non-resident holder of shares will have a substantial interest if he, his partner, certain other relatives (including foster children) or certain persons sharing his household, alone or together, directly or indirectly:

      - hold shares representing 5% or more of the Company's total issued and outstanding capital (or the issued and outstanding capital of any class of shares);

      - hold or have rights to acquire shares (including the right to convert notes or stock options into shares), whether or not already issued, that at any time (and from time to time) represent 5% or more of the Company's total issued and outstanding capital (or the issued and outstanding capital of any class of shares); or

      - hold or own certain profit participating rights that relate to 5% or more of the Company's annual profit and/or to 5% or more of the liquidation proceeds.

The same criteria apply to a non-resident entity, save for the extension to partners, certain other relatives, and certain persons sharing the holder's household.

A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a nonrecognition basis.

GIFT, ESTATE AND INHERITANCE TAX

DUTCH RESIDENTS

Gift, estate and inheritance taxes will arise in the Netherlands with respect to an acquisition of the notes or shares or cash received in case of a conversion or redemption of the notes by way of a gift by, or on the death of, a holder of the notes or shares who is resident or deemed to be resident in the Netherlands at the time of the gift or his death.

NON-RESIDENTS

No Dutch gift, estate or inheritance taxes will arise on the transfer of notes or shares by way of gift by, or on the death of, a holder of notes or shares who is neither resident nor deemed to be resident in the Netherlands, unless:

      - such holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the notes or shares are or were attributable; or

      - such holder is entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands other than by way of securities or through an employment contract, the ordinary shares being attributable to that enterprises; or

      - in the case of a gift of a note or a share by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

For purposes of Dutch gift, estate and inheritance taxes, a Dutch national is deemed to be a resident of the Netherlands if he resided in that country at any time during a period of ten years preceding the date of the gift or death, as the case may be. In addition, for purposes of Dutch gift tax, a person not possessing Dutch nationality is also deemed to be a Dutch resident, irrespective of his nationality, if he was a Dutch resident at any time during a period of twelve months preceding the time at which the gift was made. The Netherlands has concluded a treaty with the United States based on which double taxation on inheritances may be avoided if the inheritance is subject to Dutch and/or U.S. inheritance tax and the deceased was a resident of either the Netherlands or the United States.

TURNOVER TAX

No Dutch turnover tax will arise in respect of any payment in consideration for the issue of the notes, the conversion of the notes into ordinary shares or with respect to any payment by the Company of principal, interest, dividend or premium (if any) on the notes or on the shares.

OTHER TAXES AND DUTIES

No Dutch registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty other than court fees, will be payable by a holder of notes or shares in respect of or in connection with the signing and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the issue documents or the performance by the Company of its obligations thereunder or under the notes or shares.

EU SAVINGS DIRECTIVE

The European Union has formally adopted the Savings Directive. Under the Savings Directive Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by an economic operator to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. Luxembourg, Austria and Belgium have opted for the withholding system. The EU has signed or is in the process of signing agreements with Switzerland, Andorra, San Marino, Monaco, Liechtenstein and the dependent and associated territories of the United Kingdom and the Netherlands, that provides for equivalent measures. It is expected that the directive will enter into force as from 1 July 2005, provided that the non-EU countries mentioned above have concluded the aforementioned agreement with the EU.

                              SUBSCRIPTION AND SALE

Pursuant to a subscription agreement dated 11 January 2005 (the "Subscription Agreement"), Morgan Stanley has agreed with the Issuer, subject to the satisfaction of certain conditions, to subscribe, or procure subscribers for, at 100% of their principal amount, (euro)46,000,000 in aggregate principal amount of Notes and the Issuer has agreed to issue the Notes on such basis. The aggregate principal amount of the Notes includes (euro)6,000,000 in principal amount of Notes that were the subject of an option granted to Morgan Stanley for such purposes as Morgan Stanley might in its absolute discretion determine (including, without limitation, for the purposes of covering over-allotments, if any, or short positions arising from stabilization transactions). Morgan Stanley exercised this option on 13 January 2005.

The Issuer has agreed to pay a commission to Morgan Stanley for its services. The Issuer has agreed to indemnify Morgan Stanley in respect of certain matters pursuant to the Subscription Agreement. The Subscription Agreement entitles Morgan Stanley to terminate it in certain circumstances prior to payment being made to the Issuer.

Besi has also agreed with Morgan Stanley that, subject to certain exceptions and without Morgan Stanley's prior written consent, it will not and it will ensure that none of its subsidiaries or affiliates will, during the period beginning on 11 January 2005 and ending 180 days after the Closing Date,

      (i) save for (a) the issue of Ordinary Shares pursuant to the exercise of existing employee share options, or (b) the grant in the ordinary course of share options to employees and management, directly or indirectly, issue, offer, pledge, sell, contract to issue or sell, issue or sell any option or contract to purchase, purchase any option or contract to issue or sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares; or

      (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Ordinary Shares,

whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise.

In connection with the issue of the Notes, Morgan Stanley (or any person acting for it) may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there is no obligation on Morgan Stanley (or any agent of it) to engage in such stabilizing activity. Such stabilizing activity, if commenced, may be discontinued at any time, and must be discontinued 30 days after the initial announcement of the Offering on 12 January 2005. Stabilization transactions conducted on Euronext Amsterdam must be conducted by a member of Euronext Amsterdam and must be conducted in accordance with all applicable laws and regulations, including those of Euronext Amsterdam and Article 32 of the Further Regulation on the Behavourial Supervision of the Securities Trade 2002 (Nadere Regeling Gedragstoezicht 2002).

THE NETHERLANDS

The Notes (including rights representing an interest in a Note in global form) are not and will not be offered anywhere in the world other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly trade or invest in securities).

UNITED STATES

The Notes and the Ordinary Shares to be issued upon conversion of the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Accordingly, the Notes are being offered and sold only outside the United States to investors that are not U.S. persons in reliance on Regulation S under the Securities Act.

Morgan Stanley has agreed that, except as permitted by the Subscription Agreement, it has not offered or sold, and will not offer, sell or deliver any Notes within the United States, except in accordance with Rule 903 of Regulation S. Morgan Stanley has also agreed that neither its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes.

Terms used in the preceding two paragraphs have the meanings ascribed to them by Regulation S under the Securities Act.

In addition, until 40 days after the commencement of the offering, an offer or sale of the Notes or the Ordinary Shares to be issued upon conversion of the Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

UNITED KINGDOM

Morgan Stanley has represented warranted and agreed in the Subscription
Agreement: (1) it has not offered or sold, and prior to the expiry of a period of six months from the Closing Date of the sale of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of The Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances to which section 21(1) of the FSMA does not apply to Besi, and (3) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from, or otherwise involving the United Kingdom.

JAPAN

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan, as amended. Morgan Stanley has represented, warranted and agreed in the Subscription Agreement that the Notes which it purchases will be purchased by it as principal and that it has not offered or sold, and will not offer or sell in connection with the offering, any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including Japanese corporations), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including Japanese corporations), except as permitted under applicable laws of Japan.

BELGIUM

The Notes will not be offered publicly, directly or indirectly, in Belgium. The offering has not been notified to and this Prospectus has not been approved by the Belgian Banking and Finance Commission. The Notes may only be sold in Belgium to professional investors as defined in article 3 of the Royal Decree of 7 July 1999 on the public nature of financial transactions acting for their account, and this Prospectus may not be delivered or passed on to any other investors.

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

                             ADDITIONAL INFORMATION

CORPORATE APPROVALS

The issue of the Notes being offered hereby and the Ordinary Shares to be issued upon conversion thereof were authorized, and the preemptive rights of the existing Shareholders were excluded, by resolutions of the Board of Management on 24 January 2005, by resolutions of the Supervisory Board on 24 January 2005 and pursuant to the designation of the Board of Management on 25 March 2004 by the General Meeting of Shareholders of Besi as the corporate body authorized to grant rights to subscribe for shares up to 20% of the authorized share capital at that time, and to exclude all pre-emptive rights in respect thereof, pursuant to the Articles 11 and 12.6 of the Articles of Association.

ORGANIZATIONAL STRUCTURE AND GROUP COMPANIES

The Company is the ultimate parent of the Group, which as of 31 December 2004 included each of the subsidiaries set forth below. Unless otherwise indicated, each subsidiary is wholly owned, directly or indirectly, and is included in the Company's consolidated financial statements. Each of the subsidiaries operates in its country of incorporation.

                                                       LOCATION AND
         NAME                                    COUNTRY OF INCORPORATION            PERCENTAGE OF OWNERSHIP
         ----                                    ------------------------            -----------------------
BE Semiconductor Industries USA, Inc.         Londonderry, New Hampshire, USA               100%
Fico B.V.                                     Duiven, the Netherlands                       100%
Fico Molding Systems B.V.                     Duiven, the Netherlands                       100%
Fico Trim & Form Integration Systems B.V.     Duiven, the Netherlands                       100%
Fico Tooling B.V.                             Duiven, the Netherlands                       100%
Fico Tooling Leshan Company Ltd.              Leshan, China                                  87%(2)
Fico Asia SDN. BHD.                           Shah Alam, Malaysia                           100%(3)
Fico America Inc.                             Chandler, Arizona, USA                        100%(1)
ASM Fico (F.E.) SDN. BHD.                     Shah Alam, Malaysia                          99.9%(4)
Besi Korea Ltd.                               Seoul, Korea                                  100%
Fico Hong Kong Ltd.                           Hong Kong, China                              100%
Fico Sales & Service Pte. Ltd.                Singapore                                     100%
Meco International B.V.                       Drunen, the Netherlands                       100%
Besi Plating B.V.                             Drunen, the Netherlands                       100%
Besi Japan Co. Ltd.                           Tokyo, Japan                                  100%
Besi Singulation B.V.                         Drunen, the Netherlands                       100%
Besi Taiwan Ltd.                              Taipei, Taiwan                                100%
PASR Neunte Beteiligungsverwaltung GmbH       Vienna, Austria                               100%
PASR Zehnte Beteiligungsverwaltung GmbH       Vienna, Austria                               100%
Meco Equipment Engineers Inc.                 Rock Hill, South Carolina, USA                100%(1)
Meco Equipment Engineers (Far East) Pte Ltd.  Singapore                                     100%
Besi Die Handling Inc.                        Londonderry, New Hampshire, USA               100%

----------------
Notes:

(1)   Merged effective 1 January 2005 and name changed in Besi USA Inc.

(2) Upon a resolution of Fico Tooling Leshan's Management Board, Leshan Radio Company Ltd., the other 13%-shareholder in Fico Tooling Leshan Company Ltd. (LRC), shall make agreed upon capital contributions after which LRC shall hold 30% of and Besi 70% of Fico Tooling Leshan Company's equity.

(3) In order to comply with local corporate law, a minority shareholding (less than 0.1%) is held by the respective management of these respective companies.

(4) In order to comply with local corporate law, a minority shareholding is held by the management of these respective companies.

INDEPENDENT AUDITORS

The consolidated financial statements of the Company as of 31 December 2002 and 2003 and for each of the years in the three-year period ended 31 December 2003, incorporated by reference in this Prospectus from Form 20-F for the year ended 31 December 2003 have been audited by KPMG Accountants, independent auditors, as stated in their report thereon, which is incorporated herein by reference. KPMG Accountants have served as the Company's independent auditors for each of the last three years and have rendered unqualified audit reports with respect to the Company's annual accounts for each of such years.

The summary consolidated interim financial statements of the Company as of and for the nine months ended 30 September 2003 and 2004, included and incorporated by reference in this Prospectus to the Company's Report on Form 6 -K filed on 15 November 2004, have not been audited.

The address of the Company's auditors, KPMG Accountants, is Pettelaarpark 34, 5216 PD `s Hertogenbosch, the Netherlands.

LEGAL PROCEEDINGS

The Company is not currently, nor has the Company in the last 12 months been, involved in any litigation or arbitration proceedings that have or, in the last 12 months, have had, a significant effect on the Company's financial position or results of operations. The Company is not aware of any threatened or potential legal proceedings that could have a significant effect on the Company's financial position or results of operations.

DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the Company's most recent annual report and audited statutory accounts and a copy of the current Articles of Association are available free of charge upon request during normal business hours at the offices of Besi and at Besi's website (www.besi.com).

GOVERNING LAW

The Offering and any dispute arising from it is subject to Dutch law.

              SUMMARY OF CERTAIN DIFFERENCES BETWEEN IFRS AND U.S.
                                      GAAP

The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with U.S. GAAP, which differ in certain significant respects from IFRS. The Company has not prepared financial statements in accordance with IFRS and, accordingly cannot offer any assurances that the differences described below would, in fact, be the accounting principles creating the greatest differences between financial statements of the Company prepared under U.S. GAAP and under IFRS.

The following summary may not include all differences that exist between U.S. GAAP and IFRS.

The following paragraphs summarize certain significant differences between U.S. GAAP and IFRS as of 30 September 2004 and not differences that may have existed throughout the period covered in the financial statements. This description is not intended to provide a comprehensive listing of all such differences specifically related to the Company or the industries in which it operates. U.S. GAAP is generally more restrictive and comprehensive than IFRS regarding recognition and measurement of transactions, account classification and disclosure requirements. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements or the notes thereto.

Furthermore, certain U.S. standards, in particular Statement on Financial Accounting Standards (SFAS) No 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No.87.88 and 106"; SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" and certain IFRS standards issued or that that were revised, in particular IFRS 2, Share-based Payment, IFRS 3, Business Combinations and the International Accounting Standards (lAS) No 1, "Presentation of Financial Statements"; lAS 2, "Inventories"; IAS 8. "Accounting Policies, Changes in Accounting Estimates and Errors"; lAS 10 "Events after the Balance Sheet Dale"; lAS 16 "Property, Plant and Equipment"; IAS 17 "Leases"; lAS 21 "The Effects of Changes in Foreign Exchange Rates"; lAS 24 "Related Party Disclosures"; lAS 27 "Consolidated and Separate Financial Statements"; lAS 28 "Investments in Associates"; lAS 31 "Interests in Joint Ventures"; lAS 33 "Earnings per Share'; lAS 32 "Financial Instruments:
Disclosure and Presentation"; lAS 39 "Financial Instruments: Recognition and Measurement" and lAS 40 "Investment Property" that have been issued but which are not mandatory for the period ended 30 September 2004 could result in further significant differences between U.S. GAAP and IFRS.

BUSINESS COMBINATIONS

U.S. GAAP requires the use of the purchase method of accounting for all business combinations.

Under IFRS, business combinations are always accounted for as acquisitions. IFRS requires the purchase method of accounting to be used to portray the financial effect of an acquisition.

COST OF ACQUISITION

Under U.S. GAAP, shares issued as consideration are measured at their market price over a reasonable period of time (interpreted to be a few days) before and after the parties reach an agreement on the purchase price and the proposed transaction is announced. The date for measuring the value of marketable securities should not be influenced by the need to obtain shareholder or regulatory approval.

Under IFRS, shares issued as consideration are recorded at their fair value as at the date of the exchange.

INTANGIBLE ASSETS

Under U.S.GAAP, an intangible asset must be recognized separately from goodwill if it represents contractual or legal rights or is capable of being separated or divided and sold, transferred, licensed, rented or exchanged. U.S. GAAP requires the fair value exercise to include acquired in-process R&D. However, the acquired in-process R&D must be expensed immediately unless it has an alternative future use.

Under IFRS, similar intangible assets may be recognized under both IFRS and U.S. GAAP. Acquired in-process research and development (R&D) is recognized as a separate intangible asset if it meets the definition of an intangible asset and its fair value can be measured reliably. Non-identifiable intangible assets are subsumed within goodwill.

CONTINGENT LIABILITIES

Under U.S. GAAP, if fair value can be determined during the allocation period, the contingent liabilities are included in the allocation of purchase price. If the fair value cannot be determined, the contingent liability should be included if it is probable and reasonably estimable.

Under IFRS, the acquiree's contingent liabilities should be recognized separately at the acquisition date as part of allocating the cost, provided their fair values can be measured reliably.

DEFERRED TAX RECOGNIZED IN PURCHASE ACCOUNTING

Under U.S. GAAP, the recognition of a deferred tax asset of either the acquirer or the acquiree not previously recognized that becomes recognizable because of a business combination results in an adjustment to goodwill.

Under IFRS, the recognition of a deferred tax asset of the acquirer not previously recognized that becomes recognizable because of a business combination is reported in income as a tax benefit.

DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING

U.S. GAAP and IFRS require that all derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in fair value be recognized currently in earnings, unless specific hedge accounting criteria are met.

However, there are certain differences between U.S. GAAP and IFRS and depending on the type of instruments a Company has, the accounting may be different. The following are differences between U.S. GAAP and IFRS:

      a) definition of a derivative: only U.S. GAAP requires that the contract can readily be settled by a net cash payment, or with an asset that is readily convertible to cash;

      b) short-cut method: U.S. GAAP accepts that certain narrowly defined types of hedging relationship, where the critical terms of the hedging instrument and the entire hedged item are the same, will be completely effective; i.e. there will be no ineffectiveness to recognize in income statement. This assumption is commonly known as "short-cut method" and there is no equivalent in IFRS:

      c) hedges of firm commitments: under U.S. GAAP it is reported as fair value hedges, while under IFRS, hedges of firm commitments are considered to be cash flow hedges.

      d) hedging of net investment in a foreign entity: Under U.S. GAAP, the gain or loss on translation of the hedging instrument is only taken to equity to the extent that it is an effective hedge of the net investment. U.S. GAAP requires the operating unit that is exposed to the foreign currency exposure to have the same functional currency as the entity within the Group that holds the hedging instrument. There is no equivalent requirement under IFRS. When the hedging instrument is not a derivative, IFRS requires that the total gain or loss on translation of that hedging instrument (i.e. debt) to be taken directly to equity and there is no need to report any ineffectiveness in the income statement.

      e)    reclassification of amounts reported in equity in cash flow hedges:
            Under U.S. GAAP, the amounts recognized in accumulated other comprehensive income shall be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings (for example, when a forecasted sale actually occurs). If the hedged transaction results in the acquisition or an asset or the incurrence of a liability, the gains and losses in accumulated other comprehensive income shall be reclassified into earnings in the same period or periods during which the asset acquired or liability incurred affects earnings (such as in the periods that depreciation expense, interest expense. or cost of sales is recognized). IFRS requires that if the hedged firm commitment or forecasted transaction results in the recognition of an asset or a liability, then at the time the asset or liability is recognized the associated gains or losses that were recognized directly in equity should be removed from equity and should enter into the initial measurement of the acquisition cost or other carrying amount of the asset or liability. The gain or loss on the hedging instrument that was included in the acquisition cost or other carrying amount of the asset or liability is subsequently included in earnings when the asset or liability affects earnings (such as in the periods that depreciation expense. interest income or expense, or cost of sales is recognized).

      f) use of partial-term hedges: IFRS permits the use of partial-term hedges while it is prohibited under U.S. GAAP.

FOREIGN CURRENCY TRANSLATION

Under U.S. GAAP, the Company must use the current exchange rate.

Under IFRS, translation of fair value adjustments and goodwill relating to a prior business combination of a foreign entity may be translated using either the current or historical exchange rate.

CASH AND CASH EQUIVALENT

Under U.S. GAAP cash and cash equivalents do not include bank overdrafts; accordingly, changes in the balances of overdrafts are classified as financing cash flows, rather than being included within cash and cash equivalents.

Under IFRS, cash includes overdrafts repayable on demand but not short-term bank borrowings, which are considered to be financing flows.

PROPERTY, PLANT AND EQUIPMENT

Under U.S. GAAP, the Company must use the historical acquisition cost. Revaluations are not allowed. Interest cost (comprised only by interest) incurred during the construction period (i.e. period of time necessary to bring a constructed fixed asset to the condition and location necessary for its intended use) is capitalized. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

Under IFRS, the Company may use the historical acquisition cost or revalued amounts. Frequent valuations of entire classes of assets are necessary when revalued amounts are used. Interest cost incurred during the construction period may be capitalized or expensed as incurred. The Company may capitalize interest, certain ancillary costs and foreign exchange differences that are regarded as an adjustment of interest.

Under U.S. GAAP, changes in depreciation method shall be reported as a change in accounting policy with the cumulative effect reported in current earnings.

Under IFRS, such changes for existing assets are reported as a change in estimate (current and prospectively).

LEASES

Under U.S. GAAP, if any one of the following four criteria applies to a lease agreement, then the lease must be classified as capital by the lessee:

      1) The lease transfers ownership of the leased assets to the lessee at the end of the lease term.

      2)    The lease contains a bargain purchase option.

      3) The lease term is greater than or equal to 75% of the economic useful tife of the leased asset.

      4) The present value of the minimum lease payments is greater than or equal to 90% of the lair value of the leased asset.

Under IFRS, a lease is classified as a finance lease if the risks and rewards incident to ownership lie with the lessee. There are only narrative thresholds for useful life (described as major part) and present value test (described as substantially all of). Classifying a lease depends upon the substance of transaction rather than the form of the contract. Under IFRS there is an indication of a finance lease if assets are specialized.

U.S. GAAP and IFRS generally require that any gain or loss on a sale-leaseback transaction be deferred and amortized over future periods if the resulting lease is a capital or finance lease. However, U.S. GAAP requires that the deferred amount be amortized in proportion to the amortization of the leased asset, while IFRS requires that the deferred amount be amortized over the lease term.

U.S. GAAP generally requires profit or loss deferral on a sale-leaseback transaction that is classified as an operating lease. The exceptions to that general rule are the same as those for a sale-leaseback transaction classified as a capital lease.

U.S. GAAP has stringent rules on accounting for sale and leaseback transactions of real estate.

IFRS requires immediate profit or loss recognition for a sale-leaseback transaction classified as an operating lease if the sale transaction is established at fair value because, in those situations, the sale transaction is deemed to be a normal sale transaction that would typically result in profit or loss being recognized immediately. If the sale price is less than the property's fair value, IFRS requires immediate profit or loss recognition unless the loss is compensated by future rentals at a below-market price, in which case the loss is deferred and amortized in relation to the rental payments over the period that the asset is expected to be used. If the sale price is above fair value, IFRS requires that the excess over fair value be deferred and amortized over the period for which the asset is expected to be used.

IMPAIRMENT OF LONG LIVED ASSETS

Under U.S. GAAP, when events or changes in circumstances indicate possible impairment, the sum of expected undiscounted future cash flows, related to the fixed asset (or group of assets) being measured, is compared to the carrying amount of the respective assets. Estimates of future cash flows! used to test the recoverability of a long lived asset group should include only the future cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of that asset group. If the carrying amount of the asset exceeds this value, an impairment loss exists and a write-down is necessary. The impairment charge is measured as the excess of carrying value over fair value. Fair value may be measured using quoted market prices in active markets, if available or using discounted cash flows. Impairment losses cannot he written back.

Under IFRS, when events or changes in circumstances indicate possible impairment, the sum of expected future discounted cash flows is compared to the carrying amount of the respective assets. If the carrying amount of the asset exceeds the sum of the discounted cash flows, an impairment loss exists and a write-down is necessary. The impairment loss is based on the recoverable amount (the higher of the asset's value-in-use and net selling price).

Under U.S. GAAP, reversals of impairment losses for assets to be held and used are prohibited, as the impairment loss results in a new cost basis for the asset. Subsequent revisions to the carrying amount of an asset to be disposed of must be reported as adjustments to the asset's carrying amount, but limited by the carrying amount at the date on which the decision to dispose of the asset is made.

Under IFRS, reversal of impairment losses is required when there has been a change in economic conditions or in the expected use of the asset.

CONVERTIBLE DEBT

Under U.S. GAAP, the conventional convertible debt is treated as a unit and recorded as a liability (no recognition is given to the equity component).

Under IFRS, "split accounting" is used, whereby the proceeds of issuing debt are allocated between the two components: the equity conversion rights (recognized in equity); and the liability, recognized at fair value calculated by discounting at a market rate for a non-convertible debt (recognized in liabilities).

REVENUE RECOGNITION

U.S. GAAP has specific guidance on revenue recognition particularly relating to industry specific issues. In addition, public companies must follow a more detailed guidance provided by the SEC. The Staff Accounting Bulletin 101 and 104 ("SAB 101" and "SAB 104")) addresses revenue recognition and under this guidance, revenue is generally recognized when the following four criteria are all met:

   i.    persuasive evidence of an arrangement exists;

   ii.   delivery has occurred or services have been rendered;

   iii.  the sales price to the buyer is fixed or determinable, and

   iv.   collectibility is reasonably assured.

In addition, EITF 00-21 "Revenue Arrangements with Multiple Deliverables" is effective for revenue arrangements entered into in fiscal periods beginning after 15 June 2003. A multiple deliverables arrangement generally involves the delivery or performance of multiple products and/or services at different points in time or over different periods of time. The principles that should be applied are as follows:

a) In revenue arrangements with multiple deliverables, the delivered elements should be considered separate units of accounting if

      i. the delivered items have value to the customer on a standalone basis,

      ii. there is objective and reliable evidence of the fair value of the undelivered items and

      iii. if the arrangement includes a general right of return relative to the undelivered item, delivery or performance of the undelivered items is considered probable and substantially in control of the vendor.

b) Arrangement consideration should be allocated among the separate units of accounting as follows. If there is objective and reliable evidence of fair value for all units of accounting, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair value. Where there is objective and reliable evidence of the lair value of undelivered items in an arrangement but no such evidence for the delivered items, the residual method should instead be used under which the amount of arrangement consideration allocated to the delivered items equals the total arrangement consideration less the fair value of the undelivered elements. However, the amount allocable to a delivered item is limited to the amount that is not contingent upon delivery of additional items or meeting other specified performance conditions.

c) Applicable revenue recognition criteria should be considered separately for separate units of accounting.

Under IFRS, revenue is recognized as the fair value of the consideration receivable in an exchange of items dissimilar in nature and value. Revenue is recognized when:

      a) the seller has transferred to the buyer the significant risks and rewards of ownership;

      b) the seller retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

      c)    the amount of revenue can be measured reliably;

      d) it is probable that the economic benefits associated with the transaction will flow to the seller and

      e) the costs incurred or to be incurred in respect of the transaction can be measured reliably.

RESEARCH AND DEVELOPMENT

Under U.S. GAAP, research and development costs are expensed as incurred.

Under IFRS, research costs should be expensed as incurred. An intangible asset arising from development (or from the development phase of an internal project) must be recognized as an intangible if, and only if, an enterprise can demonstrate all of the following:

      - the technical feasibility of completing the intangible asset so that it will be available for use or sale;

      -     its intention to complete the intangible asset and use or sell it;

      -     its ability to use or sell the intangible asset;

      - how the intangible asset will generate probable future economic benefits. Among other things, the enterprise should demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, the usefulness of the intangible asset;

      - the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

      - its ability to reliably measure the expenditure attributable to the intangible asset during its development.

PENSIONS

MULTI-EMPLOYER PLANS

Under U.S. GAAP, defined contribution accounting must be used.

Under IFRS, defined benefit accounting must be used, unless sufficient information cannot be obtained.

STOCK OPTIONS

Under U.S. GAAP, companies may elect to follow the accounting prescribed by either Accounting Principles Board Opinion 25. "Accounting for Stock Issued co Employees," (APE 25) or SFAS No 123. "Accounting for Stock-Based Compensation" (SFAS 123).

Under U.S. GAAP, compensation is recorded for the cost of providing the options to the employee over the relevant service period. The costs can be determined based on either the intrinsic value method (APB 25) or the fair value method (SFAS 123). Under the intrinsic value method, the compensation cost is the difference between the market price of the stock at the measurement date and the price to be contributed by the employee (exercise price). Under the intrinsic method, the measurement date is the first date on which the employee knows the number of shares that such employee is entitled to receive and the exercise price. The measurement date is often the grant date; however, it may be later than the grant date in plans with variable terms that depend on events which occur after the grant date These terms may be variable by design, may become variable due to their modification after the date of grant, or may be considered variable due to their relation to other stock option features. In such eases, compensation is measured at the end of each reporting period until the measurement date or in some cases, until the stock option's exercise, forfeiture, or expiry.

Under the fair value method, the cost associated with options is based on the fair value at the date of grant. Cost is estimated using an option-pricing model. If an entity chooses to follow the intrinsic value method, it must make pro-forma disclosures of net income and earnings per share as if the fair value method had been applied.

IFRS requires disclosure of stock based compensation plans, but does not provide guidance on the recognition and measurement of compensation expense. IFRS does not require disclosure of the fair value of the stock options granted, contrary to U.S. GAAP.

EARNINGS PER SHARE - DILUTED

Under U.S. GAAP and IFRS, the treasury share method is used to determine the effect of share options. The assumed proceeds from the issue of the dilutive potential ordinary shares are considered to have been used to repurchase shares at fair value. The difference between the number of shares issued and the number of shares that would have been issued at fair value is treated as an issue of ordinary shares for no consideration and is factored into the denominator used to calculate the diluted EPS. However, U.S. GAAP guidance for applying the treasury stock (share) method in year to date computations states that the number of incremental shares to be included in the denominator is determined by computing a year-to-date weighted average of the number of incremental shares included in each quarterly diluted EPS computation.

PROVISIONS AND CONTINGENCIES

Under U.S. GAAP, a provision can only be discounted if the amount and the timing of payments are fixed or reliably determinable (considering the nature of provisions, this means that it can be difficult to account for a provision on a discounted basis). The FASB Interpretation FIN 14, "Reasonable Estimation of the Amount of a Loss" requires that if any outcome within the range is more likely, then that outcome should be accrued. If no amount within the range is a better estimate than any other, then the minimum amount should be accrued.

Under IFRS, provisions for contingencies are recorded by the best estimate to settle the obligation, which generally involves the expected value method (discounting is required) if it is more likely than not that an outflow of resources embodying economic benefits will be required to settle the obligations. Where there is a range of possible outcomes IFRS requires a provision for the expected value of the obligation to be made, weighting all possible outcomes by their associated probabilities.

                     INDEX OF FINANCIAL INFORMATION DATACON

AUDITOR'S REPORTS

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 MARCH 2004, 2003 AND 2002 (AUDITED) AND FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2004 (UNAUDITED) IN ACCORDANCE WITH IFRS

CONSOLIDATED BALANCE SHEETS AS OF 30 SEPTEMBER 2004 AND 31 MARCH 2004, 2003 AND 2002

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2004 AND FOR THE YEARS ENDED 31 MARCH 2004, 2003 AND 2002

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2004 AND FOR THE YEARS ENDED 31 MARCH 2004, 2003 AND 2002

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2004 AND FOR THE YEARS ENDED 31 MARCH 2004, 2003 AND 2002

FIXED ASSETS MOVEMENT SCHEDULES FOR THE YEARS ENDED 31 MARCH 2004 AND 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF 31 MARCH 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF 31 MARCH 2003

The following is a translation of the original German language audit reports of Ernst & Young Wirtschaftsprufungsgesellschaft mbH as issued on the original German language consolidated financial statements prepared in accordance with International Accounting Standards / International Financial Reporting Standards of Datacon Technolgy AG for the years ended 31 March 2002, 2003 and 2004 respectively. Such original German language consolidated financial statements together with the group management report (which is not printed in this prospectus) are available at the head office of Datacon Technolgy AG. The respective audits were performed under the regulations of the Austrian Commercial Code which limit the auditors' liability with respect to the audit of the financial statements for the year ending 31 March 2002 to (euro)36,336.42 and with respect to the audits of the financial statements for the years ending 31 March 2003 and 2004 respectively to (euro)1,000,000 each (such amount being increased to (euro)5,000,000 in case of gross negligence).

A translation of the original German language consolidated financial statements prepared in accordance with International Accounting Standards / International Financial Reporting Standards of Datacon Technolgy AG for the years ended 31 March 2003 and 2004 (including corresponding figures for the years ended 31 March 2002 and 2003, respectively) is included in this prospectus, whereby the notes with respect to "Significant differences between IAS and the Austrian accounting requirements" have not been included in the translation.

The address of Datacon's auditors, Ernst & Young,
Wirtschaftsprufungsgeschellschaft m.b.H., is Wagramer Straae 19, IZD-Tower, A-1220 Wien, Austria.

TRANSLATION OF THE AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL ACCOUNTING STANDARDS FOR THE YEAR ENDED 31 MARCH 2002

To the Managing Board and the Supervisory Board of Datacon Technology AG

We have audited the accompanying consolidated financial statements of Datacon Technology AG as of 31 March 2002. These financial statements are the responsibility of the management of Datacon Technology AG. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing
(ISA) as issued by the International Federation of Accountants (IFAC). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 March 2002, and the results of its operations and its cash flows for the fiscal year from 1 April 2001 to 31 March 2002 in accordance with International Accounting Standards as issued by the International Accounting Standards Committee and adopted by the International Accounting Standards Board.

Without qualifying our opinion, we draw attention to the Goodwill amounting to TEUR 24,357.8 as disclosed in the consolidated balance sheet as of 31 March 2002. Such goodwill is exclusively attributable to the subsidiary EuroTec Technologische Entwicklungs- und VertriebsgmbH. As discussed in Note (8) to the consolidated financial statements, the Managing Board of Datacon Technolgy AG assumes that, based on the mid-term and long-term earnings expectations for the business operation of EuroTec Technologische Entwicklungs- und VertriebsgmbH, the net book value of the goodwill as disclosed in the consolidated balance sheet as of 31 March 2002 is not impaired. This evaluation of the Managing Board on the appropriateness of the goodwill amount as disclosed in the consolidated balance sheet as of 31 March 2002 is based on the assumption of a mid-term to long-term recovery of the semi-conductor markets.

Furthermore we point out the fact that the adjustment of the presentation of the corresponding income statement figures for the fiscal year ended 31 March 2001 from the total cost method (nature of expense method) to the cost of sales method was not audited.

According to the provisions of the Austrian Commercial Code, the group management report and the adherence to the legal requirements for the exemption from the obligation to compile consolidated financial statements in accordance with Austrian law have to be examined.

We certify that the group management report corresponds with the consolidated financial statements and that the legal requirements for the exemption from the obligation to compile consolidated financial statements in accordance with Austrian law have been met.

Vienna 24 June 2002

                                  Ernst & Young
            Wirtschaftsprufungs- und Steuerberatungsgesellschaft mbH

         Mag. Isabella Schwartz-Gallee mp        Mag. Helmut Maukner mp
              Wirtschaftspruferin                   Wirtschaftsprufer

TRANSLATION OF THE AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL ACCOUNTING STANDARDS FOR THE YEAR ENDED 31 MARCH 2003

To the Managing Board and the Supervisory Board of Datacon Technology AG

We have audited the accompanying consolidated financial statements of Datacon Technology AG as of 31 March 2003. These financial statements are the responsibility of the management of Datacon Technology AG. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing
(ISA) as issued by the International Federation of Accountants (IFAC). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 March 2003, and the results of its operations and its cash flows for the fiscal year from 1 April 2002 to 31 March 2003 in accordance with International Accounting Standards as issued by the International Accounting Standards Committee and adopted by the International Accounting Standards Board.

Without qualifying our opinion, we draw attention to the discussion of the Managing Board in the Notes to the goodwill relating to EuroTec Technologische Entwicklungs- und VertriebsgmbH. In the balance sheet as of 31 March 2003 the goodwill relating to EuroTec Technologische Entwicklungs- und VertriebsgmbH is disclosed with an amount of TEUR 23,097.5. Such amount equals the result of an appraisal performed by the company, whereby a mid-term to long-term recovery of the semi-conductor markets was assumed. Due to the immanent uncertainties of forward looking statements on future events and circumstances, it is possible that the actual future course of business of EuroTec Technologische Entwicklungs- und VertriebsgmbH deviate from the planned results of operations, and as a result the recoverability of the goodwill amount as disclosed cannot be guaranteed.

According to the provisions of the Austrian Commercial Code, the group management report and the adherence to the legal requirements for the exemption from the obligation to compile consolidated financial statements in accordance with Austrian law have to be examined.

We certify that the group management report corresponds with the consolidated financial statements and that the legal requirements for the exemption from the obligation to compile consolidated financial statements in accordance with Austrian law have been met.

Vienna, 9 July 2003

                                  Ernst & Young
                       Wirtschaftsprufungsgesellschaft mbH

                Mag. Helmut Maukner mp     ppa. Mag. Sabine Eberhard mp
                   Wirtschaftsprufer           Wirtschaftspruferin

TRANSLATION OF THE AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL ACCOUNTING STANDARDS FOR THE YEAR ENDED 31 MARCH 2004

To the Managing Board and the Supervisory Board of Datacon Technology AG

We have audited the accompanying consolidated financial statements of Datacon Technology AG as of 31 March 2004. These financial statements are the responsibility of the management of Datacon Technology AG. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing
(ISA) as issued by the International Federation of Accountants (IFAC). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 March 2004, and the results of its operations and its cash flows for the fiscal year from 1 April 2003 to 31 March 2004 in accordance with International Accounting Standards as issued by the International Accounting Standards Committee and adopted by the International Accounting Standards Board.

Without qualifying our opinion, we draw attention to the discussion of the Managing Board in the Notes to the goodwill relating to EuroTec Technologische Entwicklungs- und VertriebsgmbH. In the balance sheet as of 31 March 2004 the goodwill relating to EuroTec Technologische Entwicklungs- und VertriebsgmbH is disclosed with an amount of TEUR 21,837.1. The recoverability of such amount was proven by the Managing Board by updating as at the balance sheet date an appraisal performed by the company in the fiscal year 2003/04, whereby a mid-term to long-term recovery of the semi-conductor markets was assumed. Due to the immanent uncertainties of forward looking statements on future events and circumstances, it is possible that the actual future course of business of EuroTec Technologische Entwicklungs- und VertriebsgmbH deviate from the planned results of operations, and as a result the recoverability of the goodwill amount as disclosed cannot be guaranteed.

According to the provisions of the Austrian Commercial Code, the group management report and the adherence to the legal requirements for the exemption from the obligation to compile consolidated financial statements in accordance with Austrian law have to be examined.

We certify that the group management report corresponds with the consolidated financial statements and that the legal requirements for the exemption from the obligation to compile consolidated financial statements in accordance with Austrian law have been met.

Vienna, 15 July 2004

                                  Ernst & Young
                       Wirtschaftsprufungsgesellschaft mbH

              Mag. Helmut Maukner mp     ppa. Mag. Sabine Hofstotter mp
                   Wirtschaftsprufer          Wirtschaftspruferin

DATACON - GROUP
CONSOLIDATED BALANCE SHEET

in TEUR

                                                 as of                                     as of
                                              30 September          as of                 31 March                   as of
                                                 2004           31 March 2004               2003                 31 March 2002
                                              (unaudited)         (audited)    Notes      (audited)   Notes        (audited)
                                              ------------      -------------  -----      ---------   -----      -------------
              ASSETS
Non current assets
     Goodwill                                     21,837.1           21,837.1    (6)       23,097.5     (6)           24,357.8
     Intangible assets                             1,641.0            1,237.7    (7)          472.3     (7)              637.4
     Property, plant and equipment                10,461.3           10,938.4    (8)       11,855.8     (8)           11,394.2
     Financial assets                              1,208.1            1,208.1    (9)        1,142.2     (9)            2,656.5
     Other receivables (non-current)
     and other assets                              3,360.6            2,699.6   (10)        2,560.3    (10)            1,164.5
                                              ------------      -------------             ---------              -------------
                                                  38,508.1           37,920.9              39,128.1                   40,210.4

Deferred tax assets                                   12.2              951.1   (11)        1,226.7    (11)              567.9

Current assets
     Inventories                                  18,631.7           15,934.6   (12)       22,603.8    (12)           21,576.5
     Trade accounts receivable                    28,116.9           16,513.6   (13)       10,147.9    (13)           10,246.4
     Other receivables (current) and
     other assets                                  1,317.9            2,167.8               3,775.3                    4,496.4
     Securities held for trading                       0.0                0.0                   0.0                       43.1
     Cash and cash equivalents                     2,197.6            2,256.1   (23)        2,448.9    (23)            7,500.7
                                              ------------      -------------             ---------              -------------
                                                  50,264.1           36,872.1              38,975.9                   43,863.1
                                              ------------      -------------             ---------              -------------
TOTAL ASSETS                                      88,784.4           75,744.1              79,330.7                   84,641.4
                                              ============      =============             =========              =============

in TEUR

                                                 as of                                      as of
                                              30 September         as of                  31 March                  as of
                                                 2004           31 March 2004                2003                31 March 2002
                                              (unaudited)         (audited)    Notes      (audited)   Notes       (audited)
                                              ------------      -------------  -----      ---------   -----      -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
     Common stock                                  1,000.0            1,000.0               1,000.0                    1,000.0
     Differences from currency
     translation                                       8.8               -7.9                 -82.0                      -38.4
     Accumulated earnings                         36,171.7           30,802.8              28,650.3                   31,588.6
                                              ------------      -------------             ---------              -------------
                                                  37,180.5           31,794.9   (14)       29,568.3    (14)           32,550.2

Minority interest                                      0.0                0.0   (15)          731.3    (15)              747.6

Government grants received                           179.6              185.9                 198.4                      210.8

Non-current liabilities
     Provisions for pensions and
     severance payments                            4,534.3            4,154.1   (16)        4,222.2    (16)            4,984.1
     Liabilities to banks (non-current)           10,283.6            6,573.0   (17)        8,783.0    (17)            1,200.0
     Trade accounts payable
     (non-current)                                     0.0                0.0                   0.0                      906.4
     Other non current liabilities                   795.0            1,019.6   (18)        1,043.0    (18)            1,125.3
                                              ------------      -------------             ---------              -------------
                                                  15,612.9           11,746.7              14,048.2                    8,215.8

Deferred tax liabilities                             595.9              125.8   (19)            1.8    (19)               56.4

Current liabilites
     Liabilities to banks (current)               20,138.8           21,586.5   (20)       24,492.1    (20)           11,841.4
     Advance Payments received                       970.7              625.6                 260.6                    1,396.3
     Trade accounts payable                        7,230.7            3,133.9               1,914.8                    4,712.5
     Other current payables                        3,550.7            4,708.6   (21)        6,329.5    (21)           19,878.3
     Provisions for taxes                            231.4              283.7                 924.9                    4,217.6
     Other current provisions                      3,093.2            1,552.5   (22)          860.8    (22)              814.5
                                              ------------      -------------             ---------              -------------
                                                  35,215.5           31,890.8              34,782.7                   42,860.6
                                              ------------      -------------             ---------              -------------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY                                            88,784.4           75,744.1              79,330.7                   84,641.4
                                              ============      =============             =========              =============

DATACON - GROUP
CONSOLIDATED STATEMENT OF INCOME

                                             for the              for the
                                              period               period                   for the                   for the
                                               from                 from                     period                   period
                                          1 April 2004 to       1 April 2003                  from                     from
                                           30 September              to                  1 April 2002 to           1 April 2001 to
                                               2004             31 March 2004             31 March 2003            31 March 2002
             in TEUR                        (unaudited)           (audited)    Notes        (audited)      Notes     (audited)
-----------------------------------       ---------------       -------------  -----     ---------------   -----   ---------------
SALES                                            39,145.7            58,261.9    (1)            41,558.5     (1)          61,663.7

Cost of sales                                  - 21,238.4          - 33,872.1                 - 22,276.9                - 36,252.3

Other operating income                              654.3             1,119.5    (2)             4,962.6     (2)           3,115.0

Selling expenses                                - 5,015.6          - 10,146.4                 - 11,221.4                 - 9,477.6

Admininstrative expenses                        - 2,795.0           - 4,078.4                  - 6,394.4                 - 5,454.3

Research and development expenses               - 2,697.4           - 4,301.7                  - 7,044.8                 - 6,671.5

Other operating expenses                           -480.0             - 859.6                    - 959.9                 - 1,946.4
                                          ---------------       -------------            ---------------           ---------------
OPERATING PROFIT/LOSS BEFORE
AMORTIZATION OF GOODWILL                          7,573.6             6,123.2                   -1,376.3                   4,976.6

Amortization of goodwill                              0.0           - 1,260.4    (3)           - 1,260.4     (3)           - 849.3
                                          ---------------       -------------            ---------------           ---------------
OPERATING PROFIT/LOSS AFTER
AMORTIZATION OF GOODWILL                          7,573.6             4,862.8                   -2,636.7                   4,127.3

Financial result                                  - 249.3           - 2,124.8    (4)             - 847.1     (4)             130.1
                                          ---------------       -------------            ---------------           ---------------
INCOME/LOSS BEFORE TAXES                          7,324.3             2,738.0                   -3,483.8                   4,257.4

Taxes on income/loss                            - 1,955.4             - 585.5    (5)               529.3     (5)         - 1,937.9
                                          ---------------       -------------            ---------------           ---------------
NET INCOME/LOSS AFTER TAXES                       5,368.9             2,152.5                   -2,954.5                   2,319.5

Minority interest                                     0.0                 0.0                       16.3                 - 1,113.0
                                          ---------------       -------------            ---------------           ---------------
INCOME/LOSS AFTER MINORITY INTEREST               5,368.9             2,152.5                   -2,938.2                   1,206.5

Earnings/loss per share (EUR)                       536.9               215.3                    - 293.8                     120.7

DATACON - GROUP
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 for the
                                                 period            for the                  for the
                                                 from              period                   period
                                              1 April 2004          from                     from                  for the period
                                                   to           1 April 2003             1 April 2002                  from
                                              30 September          to                        to                   1 April 2001 to
             in TEUR                              2004          31 March 2004  Notes     31 March 2003     Notes    31 March 2002
-----------------------------------------     ------------      -------------  -----     -------------     -----   ---------------
Income/loss before taxes                           7,324.3            2,738.0                - 3,483.8                     4,257.4
        Depreciation and
        amortization/appreciation of
 +/-    goodwill,

        intangible assets and property,
        plant and equipment                          872.7            2,918.3                  3,316.9                     3,053.3
 +      Depreciation of financial assets               0.0                1.6                    135.9                         0.0

 +/-    Profit/Loss on disposal of fixed
        assets                                     - 110.0             - 84.2                      0.0                       - 0.2
 -      Amortization of government grants            - 6.3             - 12.5                   - 12.5                      - 12.6
 -      Interest income                              - 8.5             - 54.0                  - 383.1                     - 445.6
 +      Interest expenses                            402.9              966.0                  1,002.9                       483.1
 +/-    Decrease/Increase in inventories         - 2,697.1            6,669.2                - 1,027.2                        56.8
        Decrease/Increase in trade
 +/-    accounts receivable
        and other assets                        - 11,414.4          - 4,897.5                  1,201.5                    32,536.5
        Increase/Decrease in trade
 +/-    accounts payable
        and other liabilities                      3,127.4             - 60.2               - 10,143.9                  - 10,326.5
 +/-    Increase/Decrease in provisions
        (except provisions for income
        taxes)                                     1,512.9              623.6                  - 715.6                       383.9
        Effects from foreign currency
 +/-    translation                                    7.3               29.1                     34.3                      - 34.5
                                              ------------      -------------            -------------             ---------------
Net cash flow from current business
activities                                         - 988.8            8,837.4               - 10,074.6                    29,951.6

 -      Interest paid                              - 421.5          - 1,061.6                  - 919.9                     - 483.1
 -      Taxes on income paid                       - 190.7            - 827.1                - 3,476.0                  - 14,736.1
                                              ------------      -------------            -------------             ---------------
NET CASH FLOW FROM OPERATING ACTIVITIES          - 1,601.0            6,948.7               - 14,470.5                    14,732.4

                                                for the
                                                 period            for the                 for the
                                                  from             period                   period                    for the
                                              1 April 2004          from                     from                      period
                                                   to           1 April 2003             1 April 2002                   from
                                              30 September           to                        to                  1 April 2001 to
               in TEUR                            2004          31 March 2004  Notes     31 March 2003     Notes   31 March 2002
-----------------------------------------     ------------      -------------  -----     -------------     -----   ---------------
        Disbursements for the acquisition
  -     of
        subsidiaries (in prior years)               - 49.4             - 12.8   (25)         - 8,425.0      (25)         - 7,670.0
  -     Disbursement for intangible assets         - 660.2            - 999.7                  - 167.7                     - 396.0
        Disbursements for the purchase of
  -     property,
        plant and equipment                        - 731.1            - 864.4   (24)         - 2,444.7      (24)         - 2,920.0
        Disbursements for the purchase of
  -     financial assets
        and other financial investments                0.0            - 239.0                  - 482.9                     - 404.7
        Proceeds from sales of property,
 +      plant and equipment                          711.8              419.1                    181.1                        40.9
        Proceeds from sales of financial
 +      assets and
        other financial investments                    0.0              239.8                     43.1                         0.0
 +      Interest received                              8.5               54.0                    481.1                       445.6
                                              ------------      -------------            -------------             ---------------
NET CASH FLOW FROM INVESTING ACTIVITIES            - 720.4          - 1,403.0               - 10,815.0                  - 10,904.2

 +      Proceeds from issuance of equity               0.0                0.0                      0.0                         3.7
  -     Dividends paid                                 0.0                0.0                      0.0                  - 10,000.0
        Share of profit paid to minority
  -     shareholders                                   0.0            - 718.5                      0.0                   - 3,606.0
        Proceeds from issuance of bonds
 +      and borrowings                             2,262.9                0.0                 20,233.7                     1,200.0
  -     Repayment of borrowings                        0.0          - 5,020.0                      0.0                     - 149.9
                                              ------------      -------------            -------------             ---------------
NET CASH FLOW FROM FINANCING ACTIVITIES            2,262.9          - 5,738.5                 20,233.7                   -12,552.2

        Net change in cash and cash
        equivalents                                 - 58.5            - 192.8                - 5,051.8                   - 8,724.0
        Cash and cash equivalents at the
 +      beginning of the year                      2,256.1            2,448.9                  7,500.7                    16,224.7
CASH AND CASH EQUIVALENTS AT THE END OF
THE YEAR                                           2,197.6            2,256.1   (23)           2,448.9      (23)           7,500.7

DATACON - GROUP
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                      TOTAL
                             Common     Currency      Accumulated  Shareholders'
in TEUR                      stock     translations    earnings       Equity
-------------------------  ----------  ------------   -----------  ---------------
as of 31 March 2001            36.3       - 0.3         41,342.0         41,378.0
                            -------      ------       ----------       ----------
Nominal capital increase      960.0                      - 960.0                -

Ordinary capital increase       3.7                                           3.7

Consolidated earnings                                    1,206.5          1,206.5

Dividend paid                                         - 10,000.0       - 10,000.0

Currency translation                     - 38.0                             -38.0
                            -------      ------       ----------       ----------
as of 31 March 2002         1,000.0      - 38.3         31,588.5         32,550.2
                            -------      ------       ----------       ----------
Consolidated earnings           0.0         0.0        - 2,938.2        - 2,938.2

Currency translation            0.0      - 43.7              0.0           - 43.7
                            -------      ------       ----------       ----------
as of 31 March 2003         1,000.0       -82.0         28,650.3         29,568.3
                            -------      ------       ----------       ----------
Consolidated earnings           0.0         0.0          2,152.5          2,152.5

Currency translation            0.0        74.1              0.0             74.1
                            -------      ------       ----------       ----------
AS OF 31 MARCH 2004         1,000.0        -7.9         30,802.8         31,794.9
                            -------      ------       ----------       ----------
Consolidated earnings           0.0         0.0          5,376.9          5,368.9

Currency translation            0.0        16.7              0.0             16.7
                            -------      ------       ----------       ----------
AS OF 30 SEPTEMBER 2004     1,000.0         8.8         36,179.7         37,180.5
                            -------      ------       ----------       ----------

DATACON GROUP
FIXED ASSET MOVEMENT SCHEDULE FROM 1 APRIL 2002 TO 31 MARCH 2003

                                 DEVELOPMENT AT ACQUISITION AND PRODUCTION COSTS
                              ------------------------------------------------------
                                 At       Adjustment
                              beginning      for                             At
                                 of       currency                         end of
in TEUR                       the period translations Additions Disposals the period
----------------------------  ---------- ------------ --------- --------- ----------
I. GOODWILL                    25,207.2          -          -         -    25,207.2
                              ---------    -------   --------    ------    --------

II. INTANGIBLE ASSETS
          Concessions,
          rights, licences      1,432.9     -  0.3      167.7       8.7     1,591.6

III. PROPERTY, PLANT AND
EQUIPMENT
          1. Buildings on
          non-owned
          land                 10,121.3          -       80.3       2.5    10,199.1
          2. Machinery
          and equipment            80.6     - 12.0      438.6         -       507.2
          3. Machinery
          for lease
          purposes                    -          -      736.0         -       736.0
          4. Other
          equipment,
          furniture and
          fixtures              4,771.0     - 93.4    1,172.1     721.7     5,128.0
          5.Prepayments &
          assets under
          construction             58.1     -  0.2       17.7      58.1        17.5
                              ---------    -------   --------    ------    --------
          TOTAL                15,031.0    - 105.6    2,444.7     782.3    16,587.8
                              ---------    -------   --------    ------    --------

IV. FINANCIAL ASSETS
          1. Marketable
          securities            1,398.0          -      262.6     268.4     1,392.2
          2.
          Reimbursement
          rights                1,372.6          -      488.1         -     1,860.7
                              ---------   --------   --------    ------    --------
          TOTAL                 2,770.6          -      750.7     268.4     3,252.9
                              ---------   --------   --------    ------    --------

                                     DEVELOPMENT OF AMORTIZATION/DEPRECIATION             NET BOOK VALUE
                               -------------------------------------------------------- ---------------------
                                             Adjustment
                                   At           for                              At       At the     At the
                               beginning of   currency                         end of     end of     end of
in TEUR                         the period  translations Additions Disposals the period the period prior year
-----------------------------  ------------ ------------ --------- --------- ---------- ---------- -----------
I. GOODWILL                         849.3          -      1,260.4         -    2,109.7   23,097.5   24,357.9
                                  -------     ------      -------    ------    -------   --------   --------
II. INTANGIBLE ASSETS
          Concessions,
          rights, licences          795.3          -        331.9       7.9    1,119.3      472.3      637.4

III. PROPERTY, PLANT AND
EQUIPMENT
          1. Buildings on
          non-owned
          land                    1,066.8          -        400.2       0.2    1,466.8    8,732.3    9,054.5
          2. Machinery
          and equipment              36.8     -  1.8         64.8         -       99.8      407.4       43.8
          3. Machinery
          for lease
          purposes                      -          -         99.0         -       99.0      637.0          -
          4. Other
          equipment,
          furniture and
          fixtures                2,533.2     - 25.6      1,160.6     601.8    3,066.4    2,061.6    2,237.8
          5.
          Prepayments &
          assets under
          construction                  -          -            -         -          -       17.5       58.1
                                  -------     ------      -------    ------    -------   --------   --------
          TOTAL                   3,636.8     - 27.4      1,724.6    602.0     4,732.0   11,855.8   11,394.2
                                  -------     ------      -------    ------    -------   --------   --------

IV. FINANCIAL ASSETS
          1. Marketable
          securities                114.1          -        135.9         -      250.0    1,142.2    1,283.9
          2.
          Reimbursement
          rights                        -          -            -         -          -    1,860.7    1,372.6
                                  -------     ------      -------    ------    -------   --------   --------
          TOTAL                     114.1          -        135.9         -      250.0    3,002.9    2,656.5
                                  -------     ------      -------    ------    -------   --------   --------

DATACON - GROUP
FIXED ASSET MOVEMENT SCHEDULE FROM 1 APRIL 2003 TO 31 MARCH 2004

                                 DEVELOPMENT AT ACQUISITION AND PRODUCTION COSTS
                              ------------------------------------------------------
                                At the
                              beginning                                     At the
                                 of        Currency                         end of
in TEUR                       the period translations Additions Disposals the period
-------------------------     ---------- ------------ --------- --------- ----------
I. GOODWILL                    25,207.2        0.0       0.0       0.0    25,207.2
                               --------     ------     -----     -----    --------
II. INTANGIBLE ASSETS
          1. Concessions,
          Rights,
          Licenses              1,591.6       -0.2      18.5       4.9     1,605.0
          2. Capitalized
          project-related
          development
          costs                                        981.2                 981.2
                               --------     ------     -----     -----    --------
          TOTAL                 1,591.6       -0.2     999.7       4.9     2,586.2
                               --------     ------     -----     -----    --------
III. PROPERTY, PLANT AND
EQUIPMENT
          1. Buildings on
          non-owned land       10,199.1        0.4      96.2       0.0    10,295.7
          2. Machinery
          and equipment           507.2       26.7     535.3     110.2       959.0
          3. Machinery
          for lease
          puposes                 736.0        0.0       0.0     446.5       289.5
          4. Other
          equipment,
          furniture
          and fixtures          5,128.0     -179.2     229.2      27.9     5,150.1
          5.
          Prepayments
          & assets
          under
          construction             17.5       -0.5       3.7      12.9         7.8
                               --------     ------     -----     -----    --------
          TOTAL                16,587.8     -152.6     864.4     597.5    16,702.1
                               --------     ------     -----     -----    --------
IV. FINANCIAL ASSETS
       Marketable
       securities               1,392.2       -6.0     239.0     244.5     1,380.7
                               --------     ------     -----     -----    --------
       TOTAL                    1,392.2       -6.0     239.0     244.5     1,386.7
                               --------     ------     -----     -----    --------
                                   DEVELOPMENT OF AMORTIZATION/DEPRECIATION              NET BOOK VALUE
                              -----------------------------------------------------  ---------------------
                                At the
                              beginning                                     At the     At the     At the
                                 of        Currency                         end of     end of   end of the
in TEUR                       the period translations Additions Disposals the period the period prior year
-------------------------     ---------- ------------ --------- --------- ---------- ---------- ----------
I. GOODWILL                     2,109.7       0.0     1,260.4       0.0     3,370.1   21,837.1   23,097.5
                                -------    ------     -------     -----     -------   --------   --------
II. INTANGIBLE ASSETS
          1.
          Concessions,
          Rights,
          Licenses              1,119.3       0.1       231.6       2.5     1,348.5      256.5      472.3
          2.
          Capitalized
          project-related
          development
          costs                                           0.0                   0.0      981.2        0.0
                                -------    ------     -------     -----     -------   --------   --------
          TOTAL                 1,119.3       0.1       231.6       2.5     1,348.5    1,237.7      472.3
                                -------    ------     -------     -----     -------   --------   --------
III. PROPERTY, PLANT AND
EQUIPMENT
          1. Buildings on
          non-owned land        1,466.8       0.0       427.5       0.0     1,894.3    8,401.4    8,732.3
          2. Machinery
          and equipment            99.8       4.5       130.5      22.0       212.8      746.2      407.4
          3. Machinery
          for lease
          puposes                  99.0       0.0         0.0      99.0         0.0      289.5      637.0
          4. Other
          equipment,
          furniture
          and fixtures          3,066.4    -202.4       868.3      75.7     3,656.6    1,493.5    2,061.6
          5.
          Prepayments
          & assets
          under
          construction              0.0       0.0         0.0       0.0         0.0        7.8       17.5
                                -------    ------     -------     -----     -------   --------   --------
          TOTAL                 4,732.0    -197.9     1,426.3     196.7     5,763.7   10,938.4   11,855.8
                                -------    ------     -------     -----     -------   --------   --------
IV. FINANCIAL ASSETS
        Marketable
        securities                250.0      -6.0         1.6      73.0       172.6    1,208.1    1,142.2
                                -------    ------     -------     -----     -------   --------   --------
        TOTAL                     250.0      -6.0         1.6      73.0       172.6    1,208.1    1,142.2
                                -------    ------     -------     -----     -------   --------   --------

DATACON - GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF 31 MARCH 2004 PREPARED IN ACCORDANCE WITH IFRS

The DATACON - Group is an internationally operating group of companies in the business of manufacturing high-precision machinery. Parent company is the Datacon Technology AG with its seat in Radfeld/Tirol. The company is registered in Austria in the Firmenbuch (company register) with the Landesgericht (provincial court) Innsbruck under FN 51781z as Aktiengesellschaft (Joint stock corporation).

The operations of the subsidiaries consist in the selling of high-quality machines (Die Bonder) as well as the manufacturing of special equipment.

I. ACCOUNTING POLICIES

1. BASIS OF PREPARATION

The consolidated financial statements of DATACON - Group for the fiscal year 2003/04 (from 1 April 2003 to 31 March 2004) have been prepared in accordance with International Financial Reporting Standards (IFRS) published by the International Accounting Standards Committee (IASC) and adopted by the International Accounting Standards Board (IASB).

In the preparation of the consolidated financial statements all IFRS and interpretations of the Standing Interpretation Committee (SIC) as adopted by the International Financial Reporting Interpretations Committee (IFRIC) which are mandatory to be applied for the fiscal year 2003/04 were considered.

This consolidated financial statements were prepared in accordance with the "Konzernabschlussgesetz" (KonzAG) (Section 245a HGB) published in March 1999. According to this law a parent company, which draws up consolidated financial statements and a management report in accordance with internationally accepted accounting principles, needs not to prepare financial statements on basis of the national regulations of the Austrian Commercial Code. The financial statements were drawn up in accordance with the 7th EU-Directive and have therefore be considered as equivalent with consolidated financial statements according to the regulations of the Austrian Commercial Code.

The entire reporting of the group for the fiscal year 2003/04 is presented in thousand Euros (TEUR).

2. CONSOLIDATED GROUP

The determination of the consolidated group follows the principles of IAS 27 (Consolidated Financial Statements and Accounting for Investments in Subsidiaries). Besides the parent company, the following companies are included in the consolidated financial statements:

                                                                                direct
Corporate name                                   Corporate seat      Country    share %
---------------------------------------------    --------------     ----------  -------
Datacon Semiconductor Equipment GmbH, (DC SE)      Radfeld           Austria      100
Datacon Asia Ltd., (DC Asia)                       Hong Kong         People's
                                                                     Republic     100
                                                                     of China
Datacon Asia Pacific Pte. Ltd., (DC AP)            Singapore         Singapore    100
Datacon Korea Ltd., (DC KO)                        Seoul             Korea        100
Datacon Hungary Termelo Kft., (DC HU)              Gyor              Hungary      100
Datacon North America Inc., (DC NA)                Wilmington/       USA          100
                                                   Delaware
EuroTec Technologische Entwicklungs- und
Vertriebsgesellschaft m.b.H. (EuroTec)             Berlin            Germany      100

The shares in Datacon Asia Ltd. and Datacon Hungary Termelo Kft. were reported with 100% because the minority shareholder abandons his profit share and his interest in net assets is immaterial.

CHANGES IN THE GROUP OF CONSOLIDATED COMPANIES

The number of fully consolidated companies did not change in the fiscal year.

By 1 April 2003, the outstanding interest of 25% in EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H. was acquired at the nominal value, consequently, Datacon Technology AG holds 100% of this company at year-end.

The balance sheet date of the consolidated financial statements is equivalent to the balance sheet date of the ultimate parent company, as in accordance with IAS 27

3. SIGNIFICANT DIFFERENCES BETWEEN IFRS AND THE AUSTRIAN STATUTORY ACCOUNTING REQUIREMENTS

Intentionally eliminated for purposes of the Euronext listing prospectus

4. ACCOUNTING AND VALUATION PRINCIPLES

The consolidated financial statements of Datacon - Group and subsidiaries are presented in thousand Euros (TEUR). The balance sheet date of all consolidated companies is 31 March.

The financial statements of all included companies are drawn up on the basis of uniform group accounting and valuation principles.

There were no changes of accounting and valuation principles in the reporting period.

INTANGIBLE ASSETS are valued at acquisition costs and are amortized by applying the straight-line method over their useful life of two to five years. The amortization is allocated in the income statement to cost of sales (1%), selling expenses (2%), administrative expenses (89%) and research and development expenses (8%) reflecting the actual usage.

GOODWILL resulting from acquisitions (if the fair value of identifiable assets and liabilities is below the purchase price of the acquired unit) is generally capitalized and subsequently amortized. Generally the amortization is performed on a straight line basis over a period of 20 years.

DEVELOPMENT COSTS for inventories are normally expensed when they occur. They are only capitalized if it is reasonable probable that the development activity will result in future cash inflows, covering the development costs. Furthermore there are several criteria as stated in IAS 38 to be fulfilled cumulatively for such projects.

PROPERTY, PLANT AND EQUIPMENT - In accordance with IAS 16 property, plant and equipment is valued at acquisition or production costs. Depreciation is generally calculated straight-line over the estimated useful life.

Interest expense related to property, plant and equipment requiring a longer period to be acquired or produced is not capitalized.

Straight-line depreciation for property, plant and equipment is based on the following useful life:

Buildings                                          8 to 28 years
Machinery and equipment,
machinery for lease purposes                       4 to 10 years
Other equipment, furniture and fixtures            3 to 10 years

Substantial decreases in value which exceed the extent of the scheduled depreciation are considered in line with IAS 36 "Impairment of assets" by accounting for an asset impairment, if any. In the reporting period there were no such asset impairments.

Subsequent expenses are capitalized if it is probable that they contribute future economic benefit, in excess to the performance of the existing asset.

Leased assets, which are acquired under a finance lease agreement and transfer the risks and opportunities incidental to ownership of the leased item to the lessee are capitalized in accordance with IAS 17 at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Depreciation is performed over the useful life. Payment obligations resulting from future lease payments are recognized as liability.

Assets obtained under all other lease and rent contracts are classified as operating lease and are assigned to the lessor or renter. Lease and rent payments are expensed.

Small value items with acquisition cost below EUR 400 are fully expensed in the acquisition period.

According to IAS 23 interest costs are recognised as expenses in the period in which they are incurred.

FINANCIAL INSTRUMENTS - A purchase or sale of financial instruments is recognised at the settlement date in accordance with IAS 39. Financial assets comprise investment funds certificates which are used to cover personnel related provisions. These certificates are classified as available-for-sale and are measured in accordance with IAS 39 at their fair value without deduction of transaction costs. The fair value matches the market price at the balance sheet date.

Financial assets are derecognised when the control of the contractual rights of the asset is transferred to a third party. Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled, or expired.

Financial assets disclosed under current assets are measured in accordance with IAS 39 at the fair market price at the balance sheet date. Changes in value are reported in the profit and loss account.

INVENTORIES - Raw materials and other supplies are valued at the lower of acquisition costs and net realisable value. Cost of inventory is calculated by using the weighted average cost method.

Work in progress and finished goods are valued at the lower of cost of production and net realisable value. The production costs include all costs directly related to the item and indirect cost which are allocated through an overall costing rate. Cost of inventory is assigned by using the identified cost of the individual item. Risks resulting from the storage period or reduced usability are taken into account through an appropriate allowance. Engineering contracts are valued at cost for reasons of prudence and the lack of reliable profit estimations.

The POC method according to IAS 11 is only applied to a few client specific construction-contracts as for most contracts the criteria for POC-valuation are not fulfilled. Contracts valued at percentage-of completion are disclosed as trade accounts receivable. The percentage of completion and the percentage of the contract profit realised at the balance sheet date are determined by the cost to cost method.

RECEIVABLES - In accordance with IAS 39 receivables are initially measured at the fair value of the consideration given. Other assets are measured at acquisition cost. Identifiable risks result in appropriate valuation adjustments.

The entity classifies cash at bank and in hand, bank deposits and investments with a maturity at the acquisition date of 90 days at maximum as cash and cash equivalents. These items are measured at their fair value (mark to market) at the balance sheet date. There were no restraints on disposal of such items at the balance sheet date.

GOVERNMENT GRANTS are related to investments in buildings on land not owned by the Datacon Group and to the accounting software of the Datacon Semiconductor Equipment GmbH. As set out in IAS 20 government grants are set up as deferred income and recognised as income over the useful life of the corresponding asset.

PROVISIONS FOR EMPLOYEE BENEFITS are calculated by using the Projected Unit Credit Method as set out in IAS 19, whereby the corridor method is not applied. The interest rate was assumed at 5.5%. For the severance payment obligations a salary increase rate of 3.5% was assumed. For contractually granted pensions to the members of the Board of Directors the contractual 1.5% increase was taken into account, for pension agreements with other employees no increases are foreseen in the contract. Actuarial gains respectively losses are recognized immediately in the income statement.

PROVISIONS - Other provisions were recognised in accordance with IAS 37 when the enterprise has a present obligation as a result of a past event. In the case of an uncertainty whether or not an obligation is currently existing, a provision was only recognised when it was more likely than not (>50%) at the balance sheet date that an obligation exists. Long term provisions were discounted when the interest component was material.

LIABILITIES - Liabilities are initially measured at the fair value of the consideration received. At the balance sheet date financial liabilities were measured at amortized cost. Liabilities resulting from finance lease agreements were measured at the present value of the minimum lease payments as set out in IAS 17 (Leases).

REVENUE RECOGNITION - Revenue is recognised when the risks are transferred (at the time the significant risks and rewards of ownership have passed) respectively when services are rendered. Interest income is recognised on a time proportion basis, taking into account the effective yield of the asset, royalties and rental revenue are also recognised on a time proportion basis.

For a few client specific contracts revenues are recognized in accordance with IAS 11 thus providing for the partial recognition of contract gains.

Sale and lease back transactions of the period include only one machine. The gain of the sale transaction is recognised over the term of the lease contract. Financial obligations related to sale and lease back transactions amount to TEUR 289 (prior year TEUR 637)

INCOME TAXES - The provision for current taxes include all tax obligations existing at the balance sheet date. In addition a deferred tax liability was recognised by using the balance sheet liability method as set out in IAS 12. All temporary differences between the tax basis of assets and liabilities and their carrying amount in the IFRS accounts as well as differences resulting from the consolidation processes are included in the deferred tax liability applying the enacted tax rate.

Furthermore a deferred tax asset is recognised for all tax loss carry forwards, to the extent it is probable that they can be utilised.

The tax rate for the calculation of deferred taxes of local enterprises is 25%. Foreign group companies apply the respective local tax rates.

EARNINGS PER SHARE - Earnings per share were calculated by dividing the group profit for the period by the number shares issued. Datacon Technology was transformed from a private to a public limited company only during the period 2001/02.

There are 10,000 shares with a nominal value of 100 EUR each share. With reference to the pre-tax income of TEUR 2,738 (prior year TEUR - 3,484) positive earnings per share result at the amount of 237.8 EUR/share (prior year - 348.4 EUR/share). Based on the profit for the period (after taxes and minority interests) of TEUR 2,152 earnings per share amount to 215.2 EUR/share (prior year - 293.8 EUR/share)

FOREIGN CURRENCY TRANSLATION - Financial statements of fully consolidated foreign subsidiaries are converted according to IAS 21 following the concept of the functional currency. For all companies the functional currency is the respective local currency, as the subsidiaries operate independently from a financial, economical and organizational point of view.

The balance sheet items are converted with the average foreign exchange rate as of the balance sheet date, with exception of shareholder's equity which is converted at historical rate. The income statement is converted with the annual average rate.

Differences resulting from the currency translation of balance sheet items of one year and the translation of prior years' balances as well as differences between the balance sheet and the income statement do not affect net income as they are taken directly to equity.

Differences arising from the roll-forward of the shareholder's equity in comparison with the first time consolidation are set off against reserves without affecting net income.

Differences due to the translation of monetary foreign currency positions in the individual financial statements resulting from exchange rate fluctuations between the recording of the transaction and the balance sheet date are taken to the income statement.

The exchange rates of significant foreign currencies have changed as follows:

                Average rate on balance sheet date             Annual average rate
                ----------------------------------             -------------------
Currency       31 March 2004           31 March 2003      2003/04            2002/03
--------       -------------           -------------     --------           --------
1 USD              1.2235                  1.0907          1.1748             0.9767
1 HUF              247.80                  246.35        257.2208           244.5233
1 CHF              1.5598                       -               -                  -
1 HKD              9.5180                  8.4935          9.1421             7.6158
1 SGD              2.0450                  1.9195          2.0296             1.7312
1 KRW             1400.00                 1366.26         1388.69            1196.17

Goodwill arising on the acquisition of a foreign entity is recorded at the exchange rate at the date of the initial consolidation.

HEDGING TRANSACTIONS / DERIVATIVE FINANCIAL INSTRUMENTS - In order to hedge the market risk for existing assets and liabilities as well as for deferred income and accrued expenses Datacon is using future contracts and swap transactions. The hedging transactions and the derivative financial instruments are measured in accordance with IAS 39 at fair market value.

CONSOLIDATION PRINCIPLES - Capital consolidation is performed according to the benchmark-approach by offsetting the acquisition cost of the investment with the fair value of identifiable assets and liabilities assumed at the date of acquisition / date of foundation.

When offsetting intra-group receivables and payables for the consolidated financial statements, receivables from trade, loans and other receivables are matched with the corresponding payables and provisions of the consolidated group companies.

Revenues, expenses, gains and losses resulting from intra-group transactions have been set-off in course of the consolidation process.

Profits and losses from fixed asset transfers within the group are, if material eliminated affecting net income. Also material intra-group profits in group-inventories are eliminated.

Positive or negative differences resulting from initial consolidation are disclosed as goodwill or badwill and are amortized / dissolved regularly over the useful economic life. In addition the net book value of goodwill is reviewed for impairment every year at the balance sheet date. Reductions of future benefit are recorded as impairment.

NON-CURRENT AND CURRENT ASSETS AND LIABILITIES - Assets and liabilities with a remaining life up to one year are considered as current, whereas those with a maturity exceeding one year are classified as long-term. The determination of the maturity is effected at the respective balance sheet date.

ESTIMATES AND ASSUMPTIONS - The preparation of consolidated financial statements requires estimates and assumptions affecting the reported amounts of assets, provisions, liabilities and other contingencies as of the balance sheet date as well as the disclosure of earnings and expenses during the period under review. Actual future amounts can differ from those estimates.

II. NOTES TO THE CONSOLIDATED INCOME STATEMENT

OPERATING RESULT

(1) Sales

Sales can be broken down as follows:

     in TEUR                    2003/04                  2002/03
-----------------               -------                  -------
Contract revenues                 5,340                      631
Other revenues                   52,922                   40,928
                                -------                  -------
Total                            58,262                   41,559
                                =======                  =======

Contract revenues recognized result from contracts valued according to IAS 11.

Sales can be split up into the following market areas:

      in TEUR                   2003/04                  2002/03
-----------------               -------                  -------
Europe                           31,402                   22,607
Asia                             14,422                   13,420
United States                    12,438                    5,532
                                -------                  -------
Total                            58,262                   41,559
                                =======                  =======

(2) Other operating income

          in TEUR               2003/04                  2002/03
---------------------------     -------                  -------
Income from the reversal of
 provisions                          14                    1,749
Subsidies and grants                402                      294
Income from the reversal of
 allowances                           0                    1,883
Other                               704                    1,036
                                -------                  -------
TOTAL                             1,120                    4,962
                                =======                  =======

(3) Amortization of goodwill

The item ,,amortization of goodwill" (TEUR 1,260, prior year TEUR 1,260) does not include any impairment expenses.

(4) Financial result

Interest Income

                    in TEUR                              2003/04        2002/03
---------------------------------------------------      -------        -------
Interest income and similar income                            41            383
Interest expenses and similar expenses                     - 966        - 1,003
                                                         -------        -------
TOTAL                                                      - 925          - 620
                                                         =======        =======

Other financial income

                    in TEUR                              2003/04        2002/03
---------------------------------------------------      -------        -------
Exchange gains                                             1,223            821
Exchange losses                                          - 2,671        - 1,470
Income from investments in securities                        414          1,791
Expenses related to financial assets and securities        - 166        - 1,369
                                                         -------        -------
TOTAL                                                    - 1,200          - 227
                                                         =======        =======

The income from investments in securities includes TEUR 224 (prior year TEUR 1,735) earnings from options.

Last year expenses for options amounting to TEUR 1,228 were disclosed under the item ,,Expenses related to financial assets and securities". Due to unstable market development fewer hedge-contracts have been concluded in the current reporting period and therefore the related expenses were reduced to TEUR 162.

(5) Taxes on income

Taxes on income are composed as follows:

            in TEUR                                      2003/04        2002/03
---------------------------------                        -------        -------
Tax expenses for the current year                          - 254             27
Deferred tax expenses / benefit                            - 332          - 557
                                                         -------        -------
TOTAL                                                      - 586          - 530
                                                         =======        =======

A reconciliation of the tax burden using the Austrian corporate tax rate of 34% to the effective tax rate is as follows:

                    in TEUR                              2003/04        2002/03
-------------------------------------------------        -------        -------
Income before tax                                          2,737        - 3,484
Taxes on income calculated at the tax rate of 34%          - 931        - 1,184
Impact of the reduction of the tax rate to 25%
 for deferred tax                                          - 214              0
Capitalization of loss carried forwards                      537              0
Foreign tax charges                                          160            556
Non-temporary differences
   Amortization of goodwill                                  428            428
   Tax exemptions                                          - 266          - 118
   Other permanent differences                             - 300            847
                                                         -------        -------
Actual tax expenses / benefit                              - 586            529
Effective tax rate                                          21.4%          15.2%
                                                         =======        =======

OTHER EXPLANATORY NOTES TO THE INCOME STATEMENT

The income statement of the DATACON - Group is drawn up using the function of expense (cost of sales) method. When using the nature of expense method the following personnel expenses and cost of materials would be reported.

Personnel expenses

                    in TEUR                              2003/04        2002/03
---------------------------------------------------      -------        -------
Wages                                                        229            308
Salaries                                                  13,155         15,665
Expenses for severance payments                              434            330
Contributions to employee benefit funds
 according to Austrian employee benefit regulations            1              0
Expenses for pensions                                       -203             32
Expenses of social security and
 payroll related taxes and contributions                   3,236          3,908
Other expenses for employee benefits                         338            474
                                                         -------        -------
                                                          17,190         20,717
                                                         =======        =======

Cost of material and purchased services

         in TEUR                                         2003/04        2002/03
--------------------------                               -------        -------
Cost of material                                          29,433         18,139
Cost of purchased services                                 1,052            737
                                                         -------        -------
                                                          30,485         18,876
                                                         =======        =======

Amortization and depreciation of intangible assets and property, plant and equipment

Amortization of intangible fixed assets amounts to TEUR 232 (prior year TEUR
332) and is allocated as follows:

                                                         2003/04        2002/03
                                                         -------        -------
Cost of sales                                                  2              3
Distribution expenses                                          5              7
Administration expenses                                      206            295
R&D                                                           19             27
                                                         -------        -------
                                                             232            332

Depreciation of property, plant and equipment amounts to TEUR 1,426 (prior year TEUR 1,626) and is allocated to the corresponding functions disclosed in the income statement by using internal cost rates.

III. NOTES TO THE CONSOLIDATED BALANCE SHEET

ASSETS

NON-CURRENT ASSETS

(6) Goodwill

Goodwill is amortized over an expected the useful life time of 20 years. Total amortization expense is disclosed as a separate item in the income statement.

The recoverability of the goodwill amount for EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H. has been verified in the prior year on the basis of an internal business appraisal which was updated at the current year end. The valuation was made using the earnings method. Thus the company value corresponds to the present value of future net income, which is defined as the surplus of earnings and expenses. The future results were discounted to the date of valuation, which is 31 March 2004, using a risk-adapted capitalization-rate. As it is common practice for business appraisals, a two-phase model was applied, whereby phase I corresponds with the planning horizon of the company (from the year 2005 up to the year 2007), phase II is defined as a stable phase represented as a perpetual annuity. The present values of the net income in the two phases amount to TEUR 4,000 for phase I and TEUR 22,200 for phase II (income before tax EUR 3.93 mio) applying a discount rate of 8.5% for phase I and 9.0% for phase II. The net book value of the goodwill is lower than the value as of 31 March 2004 when calculated as described. Therefore no additional impairment according to IAS 36 is necessary.

IFRS 3, which was published on 31 March 2004 does not longer allow amortization of goodwill. This regulation has to be applied for business years starting after 31 March 2004 for the first time, thus goodwill amortization was considered in the underlying consolidated financial statements for the last time.

(7) Intangible assets

The development of intangible assets is presented in detail on fixed-assets movement schedule which is an integrated part of the financial statements. The adjustment for currency translation relating to foreign group companies which results from the translation of assets with different exchange rates at the beginning of the year and at year-end, is also disclosed separately therein. For the current fiscal year an acquisition amounting to TEUR 18 as well as a capitalization of internal development cost for the development of the "FC Quantum" machinery was recorded at Datacon Semiconductor Equipment GmbH. Those capitalized development costs are amortized over the useful life time of 5 years, starting with the next business year (2004/05).

(8) Property, plant and equipment

The development of Property, plant and equipment is presented in detail on the fixed-assets movement schedule as part of the consolidated financial statements. The adjustment for currency translation relating to foreign group companies which results from the translation of assets with different exchange rates at the beginning of the year and at year-end, is also disclosed separately therein.

Included in property, plant and equipment are leased assets, which are economically assigned to Datacon-Group because of the terms of the lease-agreements. A machine acquired through a sale and lease back agreement is capitalized, the net book value as at the balance sheet date amounts to TEUR 289 (prior year TEUR 637). The machine is depreciated over the term of the lease agreement to the agreed residual value.

(9) Financial assets

The item ,,financial assets" consists of various investment funds certificates (TEUR 1,208, prior year TEUR 1,142). The stated certificates are available for sale according to IAS 39 and are reported at fair value which corresponds with the market value of the shares on the balance sheet date. A part of the investment funds certificates (TEUR 436) is pledged to "Bank fur Tirol und Vorarlberg AG" for ERP-Projects.

(10) Other receivables (non-current) and other assets

Non-current receivables amounting to TEUR 353 (prior year TEUR 400) concern receivables with a maturity from 1 to 5 years from "Schweitzer + Zeindl Vermogensverwaltungs OEG" (a related party). These receivables are categorized according to IAS 39 as originated by the company.

Furthermore the item includes coverage amounts of insurances for pension obligations amounting to TEUR 2,347 (prior year TEUR 1,861).

(11) Deferred tax assets

The deferred taxes assets derive from the following:

                in TEUR                                  2003/04        2002/03
-----------------------------------------                -------        -------
Loss carry forwards                                        1,146            829
Intra-group eliminations                                     201            291
Differences between IFRS and tax balances
    POC                                                     -601           -134
    capitalized R&D costs                                   -245              0
    personnel related accruals                               364            328
    others                                                    86            -87
                                                         -------        -------
Total                                                        951          1,227
                                                         =======        =======

CURRENT ASSETS

(12) Inventories

Inventories are classified in detail as follows:

         in TEUR                                         2003/04        2002/03
--------------------------                               -------        -------
Raw materials and supplies                                 8,029         10,364
Work in progress                                           3,725          5,784
Finished goods                                             4,067          6,173
On-account payments made                                     114            283
                                                         -------        -------
TOTAL                                                     15,935         22,604
                                                         =======        =======

Provisions amounting to TEUR 577 (prior year TEUR 455) were deducted from inventories. Thereof TEUR 234 (prior year TEUR 215) concern raw materials and supplies, TEUR 169 (prior year TEUR 0) work in progress and TEUR 174 (prior year TEUR 240) finished goods.

(13) Trade accounts receivable

            in TEUR                                      2003/04        2002/03
--------------------------------                         -------        -------
Receivables from goods delivered
 and services performed                                   11,955          9,518
Contract receivables                                       4,559            630
                                                         -------        -------
Total                                                     16,514         10,148
                                                         =======        =======

Trade accounts receivable include allowances for bad debt amounting to TEUR 152 (prior year TEUR 127).

Construction Contracts

            in TEUR                                      2003/04        2002/03
---------------------------------                        -------        -------
Contract receivables                                       4,559            630
Cost of production                                        -2,156            -23
                                                         -------        -------
Recognized profits resulting from
 contruction contracts                                     2,403            394
                                                         =======        =======

LIABILITIES AND SHAREHOLDER'S EQUITY

(14) Shareholder's Equity

The composition of and changes in shareholder's equity is disclosed in a separate statement (Consolidated Statement of Changes in Shareholders' Equity).

Common Stock

The common stock consists of 10,000 bearer shares with a nominal value of EUR 100 each.

(15) Minority interest

Minority interest has changed as follows:

                   in TEUR                               2003/04        2002/03
----------------------------------------------           -------        -------
Minority interest as of April 1                              731            747
Dividend distribution to minority shareholders             - 718              0
Minority interest in result of the year                        0           - 16
Increase of group share due to acquisition of
                                                         -------        -------
 minority interest                                          - 13              0
                                                         -------        -------
Minority interest as of March 31                               0            731
                                                         =======        =======

The remaining minority interest in EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H. has been acquired in the current fiscal year.

NON-CURRENT LIABILITIES

(16) Provisions for pensions and severance payments

Provisions for pensions

Direct pension obligations exist at the Austrian group companies as well as with EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H for the members of the Management Board and additional persons based on individual contracts. Such contracts constitute an unfunded defined benefit plan.

The parameters used for the calculation in accordance with the Projected Unit Credit Method were as follows:

                                                AVO 1999 von Pagler & Pagler
Biometrical actuarial assumptions               "Angestellten-Generationen"
---------------------------------               ----------------------------
Assumed rate of interest                                 5.5% p.a.
Rate of compensation increase                            3.5% p.a.
Rate of pension increase                                 1.5% p.a.

According to the contractual agreements, compensation and pensions increases are only applicable to the members of the Management Board.

Provisions for severance payments

Austrian employment regulations provide obligatory termination indemnities to laid-off or retired employees. The amount payable is dependent on the duration of the employment and the monthly remuneration at the end of the employment.

The parameters used for the calculation in accordance with the Projected Unit Credit Method were as follows:

                                                AVO 1999 von Pagler & Pagler
Biometrical actuarial assumptions               "Angestellten-Generationen"
---------------------------------               ----------------------------
Assumed rate of interest                                  5.5 p.a.
Rate of compensation increase                             3.5 p.a.
Retirement age                                             62 years*

* The increase of the retirement age for early retirement for entitled females as of 2019 has been considered.

The movement of the provision for pensions and severance payments for the reporting period is as follows:

                   in TEUR                               2003/04        2002/03
-----------------------------------------------          -------        -------
Present value of severance and pension payments
 as of April 1                                             4,222          3,932
Service costs                                                498            709
Interest costs                                               210            217
Less severance and pension payments made                   - 776          - 636
                                                         -------        -------
Recorded provision as of March 31                          4,154          4,222
                                                         =======        =======

Interest and service costs are reported as a part of pensions cost of the relevant cost center.

(17) Liabilities to banks (non-current)

Long term financial liabilities consist of bank loans amounting to TEUR 6,600 (prior year JPY-loan TEUR 6,749) and are measured at their fair value. Exchange gains which amounted to TEUR 122 (prior year TEUR 189) were reported in the income statement. Accumulated gains at the balance sheet date amount to TEUR 873 (prior year TEUR 751). The interest charge is 2.375% (prior year 1.0 %).

Further, there is a ERP-investment-loan, KZE-Nr: 6902.0153/01 dated 12 April 2002, which was obtained in course of the ERP-internationalisation program amounting to TEUR 934 (loan facility). The loan will be reduced by TEUR 334 in the forthcoming business year as actual investments are below expectations. The loan which is to support the investments of Datacon Hungary Termelo Kft matures in 2008', interest rate is fixed at 1.5% up to 31 December 2003 and at 2.45% thereafter.

For the expansion of the "Die-Bonder" production, the set-up of a competence center, the extension of the R&D department and the implementation of new technologies ("Flip Chip") another ERP-investment-loan (KZE-Nr.1002.0122/01) was granted on 16 July 2001 amounting to TEUR 1,200 (loan facility). The term of the loan is up to 2009, interest rates are fixed at 1.5% till 31 December 2004 and at 2.95% for the subsequent periods. In the fiscal year 2004/05 TEUR 100 (prior year TEUR 100) of the principle amount are due for repayment.

                                                                       due              due
                                                                     within            after
               in TEUR                             total amount    1 - 5 years        5 years
----------------------------------------           ------------    -----------        -------
ERP-investment-loan KZE-Nr. 1002.0122/01                900            800              100
    prior year                                        1,100            800              300
ERP-investment loan KZE-Nr. 6902.0153/01                817            817                0
    prior year                                          934            817              117
Euro-loans                                            4,856          3,885              971
    prior year                                            0              0                0
Yen-loans                                                 0              0                0
    prior year                                        6,749          2,463            4,286
                                                      -----          -----            -----
Total                                                 6,573          5,502            1,071
    prior year                                        8,783          4,080            4,703

(18) Other non-current liabilities

Other non-current liabilities refer to liabilities against the Support-fund for trade and industry (Forderungsfonds der gewerblichen Wirtschaft).

The interest rate for subsidised loans amounts between 2% and 3%.

(19) Deferred tax liabilities

The deferred taxes liabilities are accounted for tax-deductable general provisions at EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H. and Datacon Asia Ltd., which are not to be recognized in the consolidated financial statements.

CURRENT LIABILITIES

( 20 ) Liabilities to banks (current)

Current liabilities to banks bear an interest rate of 3.75% and 4.0%.

( 21 ) Other current payables

Other current payables include payables amounting to TEUR 289 (prior year TEUR
637) resulting from a sale and leaseback agreement with a remaining term of 5 months which were accordingly not discounted.

( 22 ) Other current provisions

The movement of other current provisions was as follows:

in TEUR                             31/3/2003          used     reversed      provided    31/3/2004
--------------------------          ---------          ----     --------      --------    ---------
Guarantees                                 43             0           14            84          113
Consultancy fees                          141           141            0           134          134
Extra-remuneration                        502           502            0           474          474
Forward exchange contracts                  0             0            0           361          361
Others                                    175           175            0           470          470
                                          ---           ---           --         -----        -----
Total                                     861           818           14         1,523        1,552
                                          ===           ===           ==         =====        =====

IV. NOTES TO THE CONSOLIDATED CASH-FLOW STATEMENT

The cash-flow statement of DATACON-Group provides information on the changes in cash and cash equivalents of DATACON-Group during the fiscal year due to cash inflows and outflows.

The cash-flow statement differs between cash-flows resulting from operating activities, investing activities and financing activities.

Cash-flow resulting from operating activities is derived using the indirect method. Under this method the income before tax is adjusted for the effects of non-cash expenses and income. Such amount plus the changes in net-working capital (excluding cash and cash equivalents) reveal the cash-flow from operating activities. The cash-flows from investing activities and from financing activities are calculated according to IAS 7 using the direct approach.

Cash outflows from interest payments are reported under cash-outflows resulting from operating activities whereas cash inflows from interest payments received are reported under investing activities. Normally all interest expenses and income (with exception of interest components concerning provisions for pensions and severance payments) are effected in cash.

( 23 ) Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and in hand as well as deposits with banks only.

( 24 ) Disbursements for the acquisition of property, plant and equipment

In the reporting period property, plant and equipment amounting to TEUR 864 (prior year TEUR 2,445) were acquired, thereof TEUR 864 (prior year TEUR 1,709) where paid in cash.

V. FINANCIAL RISK MANAGEMENT (GROUP TREASURY)

Financial Instruments

Financial instruments are transactions based on contractual agreements that give rise to the right to receive cash and cash equivalents. According to IAS 32 and IAS 39 financial instruments comprise primary financial instruments such as trade accounts receivable and payable and also other financial assets or liabilities. The definition also comprises derivative financial instruments, which are financial instruments whose value changes in respond to a specified interest rate or price, that requires no or only little initial net investment and that are settled at a future date. Derivate financial instruments are primarily used for transactions to hedge the risk exposures resulting from changes of foreign currency exchange rates and interest rates.

Derivative financial instruments

The DATACON group sells machinery to a certain extent in Asia and America. Such transactions are almost completely performed in USD. The production units, however, are located in Austria, Germany and Hungary. This means that production cost are incurred nearly exclusively in Euro or HUF.

In order to hedge the immanent USD/EUR currency risk of DATACON Group, Datacon Semiconductor Equipment GmbH has concluded several hedging transactions. Those transactions comprise forward transactions, options as well as a macro-hedge. The latter was performed by swithching a JPY - loan to a USD - loan. While the business operations are harmed by the dollar weakness, the dollar-loan has provided an appropriate compensation.

When entering into an option contract the DATACON group focuses on a cost neutral position policy. Call options bought are opposed by put options sold with knock in levels. Knock in levels are thereby agreed in such a way that forward transactions are concluded at the same level when the knock-in level is achieved.

USD 19 mio have been hedged with the instruments selected. This accounts for approximately 50% of expected sales in USD in the financial period 2004/05

Primary financial instruments

Primary financial instruments existing in the group, which are exposed to a credit risk are: receivables, cash at bank and in hand, financial assets and other marketable securities.

Interest rate risk

For financial assets the risk of changes in market interest rates exits with fixed interest rate securities. Since the securities could be sold easily the risk of interest rate changes is considered to be not material.

On the liability side the interest rate risk relates to bank-liabilities. Due to the current market interest rates and the expectations about the future development of market interest rates no hedge transactions have been entered into as at the balance sheet date.

The carrying amount of the bank liabilities as of 31 March 2004 mainly corresponds with the fair value based on present interest rates.

Currency risk

Approximately 40% of total sales are billed in USD. Therefore sales may fluctuate due to changes in foreign currency exchange rates.

According to our selected approach with respect to option contracts approximately 50% of expected USD sales are hedged. However, only 1/3 of our hedge requirement is covered. This is due to the inhomogenous market expectations of the further development of the USD/Euro exchange rate.

Fair value

The carrying amount of cash at bank and in hands, bank deposits, receivables and other assets and trade accounts payable as well as other current liabilities and provisions are considered as appropriate estimations of their fair value due to their short term nature.

Acquisition cost and the fair market value of the marketable securities included in current and non-current assets as at 31 March 2004 are set out below:

                                                                  Gains/
in TEUR                  Acquisition cost         Fair value      Losses
----------------         ----------------         ----------      ------
Financial assets                    1,381              1,208        -173
Prior year                          1,392              1,142        -250

VI. OTHER DISCLOSURES

Number of personnel

The DATACON Group - employed:

                                                     On average
                                        in the reporting period
                                        2003/04         2002/03
Employees:                                  384             437
   Thereof blue collar workers:              42               8
   Thereof white collar workers:            342             429

Apprentices                                  11              10

The calculation was based on full-time employments.

Related party transactions:

Buildings on land not owned by the DATACON Group are located on land which is owned by the Schweitzer + Zeindl Vermogensverwaltungs OEG, which is a related party.

Related rental expenses for the Group amount to TEUR 152 (prior year TEUR 140).

The corresponding amounts of the open items are as follows:

                                   Business year 2003/04           Business year 2002/03
TEUR                           receivables      liabilities   receivables        liabilities
--------------------------     -----------      -----------   -----------        -----------
loan - Schweitzer + Zeindl             353                0           400                  0
Vermogensverwaltungs OEG

Furthermore interest income related to the loan of TEUR 353 (prior year 400) granted to Schweitzer + Zeindl Vermogensverwaltungs OEG amounted to TEUR 10 (prior year TEUR 12).

All transactions with related parties were effected at arm's length principle.

Other financial obligations:

The following obligations related to long term rental contracts and operating lease contracts exist in connection with land and cars:

in TEUR                                                           31 March 2004       31 March 2003
-------------------------------------------                       -------------       -------------
Minimum amount of rental and lease payments
due within:

up to 1 year                                                           572               1,048
more than 1 year but less than 5 years                               2,439               2,853
more than 5 years                                                    4,926               2,502

Rental expenses for the business year 2003/04 amounted to TEUR 508 (prior year TEUR 708).

Disclosures concerning the Boards and Group management:

Compensation for the members of the Managing Board and Managing Directors amounted to TEUR 1,168 (prior year TEUR 1,301). Remuneration for the Supervisory Board amounted to TEUR 32 (prior year TEUR 26).

Expenses for severance payments:

in TEUR                                           2003/04    2002/03
--------------------------------------------      -------    -------
for members of the Managing Board,
 managing directors and managerial employees           49        118
for other employees                                   385        212
                                                      ---        ---
Total                                                 434        330
                                                      ===        ===

Expenses for pensions

in TEUR                                           2003/04          2002/03
-------                                           -------          -------
for members of the Managing Board,
 managing directors and managerial employees       -   216          -  250
for other employees                                     13             282
                                                   -------          ------
Total                                              -   203              32
                                                   =======          ======

The members of the Managing Board during the business year 2003/04 were:

      Mr. Ing. Karl Schweitzer
      Mr. Ing. Gerhard Zeindl
      Mr. Helmut Rutterschmidt

The members of the Supervisory Board during the business year 2003/04 were:

      Mr. Herbert Schrettl (chairman)
      Mr. GenDir. DI Dr. Heinrich Scherfler (vice-chairman)
      Mr. Dr. Stefan Geiler
      Mr. Manfred Uberreiter

Events subsequent to the balance sheet date:

No significant events occurred subsequent to the balance sheet date that are to be reported according to IAS 10.

It is not intended to declare a dividend out of the profit for the financial year 2003/04 of Datacon Technology AG.

Radfeld, 15 July 2004

                               The Managing Board:

Ing. Karl Schweitzer m.p.  Ing. Gerhard Zeindl m.p.  Helmut Rutterschmidt m.p.

DATACON GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF 31 MARCH 2003 PREPARED IN ACCORDANCE WITH IAS

The DATACON - Group is an internationally operating group of companies in the business of manufacturing high-precision machinery. Parent company is the Datacon Technology AG with its seat in Radfeld/Tirol. The company is registered in Austria in the Firmenbuch (company register) with the Landesgericht (provincial court) Innsbruck under FN 51781z as Aktiengesellschaft (Joint stock corporation).

The operations of the subsidiaries consist in the selling of high-quality machines (Die Bonder) as well as the manufacturing of special equipment.

I. ACCOUNTING POLICIES

1. BASIS OF PREPARATION

The consolidated financial statements of Datacon - Group for the fiscal year 2002/03 (from 1 April 2002 to 31 March 2003) have been prepared in accordance with International Accounting Standards (IAS) published by the International Accounting Standards Committee (IASC) and adopted by the International Accounting Standards Board (IASB).

In the preparation of the consolidated financial statements all IAS and interpretations of the Standing Interpretation Committee (SIC) as adopted by the International Financial Reporting Interpretations Committee (IFRIC) which are mandatory to be applied for the fiscal year 2003/04 were considered.

This consolidated financial statements were prepared in accordance with the "Konzernabschlussgesetz" (KonzAG) (Section 245a HGB) published in March 1999. According to this law a parent company, which draws up consolidated financial statements and a management report in accordance with internationally accepted accounting principles, needs not to prepare financial statements on basis of the national regulations of the Austrian Commercial Code. The financial statements were drawn up in accordance with the 7th EU-Directive and have therefore be considered as equivalent with consolidated financial statements according to the regulations of the Austrian Commercial Code.

The entire reporting of the group for the fiscal year 2002/03 is presented in thousand Euros (TEUR).

2. CONSOLIDATED GROUP

The determination of the consolidated group follows the principles of IAS 27 (Consolidated Financial Statements and Accounting for Investments in Subsidiaries). Besides the parent company, the following companies are included in the consolidated financial statements:

                                                                                                    direct
Corporate name                                   Corporate seat             Country                 share %
--------------                                   --------------             -------                 -------
Datacon Semiconductor Equipment GmbH, (DC SE)      Radfeld                  Austria                  100
Datacon Asia Ltd., (DC Asia)                       Hong Kong                People's Republic        100
                                                                             of China
Datacon Asia Pacific Pte. Ltd., (DC AP)            Singapore                Singapore                100
Datacon Korea Ltd., (DC KO)                        Seoul                    Korea                    100
Datacon Hungary Termelo Kft., (DC HU)              Gyor                     Hungary                  100
Datacon North America Inc., (DC NA)                Wilmington/Delaware      USA                      100
EuroTec Technologische Entwicklungs-und
Vertriebsgesellschaft m.b.H. (EuroTec)             Berlin                   Germany                   75

The shares in Datacon Asia Ltd. and Datacon Hungary Termelo Kft. were reported with 100% because the minority shareholder abandons his profit share and his interest in net assets is immaterial.

CHANGES IN THE GROUP OF CONSOLIDATED COMPANIES

The number of fully consolidated companies has increased by two due to acquisitions during the fiscal year.

Datacon Asia Pacific Pte. Ltd. founded during the current fiscal year and the operational business of Datacon Asia Ltd. (Singapore branch) was merged into this unit. The company was established with a capital stock of 100,000 SGD.

Datacon Korea Ltd. was also founded in the current business year. This company was provided with a share capital of 50,000,000 KRW.

The balance sheet date of the consolidated financial statements is equivalent to the balance sheet date of the ultimate parent company, as in accordance with IAS 27

3. SIGNIFICANT DIFFERENCES BETWEEN IAS AND THE AUSTRIAN ACCOUNTING REQUIREMENTS

Intentionally eliminated for purposes of the Euronext listing prospectus

4. ACCOUNTING AND VALUATION PRINCIPLES

The consolidated financial statements of Datacon - group and subsidiaries are presented in thousand Euros (TEUR). The balance sheet date of all consolidated companies is 31 March.

The financial statements of all included companies are drawn up on the basis of uniform group accounting and valuation principles.

There were no changes of accounting and valuation principles in the reporting period.

INTANGIBLE ASSETS are valued at acquisition costs and are amortized by applying the straight-line method over their useful life of two to five years.

GOODWILL resulting from acquisitions (if the fair value of identifiable assets and liabilities is below the purchase price of the acquired unit) is generally capitalized and subsequently amortized. Generally the amortization is performed on a straight line basis over a period of 20 years.

PROPERTY, PLANT AND EQUIPMENT - In accordance with IAS 16 property, plant and equipment is valued at acquisition or production costs. Depreciation is generally calculated straight-line over the estimated useful life.

Interest expense related to property, plant and equipment requiring a longer period to be acquired or produced is not capitalized.

Straight-line depreciation for property, plant and equipment is based on the following useful life:

              Buildings                                    8 to 28 years
              Machinery and equipment                      4 to 10 years
              Other equipment, furniture and fixtures      3 to 10 years

Substantial decreases in value which exceed the extent of the scheduled depreciation are considered in line with IAS 36 "Impairment of assets" by accounting for an asset impairment, if any. In the reporting period there were no such asset impairments.

Subsequent expenses are capitalized if it is probable that they contribute future economic benefit, in excess to the performance of the existing asset.

Leased assets, which are acquired under a finance lease agreement and transfer the risks and opportunities incidental to ownership of the leased item to the lessee are capitalized in accordance with IAS 17 at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Depreciation is performed over the useful life. Payment obligations resulting from future lease payments are recognized as liability.

Assets obtained under all other lease and rent contracts are classified as operating lease and are assigned to the lessor or renter. Lease and rent payments are expensed.

Small value items with acquisition cost below EUR 400 are fully expensed in the acquisition period.

According to IAS 23 interest costs are recognised as expenses in the period in which they are incurred.

According to IAS 38 (Intangible Assets) research costs must not be capitalized and are expensed in the period incurred.

Development costs are normally also expensed when incurred. To capitalize such expenses it has to be reasonably probable that the development activities are generating future cash inflows, which not only cover the normal costs, but also cover the corresponding development costs. Furthermore there are several criteria as stated in IAS 38 to be fulfilled cumulatively for such development projects. Such criteria where neither met this year nor last year, thus no development costs were capitalized.

FINANCIAL INSTRUMENTS - Financial instruments are recognised at the settlement date in accordance with IAS 39. Financial assets comprise investment funds certificates which are used to cover personnel related provisions. These certificates are classified as available-for-sale and are measured in accordance with IAS 39 at their fair value without deduction of transaction costs. The fair value matches the market price at the balance sheet date.

Financial assets disclosed under current assets are measured in accordance with IAS 39 at the fair market price at the balance sheet date. Changes in value are reported in the profit and loss account.

INVENTORIES - Raw materials and other supplies are valued at the lower of acquisition costs and net realisable value. Cost of inventory is calculated by using the weighted average cost method.

Work in progress and finished goods are valued at the lower of cost of production and net realisable value. The production costs include all costs directly related to the item and indirect cost which are allocated through an overall costing rate. Cost of inventory is assigned by using the identified cost of the individual item. Risks resulting from the storage period or reduced usability are taken into account through an appropriate allowance.

The POC method according to IAS 11 is only applied to a few client specific construction-contracts. Contracts valued at percentage-of completion are disclosed as trade accounts receivable. The percentage of completion and the percentage of the contract profit realised at the balance sheet date are determined by the cost to cost method.

RECEIVABLES - In accordance with IAS 39 receivables are initially measured at the fair value of the consideration given. Other assets are measured at acquisition cost. Identifiable risks result in appropriate valuation adjustments.

The entity classifies cash at bank and in hand, bank deposits and investments with a maturity at the acquisition date of 90 days at maximum as cash and cash equivalents. These items are measured at their fair value (mark to market) at the balance sheet date. There were no restraints on disposal of such items at the balance sheet date.

GOVERNMENT GRANTS are related to investments in buildings on land not owned by the Datacon Group and to the accounting software of the Datacon Semiconductor Equipment GmbH. As set out in IAS 20 Government grants are set up as deferred income and recognised as income over the useful life of the corresponding asset.

PROVISIONS FOR EMPLOYEE BENEFITS are calculated by using the Projected Unit Credit Method as set out in IAS 19, whereby the corridor method is not applied. The interest rate was assumed at 5.5%. For the severance payment obligations a salary increase rate of 3.5% was assumed. For contractually granted pensions to the members of the Board of Directors the contractual 1.5% increase was taken into account, for pension agreements with other employees no increases are foreseen in the contract.

PROVISIONS - Other provisions were recognised in accordance with IAS 37 when the enterprise has a present obligation as a result of a past event. In the case of an uncertainty whether or not an obligation is currently existing, a provision was only recognised when it was more likely than not (>50%) at the balance sheet date that an obligation exists. Long term provisions were discounted when the interest component was material.

LIABILITIES - Liabilities are initially measured at the fair value of the consideration received. At the balance sheet date financial liabilities were measured at amortized cost. Liabilities resulting from finance lease agreements were measured at the present value of the minimum lease payments as set out in IAS 17 (Leases).

REVENUE RECOGNITION - Revenue is recognised when the risks are transferred (at the time the significant risks and rewards of ownership have passed) respectively when services are rendered. Interest income is recognised on a time proportion basis, taking into account the effective yield of the asset, royalties and rental revenue are also recognised on a time proportion basis.

For a few client specific contracts revenues are recognized in accordance with IAS 11 thus providing for the partial recognition of contract gains.

During the business year a sale and lease back contract has been exercised for two machines. The revenue from these sales is allocated over the term of the leasing contract. Financial obligations resulting from these transactions amount to TEUR 637 (prior year TEUR 0).

INCOME TAXES - The provision for current taxes include all tax obligations existing at the balance sheet date. In addition a deferred tax liability was recognised by using the balance sheet liability method as set out in IAS 12. All temporary differences between the tax basis of assets and liabilities and their carrying amount in the IAS accounts as well as differences resulting from the consolidation processes are included in the deferred tax liability applying the enacted tax rate.

Furthermore a deferred tax asset is recognised for all tax loss carry forwards, to the extent it is probable that they can be utilised.

The tax rate for the calculation of deferred taxes of local enterprises is 34%. Foreign group companies apply the respective local tax rates.

EARNINGS PER SHARE - Earnings per share were calculated by dividing the group profit for the period by the number of shares issued. Datacon Technology was transformed from a private to a public limited company only during the period 2001/02.

There are 10,000 shares with a nominal value of 100 EUR each share. With reference to the pre-tax income of TEUR - 3,483.8 negative earnings per share result at the amount of - 348.4 EUR/share (prior year 426 EUR/share). Based on the profit for the period (after taxes and minority interests) of TEUR - 2,952 earnings per share amount to - 293.8 EUR/share (prior year 121 EUR/share)

FOREIGN CURRENCY TRANSLATION - Financial statements of fully consolidated foreign subsidiaries are converted according to IAS 21 following the concept of the functional currency. For all companies the functional currency is the respective local currency, as the subsidiaries operate independently from a financial, economical and organizational point of view.

The balance sheet items are converted with the average foreign exchange rate as of the balance sheet date, with exception of shareholder's equity which is converted at historical rate. The income statement is converted with the annual average rate.

Differences resulting from the currency translation of balance sheet items of one year and the translation of prior years' balances as well as differences between the balance sheet and the income statement do not affect net income as they are taken directly to equity.

Differences arising from the roll-forward of the shareholder's equity in comparison with the first time consolidation are set off against reserves without affecting net income.

Differences due to the translation of monetary foreign currency positions in the individual financial statements resulting from exchange rate fluctuations between the recording of the transaction and the balance sheet date are taken to the income statement.

The exchange rates of significant foreign currencies have changed as follows:

           Average rate on balance sheet date                 Annual average rate
Currency      31 March 2003  31 March 2002     31 March 2003       31 March 2002
1 USD             1.0907            0.8729            0.9767              0.8845

1 HUF             246.35           243.635          244.5233            251.3502

100 JPY           129.37             115.9      not relevant            110.4146

1 HKD             8.4935            6.7995            7.6158              6.8758

1 SGD             1.9195      not relevant            1.7312        not relevant

1 KRW            1366.26      not relevant           1196.17        not relevant

Goodwill arising on the acquisition of a foreign entity is recorded at the exchange rate at the date of the initial consolidation.

HEDGING TRANSACTIONS / DERIVATIVE FINANCIAL INSTRUMENTS - In order to hedge the market risk for existing assets and liabilities as well as for deferred income and accrued expenses Datacon is using future contracts and swap transactions. The hedging transactions and the derivative financial instruments are measured in accordance with IAS 39 at fair market value. However, as of 31 March 2003 such financial instruments do not exist.

CONSOLIDATION PRINCIPLES - Capital consolidation is performed according to the benchmark-approach by offsetting the acquisition cost of the investment with the fair value of identifiable assets and liabilities assumed at the date of acquisition / date of foundation.

When offsetting intra-group receivables and payables for the consolidated financial statements, receivables from trade, loans and other receivables are matched with the corresponding payables and provisions of the consolidated group companies.

Revenues, expenses, gains and losses resulting from intra-group transactions have been set-off in course of the consolidation process.

Profits and losses from fixed asset transfers within the group are, if material eliminated affecting net income. Also material intra-group profits in group-inventories are eliminated.

Positive or negative differences resulting from initial consolidation are disclosed as goodwill or badwill and are amortized / dissolved regularly over the useful economic life. In addition the net book value of goodwill is reviewed for impairment every year at the balance sheet date. Reductions of future benefit are recorded as impairment.

ESTIMATES AND ASSUMPTIONS - The preparation of consolidated financial statements requires estimates and assumptions affecting the reported amounts of assets, provisions, liabilities and other contingencies as of the balance sheet date as well as the disclosure of earnings and expenses during the period under review. Actual future amounts can differ from those estimates.

NON-CURRENT AND CURRENT ASSETS AND LIABILITIES - Assets and liabilities with a remaining life up to one year are considered as current, whereas those with a maturity exceeding one year are classified as long-term. The determination of the maturity is effected at the respective balance sheet date.

II. NOTES TO THE CONSOLIDATED INCOME STATEMENT

OPERATING RESULT

(1) Sales

     in TEUR           2002/03        2001/02
-----------------      -------        -------
Contract revenues          631            555

Other revenues          40,928         61,109
                        ------         ------
TOTAL                   41,559         61,664
                        ======         ======

Contract revenues recognized result from contracts valued according to IAS 11.

(2) Other operating income

                in TEUR                      2002/03                2001/02
--------------------------------------       -------                -------
Income from the reversal of provisions        1,749                    386

Subsidies and grants                            294                    459

Income from the reversal of allowances        1,883                      -

Other                                         1,036                  2,270
                                              -----                  -----
TOTAL                                         4,962                  3,115
                                              =====                  =====

The income resulting from the reversal of provisions results from the adjustment of the basis of calculation for provisions for pensions which was exercised in the business year 2002/03 because of changes in the underlying contracts.

The income from the reversal of allowances resulted in connection with the termination of a strategic trade partnership.

(3) Amortization of goodwill

The item "amortization of goodwill" (TEUR 1,260, prior year TEUR 849) does not include any impairment expenses.

(4) Financial result

Interest income

               in TEUR                       2002/03      2001/02
--------------------------------------       -------      -------
Interest income and similar income             2,118          446

Interest expenses and similar expenses       - 1,003      - 1,415
                                             -------      -------
TOTAL                                          1,115        - 969
                                             =======      =======

Other financial income

                      in TEUR                          2002/03      2001/02
---------------------------------------------------    -------      -------
Exchange gains                                             821        1,227

Exchange losses                                        - 1,470        - 188

Income from investments in securities                       56           60

Expenses related of financial assets and securities    - 1,369            -
                                                       -------      -------
TOTAL                                                  - 1,962        1,099
                                                       =======      =======

(5) Taxes on income

Taxes on income are composed as follows:

              in TEUR                       2002/03       2001/02
---------------------------------           -------       -------
Tax expenses for the current year                27         3,788

Deferred tax expenses / benefit               - 557       - 1,850
                                              -----       -------
TOTAL                                         - 530         1,938
                                              =====       =======

A reconciliation of the tax burden using the Austrian corporate tax rate of 34% to the effective tax rate is as follows:

                    in TEUR                            2002/03      2001/02
--------------------------------------------------     -------      -------
Income before tax                                      - 3,484        4,257

Taxes on income calculated at the tax rate of 34 %     - 1,184        1,447

Foreign tax charges                                        556        - 328
Non-temporary differences

   Amortization of goodwill                                428          289
   Tax exemptions                                        - 118        - 136

   Adjustment for prior year taxes                           -        - 168

   Other permanent differences                             847          834
                                                       -------        -----
Actual tax expenses / benefit                              529        1,938
                                                       =======        =====
Effective tax rate                                        15.2%        45.5%
                                                       =======        =====

OTHER EXPLANATORY NOTES TO THE INCOME STATEMENT

The income statement of the DATACON - Group is drawn up using the function of expense (cost of sales) method. When using the nature of expense method the following personnel expenses and cost of materials would be reported.

Personnel expenses

                  in TEUR                      2002/03           2001/02
--------------------------------------------   -------           -------
Wages                                              308             1.232

Salaries                                        15,665            11,742

Expenses for social security and
payroll related taxes and contributions          3,908             3,430

Expenses for pensions and severance payments       362             1,520

Other expenses for employee benefits               474               403
                                               -------            ------
Total                                           20,717            18,327
                                               =======            ======

Cost of material and purchase services

          in TEUR                             2002/03      2001/02
--------------------------                    --------     -------
Cost of material                               18,139       19,653

Cost of purchased services                        737          887
                                               ------       ------
Total                                          18,876       20,540
                                               ======       ======

Amortization and depreciation of intangible assets and property, plant and equipment

Amortization of intangible fixed assets amounts to TEUR 332 (prior year TEUR
726), depreciation of property, plant and equipment amounts to TEUR 1,626 (prior year TEUR 1,416) and is allocated to the corresponding functions disclosed in the income statement by using internal cost rates.

III. NOTES TO THE CONSOLIDATED BALANCE SHEET

ASSETS

NON-CURRENT ASSETS

( 6 ) Goodwill

Goodwill is amortized over an expected the useful life time of 20 years. Total amortization expense is disclosed as a separate item in the income statement.

The recoverability of the goodwill amount for EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H. has been verified in the prior year on the basis of an internal business appraisal which was updated at the current year end. The valuation was made using the earnings method. Thus the company value corresponds to the present value of future net income, which is defined as the surplus of earnings and expenses. The future results were discounted to the date of valuation, which is 31 March 2003, using a risk-adapted capitalization-rate. As it is common practice for business appraisals, a two-phase model was applied, whereby phase I corresponds with the planning horizon of the company (from the year 2003 up to the year 2005), phase II is defined as a stable phase represented as a perpetual annuity. The present values of the net income in the two phases amount to EUR 4.1 mio for phase I and EUR 21.8 mio for phase II (income before tax EUR 3.85 mio) apllying a discount rate of 8.5% for phase I and 9.0% for phase II. The net book value of the goodwill is lower than the value as of 31 March 2003 when calculated as described. Therefore no additional impairment according to IAS 36 is necessary.

( 7 ) Intangible assets

The development of intangible assets is presented in detail on fixed-assets movement schedule which is an integrated part of the financial statements. The adjustment for currency translation relating to foreign group companies which results from the translation of assets with different exchange rates at the beginning of the year and at year-end, is also disclosed separately therein.

( 8 ) Property, plant and equipment

The development of Property, plant and equipment is presented in detail on the fixed-assets movement schedule as part of the consolidated financial statements. The adjustment for currency translation relating to foreign group companies which results from the translation of assets with different exchange rates at the beginning of the year and at year-end, is also disclosed separately therein.

Included in property, plant and equipment are leased assets, which are economically assigned to Datacon-Group because of the terms of the lease-agreements. Two machines acquired through a sale and lease back agreement are capitalized, the net book value as at the balance sheet date amounts to TEUR
637. The machines are depreciated over the term of the lease agreement to the agreed residual values.

( 9 ) Financial assets

The item "financial assets" consists of various investment funds certificates (TEUR 1,142, prior year TEUR 1,284) and the coverage amounts of insurances for pension obligations amounting to TEUR 1,861 (prior year TEUR 1,373). The stated certificates are available for sale according to IAS 39 and are reported at fair value which corresponds with the market value of the shares on the balance sheet date. The reduction of the fair value amounts to TEUR 136 in fiscal year 2002/03 (prior year TEUR 114). The accumulated reduction of the fair value amounts to TEUR 250 in 2002/03 (prior year TEUR 114).

( 10 ) Other receivables (non-current) and other assets

Non-current receivables amounting concern receivables with a maturity from 1 to 5 years from "Schweitzer + Zeindl Vermogensverwaltungs OEG" (a related party). These receivables are categorized according to IAS 39 as originated by the company.

( 11 ) Deferred tax assets

The deferred tax assets refer to assets with a tax base higher than the amounts reported in the consolidated financial statements or liabilities with a tax base lower than the amount reported in the consolidated financial statements.

Significant amounts included concern the tax loss carry-forwards (TEUR 829), provisions for pensions and severance payments (TEUR 328; prior year TEUR 523), leasing contracts (TEUR 60), valuation of liabilities (TEUR -143) as well as valuation adjustments because of the percentage of completion method (TEUR -134). The amounts disclosed in the prior year financial statements concerned the provisions for pensions and severance payments of Datacon Technology AG with an amount of TEUR 523.

CURRENT ASSETS

( 12 ) Inventories

Inventories are classified in detail as follows:

         in TEUR               2002/03     2001/02
--------------------------     -------     -------
Raw materials and supplies      10,364       9,665
Work in progress                 5,784       5,159
Finished goods                   6,173       6,198
On-account payments made           283         554
                               -------     -------
TOTAL                           22,604      21,576
                               =======     =======

Provisions amounting to TEUR 455 (p/y TEUR 441) were deducted from inventories. Thereof TEUR 215 concern raw materials and supplies and TEUR 240 finished goods.

( 13 ) Trade accounts receivable

Trade accounts receivable include allowances for bad debt amounting to TEUR 127 (prior year TEUR 1,623). Furthermore this item contract receivables amounting to TEUR 630 (prior year TEUR 875) for which profits were partially realised in accordance with IAS 11. The unrealized profit from these orders amounts to TEUR 394 (prior year TEUR 555).

LIABILITIES AND SHAREOLDER'S EQUITY

( 14 ) Shareholder's Equity

The composition of and changes in shareholder's equity is disclosed in a separate statement (Consolidated Statement of Changes in Shareholders' Equity).

Common Stock

The common stock consists of 10,000 bearer shares with a nominal value of EUR 100 each.

( 15 ) Minority interest

Minority interest has changed as follows:

                            in TEUR                                 2002/03     2001/02
---------------------------------------------------------------     -------     -------
Minority interest as of 1 April                                         747       5,291
Adjustment for prior periods                                              -     - 1,417
Dividend distribution to minority shareholders                            -     - 3,606
Minority interest in result of the year                                - 16       1,113
Increase of group share due to acquisition of minority interest           -       - 634
                                                                    -------     -------
Minority interest as of 31 March                                        731         747
                                                                    =======     =======

Last year's prior period adjustment resulted from a recalculation of goodwill and the minority share in EuroTec based upon the estimation adjustment of the consideration due to former shareholders.

NON-CURRENT LIABILITIES

( 16 ) Provisions for pensions and severance payments

Provisions for pensions

Direct pension obligations exist at the Austrian group companies as well as with EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H for the members of the Management Board and additional persons based on individual contracts.

The parameters used for the calculation in accordance with the Projected Unit Credit Method were as follows:

                                     AVO 1999 von Pagler & Pagler
Biometrical actuarial assumptions    "Angestellten-Generationen"
---------------------------------    ----------------------------
Assumed rate of interest             5.5% pa
Rate of compensation increase        3.5% pa
Rate of pension increase             1.5% pa

According to the contractual agreements, compensation and pensions increases are only applicable to the members of the Management Board.

Provisions for severance payments

Austrian employment regulations provide obligatory termination indemnities to laid-off or retired employees. The amount payable is dependent on the duration of the employment and the monthly remuneration at the end of the employment.

The parameters used for the calculation in accordance with the Projected Unit Credit Method were as follows:

                                      AVO 1999 von Pagler & Pagler
Biometrical actuarial assumptions     "Angestellten-Generationen"
---------------------------------     ----------------------------
Assumed rate of interest              5.5% p.a.
Rate of compensation increase         3.5% p.a.
Retirement age                        62 years*

----------

* The increase of the retirement age for early retirement for entitled females as of 2019 has been considered.

The movement of the provision for pensions and severance payments for the reporting period is as follows:

                         in TEUR                                2002/03   2001/02
-------------------------------------------------------------   -------   -------
Present value of severance and pension payments as of April 1     3,932     3,952
Service costs                                                       709     1,520
Interest costs                                                      217       217
Less severance and pension payments made                          - 636     - 705
                                                                -------   -------
Recorded provision as of 31 March                                 4,222     4,984
                                                                =======   =======

Interest and service costs are reported as a part of pensions cost of the relevant cost center.

( 17 ) Liabilities to banks (non-current)

Long term financial liabilities consist of bank loans denominated in Yea and amounting to TEUR 6,749 (prior year TEUR 0) and are measured at their fair value. Exchange gains which amounted to TEUR 189 (prior year TEUR 562) were reported in the income statement. Accumulated gains at the balance sheet date amount to TEUR 751 (prior year TEUR 562). The interest charge is 1.0% (prior year 0.875%).

Further, there is a ERP-investment-loan, KZE-Nr: 6902.0153/01 dated 12 April 2002, which was obtained in course of the ERP-internationalisation program amounting to TEUR 934 (loan facility). The loan which is to support the investments of Datacon Hungary Termelo Kft matures in 2008', interest rate is fixed at 1.5% up to 31 December 2003 and at 2.45% thereafter.

For the expansion of the "Die-Bonder" production, the set-up of a competence center, the extension of the R&D department and the implementation of new technologies ("Flip Chip") another ERP - investment-loan (KZE-Nr.1002.0122/01) was granted on 16 July 2001 amounting to TEUR 1.200 (loan facility). The term of the loan is up to 2009, interest rates are fixed at 1.5% till 31 December 2004 and at 2.95% for the subsequent periods. In the fiscal year 2003/04 TEUR 100 (prior year TEUR 0) of the principle amount are due for repayment.

                                                                 due           due
                                                                within        after
in TEUR                                      total amount     1 - 5 year     5 years
----------------------------------------     ------------     ----------     -------
ERP-investment-loan KZE-Nr. 1002.0122/01            1,100            800         300
       prior year                                   1,200            800         400
ERP-investment loan KZE-Nr. 6902.0153/01              934            817         117
       prior year                                       -              -           -
Yen-loans                                           6,749          3,214       3,535
       prior year                                       -              -           -
                                             ------------     ----------     -------
Total                                               8,783          4,831       3,952
       prior year                                   1,200            800         400

( 18 ) Other non-current liabilities

Other non-current liabilities refer to liabilities against the Support-fund of the country of Tyrol (Forderungsfonds des Landes Tirol).

The interest rate for subsidised loans amounts between 2% and 3%.

( 19 ) Deferred tax liabilities

The deferred taxes liabilities are accounted for tax-deductable general provisions at EuroTec Technologische Entwicklungs- und Vertriebsgesellschaft m.b.H. and Datacon Asia Ltd., which are not to be recognized in the consolidated financial statements.

CURRENT LIABILITIES

( 20 ) Liabilities to banks (current)

Current liabilites to banks bear an interest rate of 3.75% and 4.0%.

( 21 ) Other current payables

Other current payables include payables amounting to TEUR 637 resulting from a sale and leaseback agreement with a remaining term of 17 respectively 9 months which were not discounted because of the short-term nature.

( 22 ) Other current provisions

The movement of other current provisions was as follows:

     in TEUR          31 March 2002    used    reverse    provided    31 March 2003
------------------    -------------    ----    -------    --------    -------------
Guarantees                      137       -         94           -               43
Extra-remuneration              471     471                    502              502

Others                          206     206          -         316              316
                      -------------    ----    -------    --------    -------------
Total                           814     677         94         818              861
                      =============    ====    =======    ========    =============

IV. NOTES TO THE CONSOLIDATED CASH-FLOW STATEMENT

The cash-flow statement of DATACON-Group provides information on the changes in cash and cash equivalents of DATACON-Group during the fiscal year due to cash inflows and outflows.

The cash-flow statement differs between cash-flows resulting from operating activities, investing activities and financing activities.

Cash-flow resulting from operating activities is derived using the indirect method. Under this method the income before tax is adjusted for the effects of non-cash expenses and income. Such amount plus the changes in net-working capital (excluding cash and cash equivalents) reveal the cash-flow from operating activities. The cash-flows from investing activities and from financing activities are calculated according to IAS 7 using the direct approach.

Cash outflows from interest payments are reported under cash-outflows resulting from operating activities whereas cash inflows from interest payments received are reported under investing activities. Normally all interest expenses and income (with exception of interest components concerning provisions for pensions and severance payments) are effected in cash.

( 23 ) Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and in hand as well as deposits with banks only.

( 24 ) Disbursements for the acquisition of property, plant and equipment

In the reporting period property, plant and equipment amounting to TEUR 2,445 (prior year TEUR 2,920) were acquired, thereof TEUR 1,709 (prior year TEUR 2,920) where paid in cash.

( 25 ) Disbursements for the acquisition of subsidiaries in prior years

The disbursements of TEUR 8,425 (prior year 7,670) refer to remaining payments for the acquisition of the shares in EuroTec.

V. FINANCIAL RISK MANAGEMENT (GROUP TREASURY)

Financial Instruments

Financial instruments are transactions based on contractual agreements that give rise to the right to receive cash and cash equivalents. According to IAS 32 and IAS 39 financial instruments comprise primary financial instruments such as trade accounts receivable and payable and also other financial assets or liabilities. The definition also comprises derivative financial instruments, which are financial instruments whose value changes in respond to a specified interest rate or price, that requires no or only little initial net investment and that are settled at a future date. Derivate financial instruments are primarily used for transactions to hedge the risk exposures resulting from changes of foreign currency exchange rates and interest rates.

Primary financial instruments

Primary financial instruments existing in the group, which are exposed to a credit risk are: receivables, cash at bank and in hand, financial assets and other marketable securities.

Derivative financial instruments

The Datacon Group receives for its sales in the United States and in Asia U.S.$ as invoicing currency. However there is only a small amount of costs in U.S.$. For this reason, there is a steady cash surplus in U.S.$, which is to be hedged with adequate financial instruments. Hedging with derivatives is only reasonable, if there is a clear opinion in the market about future developments of the currency (in this case U.S.$). However, the situation and development at the beginning of 2003 was more than inhomogeneous. The strong rise of the Euro was hardly fundamentally justified and the development in the immediate future was completely unstable. Consequently, there were no hedging instruments uses as at the balance sheet date. Should the market trend become clearer, we will for sure use again derivative financial instruments in order to hedge our currency risk.

Interest rate risk

For financial assets the risk of changes in market interest rates exits with fixed interest rate securities. Since the securities could be sold easily the risk of interest rate changes is considered to be not material.

On the liability side the interest rate risk relates to bank-liabilities. Due to the current market interest rates and the expectations about the future development of market interest rates no hedge transactions have been entered into as at the balance sheet date.

The carrying amount of the bank liabilities as of 31 March 2003 mainly corresponds with the fair value based on present interest rates.

Currency risk

There where no forward exchange contracts at the balance sheet date.

Approximately 20% of total sales are billed in USD. Therefore sales may fluctuate due to changes in foreign currency exchange rates.

Fair value

The carrying amount of cash at bank and in hands, bank deposits, receivables and other assets and trade accounts payable as well as other current liabilities and provisions are considered as appropriate estimations of their fair value due to their short term nature.

Acquisition cost and the fair market value of the marketable securities included in current and non-current assets as at 31 March 2003 are set out below:

31 MARCH 2003                      Acquisition                          Unrealized
in TEUR                                cost          Fair value       Gains/losses
----------------------------       -----------       ----------       ------------
Non-current financial assets
Investment fund certificates             1,392            1,142              - 250

CURRENT FINANCIAL ASSETS
Investment fund certificates
 and securities                              0                0                  0
                                   -----------       ----------       ------------
TOTAL                                    1,392            1,142              - 250
                                   ===========       ==========       ============

MARCH 31, 2002                     Acquisition                         Unrealized
in TEUR                                cost          Fair value       gains/losses
----------------------------       -----------       ----------       ------------
Non-current financial assets
Investment fund certificates             1,398            1,284              - 114

CURRENT FINANCIAL ASSETS
Investment fund certificates
 and securities                             43               43                  0
                                   -----------       ----------       ------------
TOTAL                                    1,441            1,327              - 114
                                   ===========       ==========       ============

The current financial assets in the prior year financial statement were solely deriving from EuroTec. The market value reflected the figures of the balance sheet date 31 December 2000.

VI. OTHER DISCLOSURES

Number of personnel

                                                On average
                                         of the reporting period
The DATACON Group - employed:            2002/03         2001/02
Employees                                    437             380
   Thereof blue collar workers:                8              34
   Thereof white collar workers:             429             346

Apprentices                                   10              13

The calculation was based on full-time employments.

Related party transactions:

Buildings on land not owned by the DATACON Group are located on land which is owned by the Schweitzer + Zeindl Vermogensverwaltungs OEG, which is a related party.

Related rental expenses for the Group accounted for TEUR 140 (prior year TEUR
215).

The corresponding amounts of the open items are as follows:

                                  Business year 2002/03            Business year 2001/02
        in TEUR             Receivables     Liabilities     Receivables     Liablilities
-----------------------     -----------     -----------     -----------     ------------
Schweitzer & Zeindl OEG             400               0           1,169            1,000

Furthermore interest income related to the loan granted to Schweitzer + Zeindl OEG amounted to TEUR 12 (prior year TEUR 40).

All transactions with related parties were effected at arm's length principle.

Other financial obligations:

The following obligations related to long term rental contracts and operating lease contracts exist in connection with land and cars:

                in TEUR                           31 March 2003       31 March 2002
-------------------------------------------       -------------       -------------
Minimum amount of rental and lease payments
due within
   up to 1 year                                           1,048                 751
   more than 1 year but less than 5 years                 2,853               2,566
   more than 5 years                                      2,502                   0

Rental expenses for the business year 2002/03 amounted to TEUR 708 (prior year TEUR 504).

Disclosures concerning the Boards and Group management:

Compensation for the members of the Managing Board and Managing Directors amounted to TEUR 1,301 (prior year TEUR 1,396). Remuneration for the Supervisory Board amounted to TEUR 26 (prior year TEUR 0).

Expenses for severance payments:

                 in TEUR                          2002/03      2001/02
--------------------------------------------      -------      -------
for members of the Managing Board,
 managing directors and managerial employees          118        - 164
for other employees                                   212         - 37
                                                  -------      -------
TOTAL                                                 330        - 201
                                                  =======      =======

Expenses for pensions

                 in TEUR                          2002/03      2001/02
--------------------------------------------      -------      -------
for members of the Managing Board,
 managing directors and managerial employees        - 250           93
for other employees                                   282        1,628
                                                  -------      -------
TOTAL                                                  32        1,721
                                                  =======      =======

The members of the Managing Board during the business year 2003/04 were:

      Mr. Ing. Karl Schweitzer
      Mr. Ing. Gerhard Zeindl
      Mr. Helmut Rutterschmidt

The members of the Supervisory Board during the business year 2003/04 were:

      Mr. Herbert Schrettl (chairman)
      Mr. GenDir. DI Dr. Heinrich Scherfler (vice-chairman)
      Mr. Dr. Stefan Geiler
      Mr. Manfred Uberreiter

Events subsequent to the balance sheet date:

In the business year 2003/2004 the remaining 25% minority interest of EuroTec Technologische Entwicklungs- und Vertriebsges.mbH was acquired at nominal value with retroactive effect as of April 1, 2003.

Radfeld, 8 July 2003

                               The Managing Board:

Ing. Karl Schweitzer m.p.   Ing. Gerhard Zeindl m.p.   Helmut Rutterschmidt m.p.

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                                   THE ISSUER

                        BE SEMICONDUCTOR INDUSTRIES N.V.
                                  Marconilaan 4
                                 5151 DR Drunen
                                 the Netherlands

                                 LEGAL ADVISERS

To the Issuer as to Dutch law    To the Issuer as to English law     To the Issuer as to U.S. law
     other than taxation

        STIBBE N.V.                       HERBERT SMITH             WILMER CUTLER PICKERING HALE
        Stibbetoren                       Exchange House                    AND DORR LLP
    Strawinskylaan 2001                  Primrose Street                  60 State Street
     1077 ZZ Amsterdam                   London EC2A 2HS            Boston, Massachusetts 02109
      the Netherlands                     United Kingdom                   United States

                   To the Issuer as to Dutch taxation matters

                         BAKER & MCKENZIE AMSTERDAM N.V.
                                 Leidseplein 29
                                1017 PS Amsterdam
                                 the Netherlands

To the Lead Manager and Bookrunner            To the Lead Manager and Bookrunner
         as to Dutch law                          as to English and U.S. law

FRESHFIELD BRUCKHAUS DERINGER                   FRESHFIELD BRUCKHAUS DERINGER
       Apollolaan 151                                 65 Fleet Street
      1077 AR Amsterdam                              London EC 4Y 1 HS
       the Netherlands                                 United Kingdom

                             AUDITORS OF THE COMPANY

                                KPMG ACCOUNTANTS
                                Pettelaarpark 34
                            5216 PD `s-Hertogenbosch
                                 the Netherlands

                  REGISTRAR, CONVERSION AGENT AND PAYING AGENT

                                  ING BANK N.V.
                              Van Heenvlietlaan 220
                                1083 CN Amsterdam
                                 the Netherlands

                        SOLE LEAD MANAGER AND BOOKRUNNER

                   MORGAN STANLEY & CO. INTERNATIONAL LIMITED
                                 25 Cabot Square
                                  Canary Wharf
                                 London E14 4QA
                                 United Kingdom